As filed with the Securities and Exchange Commission on February 14, 2005

Registration No. 333-121121

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

(Amendment No. 1)

North Penn Bancorp, Inc.

(Name of small business issuer in its charter)

Pennsylvania	6035	20-1882440
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

216 Adams Avenue, Scranton, Pennsylvania 18503-1692 (570) 961-0345

(Address and telephone number of principal executive offices)

(Address of principal place of business or intended principal place of business)

Frederick L. Hickman

President and Chief Executive Officer

North Penn Bancorp, Inc.

216 Adams Avenue

Scranton, Pennsylvania 18503-1692

(570) 961-0345

(Name, address and telephone number of agent for service)

Copies to:

Joseph G. Passaic, Jr., Esq.

Corey D. O’Brien, Esq.

Patton Boggs LLP

2550 M Street, N.W.

Washington, DC 20037

(202) 457-6000

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit1	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.10 par value per share	2,246,002	$10	$22,460,020	$2,846(2)
Participation Interests	(3)	—	$168,092	$(4)

1.	Estimated solely for the purpose of calculating the registration fee under Rule 457(o).

2.	The registration fee of $2,846 was previously paid upon the initial filing of the Form SB-2 on December 10, 2004.

3.	The securities of North Penn Bancorp to be purchased by North Penn Bank 401(K) plan (the “Plan”) are included in the amount shown for common stock.

4.	No separate fee is required for the participation interests, in accordance with Rule 457(h)(2) of the Securities Act, as amended. The registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INTERESTS IN

NORTH PENN BANK

SAVINGS & PROFIT SHARING PLAN AND TRUST

AND

OFFERING OF                  SHARES OF

NORTH PENN BANCORP, INC. COMMON STOCK

This prospectus supplement relates to the offer and sale to participants in the North Penn Bank Savings & Profit Sharing Plan and Trust (the “401(k) Plan”) of participation interests and shares of common stock of North Penn Bancorp, Inc. (the “Company”) in connection with the Company’s initial public offering.

401(k) Plan participants may now direct the trustee of the 401(k) Plan to use their current account balances to subscribe for and purchase shares of Company common stock through a new investment fund, the North Penn Bancorp, Inc. Stock Fund. Based upon the value of the 401(k) Plan assets as of December 31, 2004, the trustee of the 401(k) Plan may purchase up to              shares of Company common stock, assuming a purchase price of $         per share. This prospectus supplement relates to the election of 401(k) Plan participants to direct the trustee of the 401(k) Plan to their existing 401(k) Plan accounts in Company common stock, as offered in the Company’s initial public offering.

The prospectus dated         , 2005 of North Penn Bancorp, Inc., which accompanies this prospectus supplement, includes detailed information regarding the offering of shares of Company common stock and the financial condition, results of operations and business of the Company. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

Please refer to “ Risk Factors” beginning on page          of the prospectus.

Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, Pennsylvania Department of Banking, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by the Company of participation interests or shares of common stock under the 401(k) Plan to participants in the 401(k) Plan during the stock offering. No one may use this prospectus supplement to re-offer or resell interests or shares of common stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the prospectus. The Company has not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of the Company or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is             , 2005.

THE OFFERING

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan. Given the offering price of $10.00 per share, the trustee may acquire up to              shares of the Company common stock for the North Penn Bancorp, Inc. Stock Fund. The participation interests offered under this prospectus supplement are conditioned on the completion of the Reorganization and Stock Offering of the Company. Certain subscription rights and purchase limitations also govern your investment in the North Penn Bancorp, Inc. Stock Fund in connection with the Reorganization and Stock Offering. See: Persons Who Can Order Stock in the Offering” and “Purchase Limitations” in the prospectus accompanying this prospectus supplement for further discussion of these subscription rights and purchase limitations.

This prospectus supplement contains information regarding the 401(k) Plan. The prospectus contains information regarding the Reorganization and Stock Offering and the financial condition, results of operations and business of the Company. The address of the principal executive office of is 216 Adams Avenue, Scranton, Pennsylvania 18503. The telephone number of North Penn Bank is (570) 344-6113.

Election to Purchase North Penn Bancorp, Inc. Common Stock in the Reorganization and Stock Offering

In connection with the Reorganization and Stock Offering of the Company, you may direct the trustee of the 401(k) Plan to transfer all or part of the funds that represent your current beneficial interest in the assets of the 401(k) Plan to the North Penn Bancorp, Inc. Stock Fund. In connection with this transaction, the 401(k) Plan trustee will subscribe for North Penn Bancorp, Inc. common stock offered for sale at $10 per share in connection with the Reorganization and Stock Offering in accordance with each participant’s direction.

After you submit your order, the funds that you elect to transfer to the Stock Fund will be transferred to the Plan’s money market fund before being used to purchase stock upon the closing of the Reorganization. If there is not enough common stock in the Reorganization and Stock Offering to fill all subscriptions, the common stock will be apportioned and the trustee for the 401(k) Plan may not be able to purchase any or all of the common stock you requested. In such a case, all or a portion of the funds you elected to transfer into the Stock Fund will not be used to purchase common stock, and will remain in the money market fund. After the close of the Reorganization and Stock Offering, you may reinvest the funds held in the money market among the Plan’s other investment funds, including the Stock Fund.

Persons who may Purchase North Penn Bancorp, Inc. Common Stock in the Reorganization and Stock Offering

Plan participants may direct a transfer of funds to the North Penn Bancorp, Inc. Stock Fund. However, your transfer directions are subject to subscription rights and purchase priorities. Your order for shares will be filled based on your purchase priority. North Penn Bancorp, Inc. has granted rights to subscribe in the Subscription Offering to the following persons in the following order of priority: (1) persons with deposits in North Penn Bank with balances aggregating $50 or more as of September 30, 2003; (2) our tax-qualified benefit plans, specifically our employee stock ownership plan; (3) persons with deposit balances aggregate $50 or more in North Penn Bank as of December 31, 2004; and (4) persons with deposits as of [Record Date]. If you fall into one of the above Subscription Offering categories, you may use funds in your 401(k) Plan account to pay for your purchase of shares of North Penn Bancorp, Inc. common stock. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the Subscription Offering, we may offer shares in a Community Offering. If we offer shares in a Community Offering, the following persons would not have rights to subscribe in the Subscription Offering but would have the opportunity to purchase shares in the Community Offering in the following order of priority: (1) persons who are residents of Lackawanna and Monroe Counties, Pennsylvania; and (2) members of the general public. If you fall into one of those categories, you may use funds in your 401(k) account to place an order in the Community Offering.

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In addition to or instead of using funds allocated to your 401(k) plan accounts, you may purchase shares of common stock using other funds. If you are eligible to place an order in the Subscription Offering, you have received or will soon receive stock offering materials in the mail, including a Stock Order Form. If you choose to place an order for stock in the offering using funds other than those in your 401(k) Plan accounts, you must complete and submit the Stock Order Form to the Stock Information Center by the deadline indicated on that form,         , 2005.

The limitations on the total amount of common stock that you may purchase in the offering, as described in the prospectus (see “Limitations on Purchases of Shares”) will be calculated based on the aggregate amount that you subscribed for in the offering consisting of (a) the amount subscribed for with funds in your 401(k) Plan accounts and (b) the amount subscribed for in the offering outside of the 401(k) Plan using a Stock Order Form. Whether you place an order through the 401(k) Plan, outside of the Plan, or both, the determination of how many shares of stock you will receive if the offering is oversubscribed will be made in accordance with a formula based on your purchase priority and the share allocation priorities described in the prospectus. For example, if oversubscription occurs in the first priority category (i.e., persons with $50 or more on deposit at North Penn Bank as of October 31, 2003), only subscribers in this category will receive shares in the offering. If you were eligible to subscribe in the first category, your order placed outside the 401(k) Plan and your 401(k) Plan order would be considered in the allocation calculation. If, as a result of the calculation, you are allocated insufficient shares to fill both your orders, available shares will be allocated between your orders on a pro rata basis.

Value of Participation Interests

As of December 31, 2004, the market value of the assets of the 401(k) Plan equaled approximately $198,740.40. The plan administrator has informed each participant of the value of his or her beneficial interest in the 401(k) Plan. The value of 401(k) Plan assets represents past contributions made to the 401(k) Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals and loans.

Method of Electing to Purchase Stock in the Offering

Enclosed is a form for you to direct a transfer to the North Penn Bancorp, Inc. Stock Fund (the “Investment Form”). If you wish to transfer all, or part, of your beneficial interest in the assets of the 401(k) Plan to the North Penn Bancorp, Inc. Stock Fund, you should complete the Investment Form. If you do not wish to invest in the Stock Fund through the 401(k) Plan, you do not need to take any action.

Deadline to Deliver Investment Form; Questions

You must submit your Investment Form for the North Penn Bancorp, Inc. Stock Fund by the deadline of 5:00 p.m. on                  , 2005. You should submit the Investment Form to the Human Resources Department and keep a copy of the form for your records. Please call Bridget Orue at (570) 344-6113 if you have any questions.

Irrevocability of Transfer Direction

Once you submit your Investment Form, you cannot change your directions to transfer amounts credited to your accounts under the 401(k) Plan to the North Penn Bancorp, Inc. Stock Fund. You may change your investments in other investment funds under the 401(k) Plan in accordance with the terms of the plan. Following the closing of the Reorganization and Stock offering and the initial purchase of units in the North Penn Bancorp, Inc. Stock Fund, and subject to the terms and requirements of the 401(k) Plan, you may direct the investment of additional funds into the Stock Fund, which will continue to be an investment option under the 401(k) Plan. The market price of the common stock may be more or less than $10 per share. Special restrictions may apply to participants who are officers or directors of North Penn Bancorp, Inc. and who are subject to Section 16 of the Securities Exchange Act of 1934.

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Direction to Purchase the Common Stock After the Conversion

After the conversion is completed, you may direct the trustee of the 401(k) Plan to transfer a certain percentage (in multiples of not less than 1%) of the net value of your interests in the trust fund to the Employer Stock Fund or to the other investment funds available under the 401(k) Plan. Alternatively, you may direct the trustee of the 401(k) Plan to transfer a certain percentage of your interest in the Employer Stock Fund to the trust fund and invested in another investment fund in accordance with the terms of the 401(k) Plan. You may direct the trustee to invest future contributions made to the 401(k) Plan on your behalf in the Employer Stock Fund or any of the other funds available under the 401(k) Plan. Special restrictions may apply to transfers directed by those participants who are officers, directors and principal shareholders of North Penn Bank who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934.

Purchase Price of North Penn Bancorp, Inc. Common Stock

The trustee will use the funds transferred to the North Penn Bancorp, Inc. Stock Fund to purchase shares of North Penn Bancorp, Inc. common stock in the Reorganization and Stock Offering. The trustee will pay $10.00 per share for North Penn Bancorp, Inc. common stock, the same price as all other persons who purchase shares of North Penn Bancorp, Inc. common stock in the offering.

Nature of a Participant’s Interest in North Penn Bancorp, Inc. Common Stock

The trustee will hold North Penn Bancorp, Inc. common stock in the name of the 401(k) Plan. The trustee will credit units of the North Penn Bancorp, Inc. Stock Fund shares of common stock acquired at your investment direction to your account under the 401(k) Plan.

Voting and Tender Rights of North Penn Bancorp, Inc. Common Stock

The trustee generally will exercise voting and tender rights attributable to all North Penn Bancorp, Inc. common stock held by the North Penn Bancorp, Inc. Stock Fund, as directed by participants with interests in the North Penn Bancorp, Inc. Stock Fund. With respect to each matter as to which holders of North Penn Bancorp, Inc. common stock have a right to vote, you will have voting instruction rights that reflect your proportionate interest in the North Penn Bancorp, Inc. Stock Fund. The number of shares of North Penn Bancorp, Inc. common stock held in the North Penn Bancorp, Inc. Stock Fund voted for and against each matter will be proportionate to the number of voting instruction rights exercised. If there is a tender offer for North Penn Bancorp, Inc. common stock, the 401(k) Plan allots each participant a number of tender instruction rights reflecting the participant’s proportionate interest in the North Penn Bancorp, Inc. Stock Fund. The percentage of shares of North Penn Bancorp, Inc. common stock held in the North Penn Bancorp, Inc. Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights exercised in favor of the tender offer. The remaining shares of North Penn Bancorp, Inc. common stock held in the North Penn Bancorp, Inc. Stock Fund will not be tendered. The 401(k) Plan provides that participants will exercise their voting instruction rights and tender instruction rights on a confidential basis.

DESCRIPTION OF THE 401(K) PLAN

Introduction

North Penn Bank originally adopted the 401(k) Plan effective September 1, 2001 whereby the Company became a participating employer in the Financial Institutions Thrift Plan, a multiple employer plan intended to qualify under Section 401(a) of the Internal Revenue Code. The 401(k) Plan was subsequently amended and restated, most recently, to be effective March 1, 2005. North Penn Bank intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended, or “ERISA.” North Penn Bank may change the 401(k) Plan from time to time in the future to ensure continued compliance with these laws. North Penn Bank may also amend the 401(k) Plan from time to time in the future to add, modify, or eliminate certain features of the plan, as it sees fit. Federal law provides you with various rights and protections as a participant in the 401(k) Plan, which is governed by

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ERISA. However, the Pension Benefit Guaranty Corporation does not guarantee your benefits under the 401(k) Plan.

Reference to Full Text of the Plan. The following portions of this prospectus supplement summarize the material provisions of the 401(k) Plan. North Penn Bank qualifies this summary in its entirety by reference to the full text of the 401(k) Plan. You may obtain copies of the full 401(k) Plan document including any amendments to the plan and a summary plan description, by contacting the Human Resources Department. You should carefully read the 401(k) Plan documents to understand your rights and obligations under the plan.

Eligibility and Participation

Eligible employees of North Penn Bank who have attained age 21 and completed 1 month of employment with North Penn Bank may begin to make pre-tax salary deferrals into the 401(k) Plan as of the earlier of the January 1st or July 1st coinciding with or next following the date they have satisfied the eligibility requirements.

As of December 31, 2004, 19 active employees and 6 former employees participated in the 401(k) Plan.

Contributions Under the 401(k) Plan

Employee Pre-Tax Salary Deferrals. Subject to certain IRS limitations, the 401(k) Plan permits each participant to make pre-tax salary deferrals to the 401(k) Plan each payroll period of up to 20% of the participant’s pay. For purposes of the 401(k) Plan, a participant’s “pay” is defined as a participant’s salary reportable on IRS Form W-2, including salary elective deferrals and excluding compensation paid while not a participant in the 401(k) Plan. Participants may change their rate of pre-tax deferrals on the first day of January and July by completing a form and submitting it to the Human Resources Department.

North Penn Bank Matching Contributions. The 401(k) Plan provides that North Penn Bank will make matching contributions on behalf of each participant equal to 50% of a participant’s elective deferrals to the 401(k) Plan up to 6% of a participant’s salary. North Penn Bank makes matching contributions only for those participants who make elective deferrals to the 401(k) Plan. If a participant stops making deferrals to the 401(k) Plan, North Penn Bank will cease its matching contributions on the participant’s behalf.

Rollover Contributions. North Penn Bank allows employees who receive a distribution from a previous employer’s tax-qualified employee benefit plan to deposit that distribution into a Rollover Contribution account under the 401(k) Plan, provided the rollover contribution satisfies IRS requirements.

Limitations on Contributions

Limitation on Employee Salary Deferrals. Although the 401(k) Plan permits you to defer up to a specified percentage of your pay, by law your total deferrals under the 401(k) Plan, together with similar plans, may not exceed $14,000 for 2005. Employees who are age 50 and over may also make additional, “catch-up” contributions to the plan, up to a maximum of $4,000 for 2005. The Internal Revenue Service periodically increases these limitations. A participant who exceeds these limitations must include any excess deferrals in gross income for federal income tax purposes in the year of deferral. In addition, the participant must pay federal income taxes on any excess deferrals when distributed by the 401(k) Plan to the participant, unless the plan distributes the excess deferrals and any related income no later than the first April 15th following the close of the taxable year in which the participant made the excess deferrals. Any income on excess deferrals distributed before such date is treated, for federal income tax purposes, as earned and received by the participant in the taxable year of the distribution.

Limitation on Annual Additions and Benefits. As required by the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (annual additions) credited to a participant during any year under all defined contribution plans of North Penn Bank (including the 401(k) Plan and the proposed North Penn Bank Employee Stock Ownership Plan) may not exceed the lesser of 100% of the participant’s annual compensation or $42,000 for 2005.

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Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of pre-tax and matching contributions that may be made to the 401(k) Plan in any year on behalf of highly compensated employees, in relation to the amount of pre-tax and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. If pre-tax and matching contributions exceed these limitations, the plan must adjust the contribution levels for highly compensated employees.

In general, a highly compensated employee includes any employee who (1) was a five percent owner of the sponsoring employer at any time during the year or the preceding year, or (2) had compensation for the preceding year in excess of $95,000 and, if the sponsoring employer so elects, was in the top 20% of employees by compensation for such year. The preceding dollar amount applies for 2005, and may be adjusted periodically by the IRS.

Top-Heavy Plan Requirements. If the 401(k) Plan is a Top-Heavy Plan for any calendar year, North Penn Bank may be required to make certain minimum contributions to the 401(k) Plan on behalf of non-key employees. In general, the 401(k) Plan will be treated as a “Top-Heavy Plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of Key Employees exceeds 60% of the aggregate balance of the accounts of all employees under the plan. A Key Employee is generally any employee who, at any time during the calendar year or any of the four preceding years, is:

(1)	an officer of North Penn Bank whose annual compensation exceeds $130,000;

(2)	a 5% owner of the employer, meaning an employee who owns more than 5% of the outstanding stock of North Penn Bank, or who owns stock that possesses more than 5% of the total combined voting power of all stock of North Penn Bank; or

(3)	a 1% owner of the employer, meaning an employee who owns more than 1% of the outstanding stock of North Penn Bank, or who owns stock that possesses more than 1% of the total combined voting power of all stock of North Penn Bank, and whose annual compensation exceeds $150,000.

The foregoing dollar amounts are for 2005.

401(k) Plan Investments

All amounts credited to your accounts under the Plan are held in trust. A trustee appointed by North Penn Bank’s Board of Directors administers the trust.

The Plan currently offers you the following investment choices:

1.	International Stock Fund

2.	Nasdaq 100 Index Fund

3.	Russell 2000 Stock Fund

4.	S&P MidCap Stock Fund

5.	S&P 500/Growth Stock Fund

6.	S&P 500/Value Stock Fund

7.	S&P 500 Stock Fund

8.	Government Bond Fund

9.	Stable Value Fund

10.	Money Market Fund

11.	Income Plus Asset Allocation Fund

12.	Growth & Income Asset Allocation Fund

13.	Growth Asset Allocation Fund

14.	Personal Choice Retirement Account

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In connection with the offering, the Plan now provides that in addition to the funds specified above, you may direct the trustee, or its representative, to invest all or a portion of your account (other than funds held in your Personal Choice Retirement Account) in the North Penn Bancorp, Inc. Stock Fund. You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above. If you fail to provide an effective investment direction, your contributions will be invested in the Money Market Fund until such time as you provide an effective investment direction. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. You may change your investment directions at any time. This may be done either by filing a form or by telephone or other electronic medium. You may also redirect the investment of your investment accounts such that a percentage of any one or more investment accounts may be transferred to any one or more other investment accounts either by filing a form or by telephone or other electronic medium.

The 401(k) Plan now offers the North Penn Bancorp, Inc. Stock Fund as an additional choice to the investment alternatives described above. The North Penn Bancorp, Inc. Stock Fund invests primarily in the common stock of North Penn Bank. Participants in the 401(k) Plan may direct the trustee to invest all or a portion of their 401(k) Plan account balances in the North Penn Bancorp, Inc. Stock Fund.

The North Penn Bancorp, Inc. Stock Fund consists of investments in the common stock of North Penn Bancorp, Inc. made on the effective date of the Reorganization and Stock Offering. Each participant’s proportionate undivided beneficial interest in the North Penn Bancorp, Inc. Stock Fund is measured by units. The daily unit value is calculated by determining the market value of the common stock held and adding to that any cash held by the trustee. This total will be divided by the number of units outstanding to determine the unit value of the North Penn Bancorp, Inc. Stock Fund.

Upon payment of a cash dividend, the trustee will determine the unit value prior to distributing the dividend. The trustee may use the dividend to purchase shares of North Penn Bancorp, Inc. common stock. The trustee will, to the extent practicable, use amounts held in the North Penn Bancorp, Inc. Stock Fund to purchase shares of the common stock. Pending investment in the common stock, assets held in the North Penn Bancorp, Inc. Stock Fund will be placed in bank deposits and other short-term investments.

As of the date of this prospectus supplement, no shares of North Penn Bancorp, Inc. common stock have been issued or are outstanding, and there is no established market for North Penn Bancorp, Inc. common stock. Accordingly, there is no record of the historical performance of the North Penn Bancorp, Inc. Stock Fund. Performance of the North Penn Bancorp, Inc. Stock Fund depends on a number of factors, including the financial condition and profitability of North Penn Bank and general stock market conditions.

Once you have submitted your Investment Form, you may not change your investment directions until after the completion of the Reorganization and Stock Offering. After the Reorganization and Stock Offering, you may change your investment directions in accordance with the terms of the 401(k) Plan.

Benefits Under the 401(k) Plan

Vesting. All participants are 100% vested in their pre-tax salary deferral and matching contribution account balances in the 401(k) Plan. This means that participants have a non-forfeitable right to these funds and any earnings on the funds at all times. Plan participants become 100% vested in the Company matching contributions after three years of employment.

Withdrawals and Distributions From the 401(k) Plan

Withdrawals Before Termination of Employment. You may receive in-service distributions from the 401(k) Plan under limited circumstances in the form of participant loans.

Participant loans are approved by the 401(k) Plan administrator. If you qualify for a participant loan, the trustee will make a distribution proportionately from the investment funds in which you have invested your account balances. You may obtain information on the participant loan program from the Human Resources Department.

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Distribution Upon Retirement or Disability. The standard form of benefit upon retirement or disability is a lump sum payment. However, if the value of a participant’s accounts under the 401(k) Plan exceeds $5,000, the participant may elect to defer the lump sum payment until after retirement. However, the IRS requires that participants receive at least a portion of their plan accounts by the later of April 1st of the calendar year following the calendar year in which they retire (or terminate service due to a disability) or the calendar year in which they reach age 70 1/2. Participants may also choose to roll over all or a portion of their plan accounts to an Individual Retirement Account (IRA), or to another employer’s qualified plan, if the other employer’s plan permits rollover contributions.

Distribution Upon Death. A participant’s designated beneficiary will receive the full value of a participant’s accounts under the 401(k) Plan upon the participant’s death. If the participant did not make a valid election regarding the form of payment prior to death, the beneficiary will receive a lump sum payment as soon as administratively possible. If the participant made a valid payment election, or was otherwise scheduled to receive a deferred lump sum payment, the beneficiary will generally receive a lump sum payment on the date elected by the participant. Under certain circumstances, however, payment may be made on an earlier date.

Distribution Upon Termination for Any Other Reason. If your 401(k) Plan accounts total $5,000 or less, you will receive a lump sum payment as soon as administratively possible after your termination of employment. If the value of your 401(k) Plan accounts exceeds $5,000, you will receive a lump sum payment on your normal retirement date. However, you may elect to receive the value of your vested accounts in a lump sum payment prior to your normal retirement date. You may also request that the trustee transfer the value of your accounts to an Individual Retirement Account (IRA) or to another employer’s qualified plan, if the other employer’s plan permits rollover contributions.

Nonalienation of Benefits. Except with respect to federal income tax withholding, and as provided for under a qualified domestic relations order, benefits payable under the 401(k) Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan will be void.

Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the plan before your termination of employment with North Penn Bank. Federal law may also impose an additional tax on withdrawals from the 401(k) Plan before you attain 59 1/2 years of age, regardless of whether the withdrawal occurs during your employment with North Penn Bank or after your termination of employment.

ADMINISTRATION OF THE 401(k) PLAN

Trustee

The trustee of the 401(k) Plan is the named fiduciary of the 401(k) Plan for purposes of ERISA. The board of directors of North Penn Bank appoints the trustee to serve at its pleasure. The board of directors has appointed the Bank of New York as the trustee for the 401(k) Plan and the North Penn Bancorp, Inc. Stock Fund.

The trustee receives, holds and invests the contributions to the 401(k) Plan in trust and allocates them to participants and beneficiaries in accordance with the terms of the 401(k) Plan and the directions of the plan administrator. The trustee is responsible for the investment of the trust assets, as directed by the participants.

Reports to 401(k) Plan Participants

The plan administrator furnishes participants quarterly statements that show the balance in their accounts as of the statement date, contributions made to their accounts during that period and any additional adjustments required to reflect earnings or losses.

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Plan Administrator

North Penn Bank and Pentegra Services, Inc. currently act jointly as plan administrator for the 401(k) Plan. The plan administrator handles the following administrative functions: interpreting the provisions of the plan, prescribing procedures for filing applications for benefits, preparing and distributing information explaining the plan, maintaining plan records, books of account and all other data necessary for the proper administration of the plan, preparing and filing all returns and reports required by the U.S. Department of Labor and the IRS and making all required disclosures to participants, beneficiaries and others under ERISA.

Amendment and Termination

North Penn Bank expects to continue the 401(k) Plan indefinitely. Nevertheless, North Penn Bank may terminate the 401(k) Plan at any time. If North Penn Bank terminates the 401(k) Plan in whole or in part, all affected participants become fully vested in their accounts, regardless of other provisions of the 401(k) Plan. North Penn Bank reserves the right to make, from time to time, changes which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries. North Penn Bank may also amend the plan as necessary or desirable, in order to comply with ERISA or the Internal Revenue Code.

Merger, Consolidation or Transfer

If the 401(k) Plan merges or consolidates with another plan or transfers the trust assets to another plan, and either the 401(k) Plan or the other plan is subsequently terminated, the 401(k) Plan requires that you receive a benefit immediately after the merger, consolidation or transfer that would equal or exceed the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the 401(k) Plan had terminated at that time.

Federal Income Tax Consequences

The following summarizes only briefly the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences of the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, applicable state and local income tax laws may have different tax consequences than the federal income tax laws. 401(k)Plan participants should consult a tax advisor with respect to any transaction involving the 401(k)Plan, including any distribution from the 401(k)Plan.

As a “tax-qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan certain tax advantages, including the following:

(1)	The sponsoring employer may take an immediate tax deduction for the amount contributed to the plan each year;

(2)	Participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)	Earnings of the plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

North Penn Bank administers the 401(k) Plan to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If North Penn Bank should receive an adverse determination letter from the IRS regarding the 401(k) Plan’s tax exempt status, all participants would generally recognize income equal to their vested interests in the 401(k) Plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an Individual Retirement Account or to another qualified retirement plan, and North Penn Bank would be denied certain tax deductions taken in connection with the 401(k) Plan.

8

Lump Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant qualifies as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59-1/2; and consists of the balance credited to the participant under this plan and all other profit sharing plans, if any, maintained by North Penn Bank. The portion of any lump sum distribution included in taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution, less the amount of after-tax contributions, if any, made to any other profit-sharing plans maintained by North Penn Bank, if the distribution includes those amounts.

North Penn Bancorp, Inc. Common Stock Included in Lump Sum Distribution. If a lump sum distribution includes North Penn Bancorp, Inc. common stock, the distribution generally is taxed in the manner described above. The total taxable amount is reduced, however, by the amount of any net unrealized appreciation on North Penn Bancorp, Inc. common stock; that is, the excess of the value of North Penn Bancorp, Inc. common stock at the time of the distribution over the cost or other basis of the securities to the trust. The tax basis of North Penn Bancorp, Inc. common stock, for purposes of computing gain or loss on a subsequent sale, equals the value of North Penn Bancorp, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of North Penn Bancorp, Inc. common stock, to the extent of the net unrealized appreciation at the time of distribution, is long-term capital gain, regardless of how long you hold the North Penn Bancorp, Inc. common stock, or the “holding period.” Any gain on a subsequent sale or other taxable disposition of North Penn Bancorp, Inc. common stock that exceeds the amount of net unrealized appreciation upon distribution is considered long-term capital gain, regardless of the holding period. Any gain on a subsequent sale or other taxable disposition of North Penn Bancorp, Inc. common stock that exceeds the amount of net unrealized appreciation at the time of distribution is considered either short-term or long-term capital gain, depending upon the length of the holding period. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed under IRS regulations.

We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan that are generally applicable under the Internal Revenue Code. We do not intend this description to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you should consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

Restrictions on Resale

Any “affiliate” of North Penn Bancorp, Inc. under Rules 144 and 405 of the Securities Act of 1933, as amended, who receives a distribution of common stock under the 401(k) Plan, may re-offer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption from these registration requirements. An “affiliate” of North Penn Bancorp, Inc. is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, North Penn Bancorp, Inc. Generally, a director, principal officer or major shareholder of a corporation is deemed to be an “affiliate” of that corporation.

Any person who may be an “affiliate” of North Penn Bancorp, Inc. may wish to consult with counsel before transferring any common stock they own. In addition, participants should consult with counsel regarding the applicability to them of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of North Penn Bancorp, Inc. common stock acquired under the 401(k) Plan or other sales of North Penn Bancorp, Inc. common stock.

Persons who are not deemed to be “affiliates” of North Penn Bancorp, Inc. at the time of resale may resell freely any shares of North Penn Bancorp, Inc. common stock distributed to them under the 401(k) Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptions available under federal law. A person deemed an “affiliate” of North Penn Bancorp, Inc. at the time of a proposed resale may publicly resell common stock only under a “re-offer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 of the Securities Act of 1933, as amended, or some other exemption from registration, and may not use this prospectus in connection with any such resale. In general, Rule 144 restricts the amount of common stock which an affiliate may publicly resell in any three-month period to the greater of one percent of North Penn Bancorp, Inc. common stock then outstanding or the average weekly trading volume reported

9

on the Nasdaq Stock Market during the four calendar weeks before the sale. Affiliates may sell only through brokers without solicitation and only at a time when North Penn Bancorp, Inc. is current in filing all required reports under the Securities Exchange Act of 1934, as amended.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons who beneficially own more than ten percent of public companies such as North Penn Bancorp, Inc. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person required to file reports under Section 16(a), such person must file a Form 3 reporting initial beneficial ownership with the Securities and Exchange Commission. Such persons must also report periodically certain changes in beneficial ownership involving the allocation or reallocation of assets held in their 401(k) Plan accounts, either on a Form 4 within two days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by North Penn Bancorp, Inc. of profits realized from the purchase and sale or sale and purchase of its common stock within any six-month period by any officer, director or person who beneficially owns more than ten percent of the common stock.

The SEC has adopted rules that exempt many transactions involving the 401(k) Plan from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or person who beneficially owns more than ten percent of the common stock.

Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are subject to Section 16(b) may be required, under limited circumstances involving the purchase of common stock within six months of the distribution, to hold the shares of common stock distributed from the 401(k) Plan for six months after the distribution date.

LEGAL OPINION

The validity of the issuance of the common stock of North Penn Bancorp, Inc. will be passed upon by Patton Boggs LLP, Washington, D.C. Patton Boggs LLP acted as special counsel for the Company and North Penn Bank in connection with the Stock Offering.

10

***SPECIAL ONE-TIME FORM FOR USE IN STOCK OFFERING***

NORTH PENN BANK

SAVINGS & PROFIT SHARING PLAN AND TRUST

INVESTMENT FORM

You need not submit this form if you do not wish to purchase Common Stock in the offering with your 401(k) Plan funds.

Purchaser Information. Your ability to purchase Common Stock in the offering and to direct your 401(k) Plan funds into the Stock Fund will be based upon your purchase priority. Please indicate the box that applies to you, as of the earliest date:

☐	Check here if you had $50.00 or more on deposit with North Penn Bank as of September 30, 2003.

☐	Check here if you had $50.00 or more on deposit with North Penn Bank as December 31, 2004.

☐	Check here is you were a depositor of North Penn Bank as of [Record Date].

☐	Check here is none of the above categories applies to you. You are not eligible in the subscription offering, and your order is placed in the community offering.

Name of Plan Participant: (Please Print)	_________________________________________________________________________________________

Social Security Number:	___________________

1. Instructions. In connection with the offering to the public of the common stock of North Penn Bank (the “Common Stock”), the North Penn Bank Savings & Profit Sharing Plan and Trust (the “401(k) Plan”) now permits participants to direct their current 401(k) Plan account balances into a new fund: the North Penn Bancorp, Inc. Stock Fund (the “Stock Fund”).

To transfer all or part of your 401(k) Plan funds to the Stock Fund, you should complete and file this form with the Human Resources Department. The form must be received no later than 5:00 p.m. on                  , 2005. If you need any assistance in completing this form, please contact Bridget Orue at (570) 344-6113. If you do not complete and return this form by 5:00 p.m. on                  , 2005, your 401(k) Plan funds will continue to be invested in accordance with your prior investment directions, or in accordance with the terms of the 401(k) Plan if you have not provided investment directions. PLEASE KEEP A COPY OF THE COMPLETED FORM FOR YOUR RECORDS.

2. Investment Directions. I hereby authorize the Plan Administrator to direct North Penn Bank to sell the units currently credited to my account and to purchase common stock of North Penn Bancorp, Inc. Funds in your Personal Choice Retirement Account, if any, cannot be used. The total dollar amount transferred from each existing investment fund must be in increments of $10. For example, you may transfer $1,000 or $1,010 but you may not transfer $1,001 or $1,011.

SELL UNITS FROM	Plan Investment Funds
Sell $_____	Money Market Fund
Sell $_____	Stable Value Fund
Sell $_____	Government Bond Fund
Sell $_____	S&P 500 Stock Fund
Sell $_____	S&P 500/Value Stock Fund
Sell $_____	S&P 500/Growth Stock Fund
Sell $_____	S&P MidCap Stock Fund
Sell $_____	Russell 2000 Stock Fund
Sell $_____	International Stock Fund
Sell $_____	NASDAQ 100 Index Fund
Sell $_____	Personal Choice Retirement Account
Sell $_____	Income Plus Asset Allocation Fund
Sell $_____	Growth & Income Asset Allocation Fund
Sell $_____	Growth Asset Allocation Fund
Sell $_____	NASDAQ 100 Index Fund
Total: $_______

I understand that, if there is not enough Common Stock available in the stock offering to fully or partially fill my subscription pursuant to the investment directions above, any funds not used to purchase Common Stock will remain in the Plan’s money market fund until reinvested in accordance with the terms of the 401(k) Plan.

3. Acknowledgment of Participant. I understand that this Investment Form shall be subject to all of the terms and conditions of the Plan. I acknowledge that I have received a copy of the Prospectus and the Prospectus Supplement.

I understand that the value of the common stock may fluctuate over time and that risks are associated with investing in the common stock. I also understand that this is a one-time offer made in connection with the mutual holding company reorganization and minority stock issuance of North Penn Bank. Furthermore, I authorize the Plan Administrator to execute my directions as set forth above. Completing this form will not change your existing instructions regarding contributions to the funds. I understand these directions are irrevocable.

Signature of Participant	Date

Acknowledgment of Receipt by Administrator. This Investment Form was received by the Human Resources Department on the date noted below.

By:
Date

THE PARTICIPATION INTERESTS REPRESENTED BY THE COMMON STOCK OFFERED HEREBY ARE NOT DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY AND ARE NOT GUARANTEED BY NORTH PENN BANCORP, INC., THE COMMON STOCK IS SUBJECT TO AN INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

PROSPECTUS

(Proposed Holding Company for North Penn Bank)

Up to 861,638 Shares of Common Stock

North Penn Bancorp, Inc., a Pennsylvania state-chartered stock corporation, is offering common stock for sale in connection with the reorganization of North Penn Bank into the mutual holding company form of organization. The shares we are offering will represent 44.1% of the outstanding common stock of North Penn Bancorp. North Penn Bank (in mutual form) has formed North Penn Bancorp to own North Penn Bank (in stock form) as part of the reorganization and will also form North Penn Mutual Holding Company, a Pennsylvania state-chartered mutual holding company, which will own 53.9% of the outstanding common stock of North Penn Bancorp. We also intend to contribute 2% of the common stock issued in the reorganization and $100,000 in cash to the North Penn Charitable Foundation, a charitable foundation which we intend to form in connection with the reorganization. We expect that our common stock will be quoted on the OTC Bulletin Board.

If you are or were a depositor of North Penn Bank:

•	You may have priority rights to purchase shares of common stock.

If you are a participant in the North Penn Bank 401(k) Plan:

•	You may direct that all or part of your current account balances in this plan be invested in shares of common stock.

•	You will be receiving separately a supplement to this prospectus that describes your rights under this plan.

If you fit none of the categories above, but are interested in purchasing shares of our common stock:

•	You may have an opportunity to purchase shares of common stock after priority orders are filled.

We are offering up to 861,638 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 636,863 shares to complete the offering. We may sell up to 990,883 shares without resoliciting subscribers because of regulatory considerations, demand for the shares or changes in market conditions. If the offering is terminated or if the minimum number of shares are not sold by [Reg. Deadline], subscribers will have their funds returned promptly with interest. The offering is expected to terminate at 10:00 a.m., Eastern Time, on [Termination Date]. We may extend this expiration date without notice to you until [Extended Date], unless the Pennsylvania Department of Banking or Federal Deposit Insurance Corporation approves a later date, which will not be beyond [Reg. Deadline].

Ryan Beck & Co., Inc. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares are offered for sale at a price of $10.00 per share.

The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [Extended Date]. If the offering is extended beyond [Extended Date] or the number of shares of common stock to be sold is increased to more than 990,883 shares or decreased to less than 636,863 shares, subscribers will have a designated period to modify or rescind their purchase orders. Those who do not respond will have their funds returned promptly with interest. Funds received before completion of the offering will be held in an escrow account at North Penn Bank and will earn interest at our passbook rate.

We expect our trustees and executive officers, together with their associates, to subscribe for 55,200 shares, which equals 7.37% of the shares that will be sold in the offering at the midpoint of the offering range.

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Maximum	Maximum As Adjusted
Number of shares	636,863	861,638	990,883
Gross offering proceeds	$6,368,630	$8,616,380	$9,908,830
Estimated offering expenses	$510,000	$510,000	$510,000
Estimated net proceeds	$5,858,630	$8,106,380	$9,398,830
Estimated net proceeds per share	$9.20	$9.41	$9.49

This investment involves a degree of risk, including the possible loss of principal.

Please read “ Risk Factors” beginning on page         .

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Pennsylvania Department of Banking, the Federal Deposit Insurance Corporation nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Ryan Beck & Co., Inc.

For assistance, please contact the Stock Information Center at (570) 983-0240.

The date of this prospectus is                          , 2005.

North Penn Bank

PENNSYLVANIA
79
80
76
99
Pittsburgh
70
76
81
80
81
Allentown
78
476
Philadelphia
84
81
NY
OH
PA
NJ
WV
MD
DE

81
6
LACKAWANNA
Clarks Summit
Scranton
84
380
Wilkes-Barre
MONROE
476
Effort
Stroudsburg
115
80

★ **Headquarters and Main Office**

216 Adams Avenue
Scranton

■ **Branches**

623 South Main Avenue
Scranton

334 North 9th Street
Stroudsburg

651 Northern Boulevard
Clarks Summit

▲ **Proposed Branch**

Route 115
Effort

Summary

This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully. In certain instances where appropriate, the terms “we,” “us” and “our” refer collectively to North Penn Mutual Holding Company, North Penn Bancorp, North Penn Bank (in stock form) and North Penn Bank (in mutual form) or any of these entities, depending on the context.

The Companies

North Penn Bank 216 Adams Avenue Scranton, Pennsylvania 18503-1692 (570) 344-6113	North Penn Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within our market area. We engage primarily in the business of attracting deposits from the general public and using such funds to originate loans. We emphasize the origination of loans secured by first mortgages on owner-occupied, residential real estate. In recent years, our emphasis has also included automobile and commercial loans. To a lesser extent, we originate other types of real estate loans and consumer loans. We currently operate from our main office in Scranton, Pennsylvania and three branch offices in Lackawanna and Monroe Counties. At September 30, 2004, we had total assets of $93.4 million, deposits of $77.9 million and total capital of $7.7 million. We have also been granted approval to open an additional branch office in Effort, Pennsylvania. We anticipate that the Effort branch office will be open in late 2005. Upon completion of the proposed transaction, we will continue to operate under the name North Penn Bank.

North Penn Bancorp, Inc. 216 Adams Avenue Scranton, Pennsylvania 18503-1692 (570) 344-6113	This offering is made by North Penn Bancorp, Inc., a Pennsylvania state-chartered stock corporation. North Penn Bancorp has been formed in connection with the reorganization and will become our Pennsylvania state-chartered mid-tier stock holding company. North Penn Bancorp is not currently an operating company. After the reorganization, North Penn Bancorp will own 100% of North Penn Bank’s capital stock and will direct, plan and coordinate North Penn Bank’s business activities. In the future, North Penn Bancorp might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.

North Penn Mutual Holding Company 216 Adams Avenue Scranton, Pennsylvania 18503-1692 (570) 344-6113	North Penn Mutual Holding Company will be formed upon completion of the reorganization and will become our Pennsylvania state-chartered mutual holding company parent and will own 53.9% of North Penn Bancorp’s common stock. So long as North Penn Mutual Holding Company exists, it will own a majority of the voting stock of North Penn Bancorp. North Penn Mutual Holding Company is not currently an operating company. North Penn Mutual Holding Company will have no stockholders. Depositors of North Penn Bank will have liquidation rights in North Penn Mutual Holding Company. We do not expect that North Penn Mutual Holding Company will engage in any business activity other than owning a majority of the common stock of North Penn Bancorp.

North Penn Charitable Foundation (page )	To continue our long-standing commitment to our local communities, we intend to establish a charitable foundation, the North Penn Charitable Foundation, as a non-stock Pennsylvania corporation in connection with the reorganization. We will fund the foundation with 2% of the shares of our common stock issued in the reorganization and $100,000 in cash. Based on the purchase price of $10.00 per share, we would fund the foundation with $332,670 worth of common stock at the midpoint of the offering range. Our contribution to the foundation would reduce net earnings by approximately $255,000, after tax, in the year in which the foundation is established, which is expected to be fiscal 2005. The North Penn Charitable Foundation will make grants and donations to non-profit and community groups and projects located within our market area. The amount of common stock that we would offer for sale would be greater if the stock offering were to be completed without the formation of the North Penn Charitable Foundation. The establishment of the foundation requires the affirmative vote of a majority of the votes eligible to be cast by our depositors. For a further discussion of the financial impact of the foundation, including its effect on those who purchase shares in the offering, see “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation” on page .

Our Operating Strategy (page )

North Penn Bank has never been affiliated with another bank and will remain independent after the reorganization which is an internal corporate restructuring meant to give us added operating flexibility. Our mission will continue to be to operate and grow a profitable community-oriented financial institution serving primarily retail customers and small businesses in our market area. After the reorganization, our operating strategy will be:

•      operating as an independent community-oriented financial institution;

•      increasing core deposits;

•      expanding our branch network and upgrading our existing branches;

•      pursuing opportunities to increase and diversify lending in our market area;

•      applying conservative underwriting practices to maintain the high asset quality of our loan portfolio; and

•      managing our net interest margin and interest rate risk.

The Reorganization

Description of the Reorganization (page )

Currently, North Penn Bank is a Pennsylvania state-chartered savings bank organized in the mutual form (meaning no stockholders). Our depositors currently do not have any voting rights on any matters including the election of trustees.

The mutual holding company reorganization process that we are now undertaking involves a series of transactions by which we will convert from a state-chartered mutual form of organization to a state-chartered mutual holding company form of organization. In the mutual holding company structure, North Penn Bank will be a state-chartered stock savings bank and all of its stock will be owned by North Penn Bancorp, a new state-chartered stock holding company that we formed. In addition, 46.1% of North Penn Bancorp’s stock will be owned by the public, our employee stock ownership plan and our charitable foundation and 53.9% of North Penn Bancorp’s common stock will be owned by North Penn Mutual Holding Company, a mutual holding company that we are forming. Our depositors on the closing date of the reorganization will have liquidation rights in North Penn Mutual Holding Company and will not have voting rights.

After the reorganization, our ownership structure will be as follows:

Our normal business operations will continue without interruption during the reorganization and the same officers and trustees who currently serve us will continue to serve us as officers and directors after the reorganization. The reorganization will not affect the balance or terms of deposit or loan accounts and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation up to the maximum legal limits. Deposit accounts are not being converted to stock.

Reasons for the Reorganization (page )

Our primary reasons for the reorganization are to:

•      structure our business in a form that will enable us to access capital markets;

•      permit us to control the amount of capital being raised to enable us to prudently deploy the proceeds of the offering;

•      support future lending and growth;

•      enhance our ability to attract and retain qualified directors, management and other employees through stock-based compensation plans; and

•      support future branching activities and/or the acquisition of other financial institutions or financial services companies or their assets.

Although we are interested in finding new possible branch locations, we do not have any specific plans or arrangements for further branch expansion, other than the branch expansion plans discussed in “Our Business – Properties” that are already underway.

The Purchase Price is $10.00	The purchase price is $10.00 per share. We determined this per share price in order to achieve a wide distribution of stock. You will not pay a commission to buy any shares in the offering.
Number of Shares to be Sold	We are offering for sale between 636,863 and 861,638 shares of common stock in this offering. With regulatory approval, we may increase the number of shares to be sold to 990,883 shares without giving you further notice or the opportunity to change or cancel your order. The Pennsylvania Department of Banking and Federal Deposit Insurance Corporation will consider the level of subscriptions, our financial condition and results of operations and changes in market conditions in connection with a request to increase the offering size.

The Offering

Persons Who Can Order Stock in the Offering (page )

We have granted rights to subscribe for our shares of common stock in a “subscription offering” to the following persons in the following order of priority:

1.      Persons with balances aggregating $50 or more on deposit at North Penn Bank as of September 30, 2003.

2.      Our employee stock ownership plan, which provides retirement benefits to our employees.

3.      Persons with balances aggregating $50 or more on deposit at North Penn Bank as of December 31, 2004.

4.      North Penn Bank’s depositors as of [Record Date].

We may offer shares not sold in the subscription offering to the general public in a community offering and/or syndicated community offering. People who are residents of Lackawanna and Monroe Counties, Pennsylvania, will have first preference to purchase shares in a community offering. The community offering and/or syndicated community offering, if held, may begin concurrently, during or immediately after the end of the subscription offering.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or partially fill your order. Shares will be allocated first to categories in the subscription offering, under a formula outlined in the plan of reorganization and as described in “The Reorganization and Stock Offering.” If we are unable to fill your order, or can only fill your order in part, you will receive an appropriate refund, with interest. If you paid by check or money order, we will issue you a refund/interest check. If you paid by authorizing withdrawal from your North Penn Bank deposit account(s), we will only withdraw the funds necessary to pay for the shares you receive. Unused funds, along with accrued interest, will remain in your account(s).

Subscription Rights Are Not Transferable	You are not allowed to transfer or sell your subscription rights and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account. We will not accept any stock orders that we believe involve the transfer of subscription rights.

The Deadline for Ordering Stock is [Order Deadline] (page )	The offering will end at 10:00 a.m., Eastern Time, on [Order Deadline]. A properly signed and completed order form with the required payment must be received (not postmarked) by us no later than 10:00 a.m., Eastern Time, on [Order Deadline]. You may submit your order form using the enclosed return envelope, by bringing your order form to the Stock Information Center or by overnight delivery to the address noted on the order form. Order forms may not be delivered to our branch offices.

Minimum and Maximum Purchase Limitations (page )

Our plan of reorganization establishes limitations on the purchase of the common stock in the offering. These limitations include the following:

The minimum purchase is 25 shares.

No individual may purchase more than $100,000 of common stock (which equals 10,000 shares). If any of the following persons purchase stock, their purchases when combined with your purchases cannot exceed $200,000 of common stock (which equals 20,000 shares):

•      Your spouse or relatives of you or your spouse living in your house;

•      Companies, trusts or other entities in which you are a director, officer or partner, or have a controlling interest or hold a position;

•      Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as trustee or in another fiduciary capacity; or

•      Other persons who may be associates or acting in concert with you.

All persons exercising subscription rights through a single qualifying deposit account held jointly will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by an individual, and persons sharing the same address or exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation.

Subject to Pennsylvania Department of Banking and Federal Deposit Insurance Corporation’s approval, we may increase or decrease the purchase limitations at any time.

How to Purchase Common Stock (page )

If you want to place an order for shares in the offering, you must complete an original stock order form and send it to us together with full payment. Once we receive your order, you cannot cancel or change it without our consent.

We may, in our sole discretion, reject orders received in the community offering and/or syndicated community offering, either in whole or in part.

You may pay for shares in the subscription offering, or the community offering in the following ways:

•      By personal or bank check or money order made payable directly to North Penn Bancorp, Inc. (do not endorse third party checks); or

•      By authorizing withdrawal from the types of North Penn Bank deposit account(s), on the order form. To use funds in an Individual Retirement Account at North Penn Bank, you may not authorize direct withdrawal on the order form. You must first transfer your funds to an unaffiliated institution able to hold self-directed IRAs. Purchasing stock through an IRA requires additional processing time. Please contact the Stock Information Center promptly, preferably at least two weeks before the                     , 2005 offering deadline, for assistance using IRA funds that you have at North Penn Bank or elsewhere. Your ability to use retirement funds may depend on timing constraints and any limitations imposed by the IRA trustee.

Checks and money orders will be deposited upon receipt. We will pay interest on your funds submitted by check or money order at the rate that we pay on passbook accounts from the date that we receive your funds until the offering is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will remain in the accounts and continue to earn interest at the applicable contractual account rate and will be withdrawn upon completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds otherwise unavailable to you. If, as a result of a withdrawal from a certificate account, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our passbook rate. There will be no early withdrawal penalty for withdrawals from certificate accounts used to pay for stock. Federal law prohibits us from knowingly loaning funds to purchase stock in the offering. In addition, you may not submit a check drawn on a North Penn Bank line of credit.

Delivery of Stock Certificates	Certificates representing shares of common stock sold in the offering will be mailed to the persons entitled to the certificates at the certificate registration address noted on the order form as soon as practicable following consummation of the offering. It is possible that, until certificates for the common stock are delivered to purchasers, purchasers might not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

How We Will Use the Proceeds of this Offering (page )	The following table summarizes how we will use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range.

	636,863 Shares at $10.00 Per Share	861,638 Shares at $10.00 Per Share
	(In Thousands)
Offering proceeds	$6,369	$8,616
Less: offering expenses	510	510

Net offering proceeds	$5,859	$8,106

Less:
Proceeds contributed to North Penn Bank	2,930	4,053
Proceeds used for loan to employee stock ownership plan	532	720
Proceeds contributed to North Penn Charitable Foundation	100	100
Proceeds to North Penn Mutual Holding Company	100	100

Proceeds remaining for North Penn Bancorp, Inc.	$2,197	$3,133

We may use the portion of the proceeds that we do not contribute to North Penn Bank to, among other things, invest in securities, pay cash dividends or buy back shares of common stock, subject to regulatory restrictions. North Penn Bank may use the portion of the proceeds that it receives to fund new loans, establish or acquire new branches, invest in securities and expand its business activities. We intend to open a new branch in late 2005. We may also use the proceeds of the offering to diversify our business and acquire other companies, although we have no specific plans to do so at this time.

Trustees and Executive Officers Intend to Subscribe for Insider Shares (page )	We expect that our trustees and executive officers, together with their associates, will subscribe for 55,200 shares, which equals 7.37% of the shares that would be sold in the offering at the midpoint of the offering range and issued to our charitable foundation. Trustees and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Purchases by trustees and executive officers, together with their associates, will count toward the 636,863 offering minimum and will be purchased for investment purposes only.

Market for North Penn Bancorp Common Stock (page __)

After the shares begin trading, you may contact a firm offering investment services in order to buy or sell shares. We anticipate that our common stock will be quoted on the OTC Bulletin Board. The OTC Bulletin Board is a market with generally less liquidity and fewer buyers and sellers than the Nasdaq Stock Market.

This may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price. For these reasons, among others, our stock should not be viewed as a short term investment.

Additionally, the aggregate purchase price of stock sold in the offering is based on an independent appraisal. After our shares begin trading, the marketplace will determine the price per share, which may be influenced by factors, such as prevailing interest rates, investor perceptions of North Penn Bancorp, economic conditions and the outlook for financial institutions. Price fluctuations may be unrelated to the operating performance of particular companies. In several cases, due to market volatility, shares of common stock of newly converted savings banks traded below the price at which the shares were sold in their initial public offering. We cannot assure you that, after the reorganization, the trading price of our common stock will be at or above $10.00.

North Penn Bancorp’s Dividend Policy (page __)	After the reorganization, we intend to adopt a policy of paying regular cash dividends, but have not yet decided on the amount or frequency of payments or when payments may begin. Based upon our estimate of offering expenses and other assumptions described in “Pro Forma Data,” we expect to have between $5.9 million and $8.1 million in net proceeds, at the minimum and the maximum of the offering range, respectively, that, subject to annual earnings and expenses, we could potentially use to pay dividends. We cannot assure you that dividends will be paid.

Possible Conversion of North Penn Mutual Holding Company to Stock Form (page ____)	In the future, North Penn Mutual Holding Company may convert from the mutual (meaning no stockholders) to capital stock form of organization, in a transaction commonly known as a “second-step conversion.” In a second-step conversion, depositors of North Penn Bank would have subscription rights to purchase common stock of North Penn Bancorp or its successor, and the public stockholders of North Penn Bancorp would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted North Penn Mutual Holding Company, adjusted to reflect any assets owned by North Penn Mutual Holding Company. As a result of a second-step transaction, our stock’s liquidity would increase and we would have additional capital that could be used to facilitate business growth. In addition, as a fully converted stock holding company, we would have greater flexibility in structuring mergers and acquisitions. A second-step conversion would also eliminate the anti-takeover effect inherent in the mutual holding company structure because North Penn Mutual Holding Company would no longer have voting control because it would no longer exist. We have no current plan to undertake a second-step conversion transaction.

Delivery of Prospectus	To ensure that investors receive a prospectus at least 48 hours before the offering deadline, we will not mail prospectuses any later than five days before such date or hand-deliver any prospectuses later than two days before that date. Stock order forms may only be distributed with or preceded by a prospectus. Subscription rights expire at 10:00 a.m., Eastern Time, on [Order Deadline], whether or not we have located each person entitled to such rights.

Stock Information Center	If you have any questions regarding the offering or our reorganization, please call the Stock Information Center at (570) 983-0240, where registered representatives of Ryan Beck & Co., Inc. will be available to answer questions. You may also visit our Stock Information Center, which is located at our main office in Scranton, Pennsylvania, 216 Adams Avenue, Scranton, Pennsylvania. The Stock Information Center is open Monday through Friday, except for bank holidays, from 9:30 a.m. to 4:00 p.m., Eastern Time. Our branches will not have offering materials and cannot accept completed order forms.

How We Determined the Offering Range (page __)

The offering range is based on an independent appraisal of North Penn Bank by FinPro, Inc., an appraisal firm experienced in appraising savings institutions. FinPro, Inc.’s estimate of our market value was based in part upon our financial condition and results of operations and the effect of the capital raised in this offering. FinPro, Inc.’s appraisal, dated as of November 29, 2004, estimated our pro forma market value on a fully converted basis with a foundation to be between $14,435,550 and $19,530,450, with a midpoint of $16,983,000. Subject to regulatory approval, our pro forma market value on a fully converted basis may increase to $22,460,020 without notice to you. Based on the sale of 44.1% of our common stock in the offering, FinPro, Inc. estimated the pro forma market value of our common stock being offered to be between $6,368,630 and $8,616,380, with a midpoint of $7,492,500. Subject to regulatory approval, the pro forma market value of our common stock being offered may increase to $9,908,830 without notice to you.

The independent appraisal does not indicate market value. We cannot guarantee that anyone who purchases shares in the offering will be able to sell their shares at or above the $10.00 purchase price.

The Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation will consider the appraisal and may require adjustments to the ratio and/or appraisal value.

The following table summarizes the fully converted pricing ratios as of November 29, 2004 and price to pro forma per share data for us. Fully converted equivalent ratios and data assume the sale of 100% of the North Penn Bancorp’s common stock to the public. See “Pro Forma Data” for a description of the assumptions that we used in making these calculations.

	Fully Converted Equivalent Pro Forma
	Price To Core Earnings Per Share		Price To Book Value Per Share
Peer group company trading multiples
Average	43.94	x	103.35%
Median	38.99	x	105.47%
North Penn Bancorp upon issuance of 100% of its stock for the twelve months ended September 30, 2004
Minimum	40.00	x	73.42%
Maximum	52.63	x	81.10%

For a presentation of the mutual holding company pricing ratios (not on a fully converted basis), see “– Mutual Holding Company Pricing Ratios.”

Mutual Holding Company Pricing Ratios

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and the ratio of the offering price to the issuer’s annual core net income. FinPro, Inc., in preparing its appraisal, and our Board of Trustees, in approving the appraisal, considered these ratios, among other factors. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. FinPro, Inc.’s appraisal also incorporates an analysis of a peer group of publicly traded mutual holding companies that FinPro, Inc. considered comparable to us.

The following table summarizes mutual holding company pricing ratios as of November 29, 2004, and price to pro forma per share data for us. See “Pro Forma Data” for a description of the assumptions that we used in making these calculations.

	Price To Core Earnings Per Share		Price To Book Value Per Share
National mutual holding company trading multiples listed on the NYSE, NASDAQ, and AMEX
Average (1)	54.38	x	255.52%
Median (1)	46.40	x	238.40%
North Penn Bancorp upon sale of 45% of its stock for the nine months ended September 30, 2004
Minimum	39.47	x	113.51%
Maximum	50.00	x	132.63%
North Penn Bancorp upon sale of 45% of its stock for the year ended December 31, 2003
Minimum	33.3	x	113.64%
Maximum	45.41	x	132.80%

(1)    The information for national mutual holding companies may not be meaningful for investors because it presents average and median information for mutual holding companies that may have issued a different percentage of their stock in their offerings than the 44.1% that we are offering. In addition, stock repurchases also affect the ratios to a greater or lesser degree depending upon repurchase activity. Additionally, many factors that historically have affected pricing for mutual holding companies may not impact our trading price. See “– After-Market Performance Information Provided By Independent Appraiser” and “Risk Factors – Risks Related to the Reorganization – As a result of the amount of capital we are raising, we expect our return on equity and our stock price performance to be negatively affected.”

After-Market Performance Information Provided by Independent Appraiser	As part of its appraisal of our pro forma market value, FinPro considered the after-market performance of “first step” mutual holding company offerings since January 1, 2001 through June 29, 2004.

		Appreciation From Initial Offering Price
Issuer	Date of IPO	After 1 Day	After 1 Week	After 1 Month	After 3 Months	To November 29, 2004
First Federal Financial Services, Inc. (1)	06/29/04	15.0%	22.5%	35.0%	35.0%	50.0%
Monadnock Community Bancorp, Inc. (2)	06/29/04	3.8	2.5	(3.1)	(0.13)	25.0
Wawel Savings Bank (2)	04/01/04	29.5	25.0	12.5	25.0	15.0
Osage Federal Financial, Inc. (2)	04/01/04	20.0	22.5	9.5	9.5	21.5
K-Fed Bancorp (3)	03/31/04	34.9	30.0	15.1	29.0	52.2
Citizens Community Bancorp (2)	03/30/04	23.7	32.5	17.5	18.5	50.0
Clifton Savings Bancorp, Inc. (3)	03/04/04	22.5	37.5	32.9	24.0	25.8
Cheviot Financial Corp. (1)	01/06/04	33.2	34.7	33.0	31.0	14.3
Flatbush Federal Bancorp, Inc. (2)	10/21/03	63.8	54.4	60.6	60.0	45.6
ASB Holding Company (2)	10/03/03	62.0	71.0	68.5	79.5	75.0
Minden Bancorp, Inc. (2)	07/02/02	19.5	20.0	18.5	13.0	99.0
New England Bancshares, Inc. (2)	06/04/02	23.0	24.0	24.0	23.0	98.0
Westfield Financial, Inc. (4)	12/28/01	33.4	32.4	36.0	47.0	157.4
AJS Bancorp, Inc. (2)	12/27/01	32.0	29.1	32.5	40.0	147.5
Charter Financial Corp. (GA)(3)	10/17/01	42.5	52.5	74.1	121.0	308.2
Average		27.2%	28.4%	27.1%	37.0%	67.3%

(1)	Quoted on the Nasdaq SmallCap Market.

(2)	Quoted on the OTC Electronic Bulletin Board.

(3)	Quoted on the Nasdaq National Market.

(4)	Listed on the American Stock Exchange

This table is not intended to be indicative of how our stock may perform. Furthermore, this table presents only short-term price performance and may not be indicative of longer-term stock price performance of these companies. Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; an active and liquid trading market for the stock; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the Risk Factors beginning on page __.

You should be aware that, in certain market conditions, stock prices of thrift IPOs have decreased. For example, as the above table illustrates, after one month, the shares of one company traded below its initial offering price. We can give you no assurance that our stock will not trade below the $10.00 purchase price.

Possible Change in Offering Range (page __)	FinPro, Inc.’s independent appraisal will be updated before the reorganization is completed. If the pro forma market value of the common stock being offered at that time is either below $6,368,630 or above $9,908,830, we will notify subscribers, who will each have the opportunity to confirm, modify or cancel their order, within a specified resolicitation period or else the order would be cancelled and funds returned promptly, with interest. If we are unable to sell at least the number of shares at the minimum of the offering range, as the range may be amended, the reorganization would be terminated and all orders would be cancelled and funds returned promptly with interest.

Conditions to Completing the Reorganization

We are conducting the reorganization under the terms of our plan of reorganization. We cannot complete the reorganization and related offering unless:

•      the plan of reorganization is approved by at least a majority of votes eligible to be cast by depositors of North Penn Bank;

•      we sell at least the minimum number of shares offered; and

•      we receive the final approval of the Pennsylvania Department of Banking, the Federal Deposit Insurance Corporation and the Federal Reserve Board to complete the reorganization and offering.

Benefits of the Reorganization to Management (page __)

We intend to adopt the following benefit plans and employment agreements:

•      Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan that will purchase 8.0% of the sum of the shares sold in the offering plus issued to our charitable foundation. We will allocate these shares to our employees over a period of 10 years in proportion to their compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

•      Future Omnibus Stock Option Plan. We intend to implement an omnibus stock option plan no earlier than six months after the completion of the reorganization. Approval of this plan by a majority of the total votes eligible to be cast by our stockholders, other than by North Penn Mutual Holding Company, will be required if we present the plan to stockholders within one year of the reorganization subject to applicable regulations. Approval of this plan by a majority of the votes cast by our stockholders, including North Penn Mutual Holding Company, will be required if we present the plan to our stockholders more than a year from the date of the reorganization. Under this plan, we may award stock options and shares of restricted stock to key employees and directors. Shares of restricted stock, in an amount up to 4.0% of the sum of the shares sold in the offering plus shares issued to our charitable foundation, may be awarded at no cost to the recipient. Stock options, in an amount up to 10.0% of the sum of the shares sold in the offering plus shares issued to our charitable foundation, may be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. In addition, the Financial Accounting Standards Board, or FASB, recently issued a statement requiring companies to expense the cost of stock options granted to officers, directors and employees, effective for reports filed with the Securities and Exchange Commission after June 15, 2005. As a result, we will expense the cost of stock options granted under the stock-based incentive plan, and this will further increase our compensation costs and reduce our earnings.

•      Employment Agreements. We intend to enter into an amended and restated three-year employment agreement with Frederick L. Hickman, our President and Chief Executive Officer and Thomas J. Dziak, our Executive Vice President and Senior Lending Officer. We also intend to enter into a two-year employment agreement with Thomas A. Byrne, our Senior Vice President for Commercial Lending and a one year employment agreement with Theresa Yocum, our Vice President and Stroudsburg Branch Manager. These agreements will provide for severance benefits if the executives are terminated following a change in control involving us, such as an acquisition of North Penn Bancorp. Based solely on current cash compensation and excluding any benefits that would be payable under any employee benefit plan, if a change in control occurred, and we terminated all officers covered by the employment agreements, the total payments due under the employment agreements would equal approximately $ 479,094, $221,344, $199,474 and $48,339, respectively.

The following table summarizes at the maximum of the offering range the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the omnibus stock option plan.

	Number of Shares to be Granted or Purchased
	At Maximum of Offering Range	As % of Shares Sold plus Shares issued to Foundation	Total Estimated Value of Grants (1)(2)
Employee stock ownership plan	71,991	8.0%	$719,910
Restricted stock Awards	35,995	4.0%	359,950
Stock options	89,989	10.0%	351,859

Total	197,975	22.0%	$1,431,719

(1)    Assumes the value of our common stock is $10.00 per share. Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors. There can be no assurance that our stock price will appreciate in the same manner as other mutual holding companies, if at all. See “Summary – After-Market Performance Information Provided by Independent Appraiser” and “Risk Factors – Risks Related to the Reorganization – As a result of the amount of capital we are raising, we expect our return on equity and our stock price performance to be negatively affected” for more information regarding factors that could negatively affect our stock appreciation.

(2)    The pro forma net income assumes that the options granted under the omnibus stock option plan will be expensed in accordance with SFAS No. 123R. The options are assumed to have a value of $3.91 per option, which was calculated using the Black-Scholes option pricing model. The assumptions used in the Black-Scholes option pricing model using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 0%; (iv) expected life of 10 years; (v) expected volatility of 16.72%; and (vi) risk-free interest rate of 4.13%. There is no market for the common stock of North Penn Bancorp, Inc. As such, the expected volatility was calculated based upon the historical performance of the SNL MHC Index. The foregoing assumptions are used for illustrating purposes and should not be considered indicative of expected performance of the stock. Changes in the assumptions used in the Black-Scholes option pricing model can materially impact the results. The assumptions were prepared based upon data available as of September 30, 2004. However, future market conditions could materially impact these assumptions going forward. There can be no assurance that the actual fair market value per share on the date of grant, and correspondingly the exercise price of the options, will be $10.00 per share.

Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors. The following table presents the total value of all shares to be available for restricted stock awards under the omnibus stock option plan, based on a range of market prices from $8.00 per share to $14.00 per share. The shares of restricted stock will not be awarded until at least six months after the completion of the reorganization.

Share Price	26,605 Shares Awarded at Minimum of Offering Range	31,300 Shares Awarded at Midpoint of Offering Range	35,995 Shares Awarded at Maximum of Offering Range	41,395 Shares Awarded at 15% above Maximum of Offering Range
$8.00	$212,840	$250,400	$287,960	$331,160
10.00	266,050	313,000	359,940	413,950
12.00	319,260	375,600	431,940	496,740
14.00	372,470	438,200	503,930	579,530

The Offering Will Not Be Taxable to Us or to Persons Receiving Subscription Rights (page _____)

As a general matter, the reorganization will not be a taxable transaction for purposes of federal or state income taxes to us or to persons who receive or exercise subscription rights. Our special counsel, Patton Boggs LLP, has issued an opinion to us that, among other items, for federal income tax purposes:

•      no gain or loss will be recognized by us as a result of the reorganization;

•      no gain or loss will be recognized by North Penn Bank depositors upon the issuance to them of deposit accounts in North Penn Bank immediately after the reorganization;

•      assuming that subscription rights do not have any value, the tax basis to our depositors, who exercise subscription rights to purchase our common stock in the offering, will be the amount paid for our common stock, and the holding period for shares of common stock will begin on the date of completion of the offering.

•      the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

We have received an opinion from FinPro, Inc. stating that, pursuant to its valuation, FinPro, Inc., is of the opinion that subscription rights do not have any value. See “The Reorganization and Stock Offering - Material Income Tax Consequences.”

We have also received an opinion from our independent auditors, McGrail Merkel Quinn & Associates, stating that, assuming the reorganization does not result in any federal income tax liability to us, or our account holders, implementation of the plan of reorganization will not result in any Pennsylvania income tax liability to those entities or persons. See “The Reorganization and Stock Offering - Material Income Tax Consequences.”

Risk Factors

In addition to the other information in this document, you should consider carefully the following risk factors before purchasing North Penn Bancorp common stock.

Risks Related to Our Business

Our increased emphasis on commercial lending and the unseasoned nature of these loans may expose us to increased lending risks and could impact the level of our allowance for loan losses.

Since December 31, 2002, our commercial loan portfolio has increased $11.7 million, or 224% at September 30, 2004. These types of loans generally expose a lender to greater risk of non-payment and loss than one- to four- family residential mortgage loans because repayment of the loans often depends on the income stream of the borrower. These factors can be impacted by many variables including economic events beyond the borrowers control. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four- family residential mortgage loans. Also many of our commercial borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four- family residential mortgage loan.

Because of our planned continued emphasis on commercial lending and the unseasoned nature of many of these loans, we may determine it necessary to increase the level of our allowance for loan losses. We make various judgments about the collectibility of our loans, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for our loans. In determining the amount of the allowance for loan losses, we review our loans and our loan loss and delinquency experience, and we evaluate economic conditions. However, as a result of our recent expansion, a significant portion of our commercial loans are unseasoned, with the risk that these loans may not have had sufficient time to perform to properly indicate the potential magnitude of intrinsic losses. If our judgments are incorrect, our allowance for loan losses may not be sufficient to cover future losses, which will result in additions to our allowance through increased provisions for loan losses. In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Increased provisions for loan losses would increase our expenses and reduce our profits. Finally, during our recent expansion, we have also experienced a historically low interest rate environment. Our unseasoned adjustable rate loans have not, therefore, been subject to a rising interest rate environment which could cause them to adjust to their maximum interest rate level. Such an increase could increase collection risks resulting from potentially higher payment obligations by the borrowers.

Our emphasis on indirect automobile loans may expose us to increased lending risks and could impact the level of our allowance for loan losses.

Since 2002, North Penn Bank has actively originated indirect automobile loans. At September 30, 2004, such loans approximated $7.0 million, or 12%, of the total loan portfolio. Though we have not recently experienced a greater degree of default or an inability to resell the collateral of these loans, indirect automobile loans are generally considered to have a greater degree of lending risk than traditional one- to four- family residential lending. Indirect automobile loans are secured by new or used automobiles, which depreciate rapidly. Additionally, there is generally no recourse against the automobile dealer in the event of a default by the borrower. We also rely on the dealers to provide accurate information to us and accurate disclosures to borrowers. We seek to mitigate these risks by dealing only with automobile dealers with whom our senior lending officer has had a long-standing relationship. Although, we do not anticipate a significant increase in the size of this portfolio, we anticipate that this portfolio will continue to be a significant percentage of our total loan portfolio. Because of these risks, we could experience an increase in non-performing loans and provisions for loan losses. See “Our Business – Lending Activities – Consumer Loans.”

Increases in market rates of interest could adversely affect our profits and stockholders’ equity.

At September 30, 2004, North Penn Bank owned approximately $26.5 million of marketable securities available for sale, which consisted of $14.3 million of investment securities and $12.2 million of mortgage-backed securities. Generally accepted accounting principles require that these securities be carried at fair value on the consolidated balance sheet. Unrealized gains or losses on these securities, that is, the difference between the fair value and the amortized cost of these securities, is reflected in stockholders’ equity, net of deferred taxes. As of September 30, 2004, North Penn Bank’s available for sale marketable securities portfolio had a net unrealized gain, net of taxes, of $50 thousand, which resulted in an increase in stockholders’ equity. However, if interest rates increase, the fair value of North Penn Bank’s available for sale marketable securities is likely to decrease, which would not affect recorded earnings but would reduce stockholders’ equity.

Interest rates are at historically low levels, but short-term rates have risen recently. If interest rates continue to rise, our net interest income likely would be reduced since, due to the generally shorter terms of interest-bearing liabilities, interest expense paid on interest-bearing liabilities, such as deposits and borrowings, increase more quickly than interest income earned on interest-earning assets, such as loans and investments. In addition, rising interest rates may hurt our income because they may reduce the demand for new loans, and refinance loans. Also, the interest rate spread and net interest margin could be compressed, which would have a negative effect on our profitability until our loan portfolio reprices with higher rates. Rising rates will also result in increased rates on existing adjustable rate loans, which could increase collection risks as a result of higher payment obligations by our borrowers.

If we do not achieve profitability on new branches, the new branches may negatively impact our earnings.

We have not expanded our branch network for a number of years. However, we intend to pursue opportunities to pursue such expansion, as well as to upgrade our current branch facilities. Currently, we have plans to open a new branch in late 2005. We cannot assure you that our this branch expansion strategy and our branch upgrading will be accretive to our earnings, or that it will be accretive to earnings within a reasonable period of time. Numerous factors contribute to the performance of a new branch, such as a suitable location, qualified personnel and an effective marketing strategy. Additionally, it takes time for a new branch to generate significant deposits and make sufficient loans to produce enough income to offset expenses, some of which, like salaries and occupancy expense, are relatively fixed costs. In addition to branch employees, we will hire lending and other employees to support our expanded infrastructure.

Strong competition within our market area could hurt our profits and slow growth.

Although we consider ourselves competitive in Northeastern Pennsylvania, which we consider our market area, we face intense competition both in making loans and attracting deposits. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which reduces net interest income. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area. Our market area has traditionally consisted of the Scranton area. Scranton has been a low-growth area with an aging population. In 1989, we opened a branch office in Stroudsburg which has experienced strong population growth in recent years and we plan to open an additional branch office in Effort, Pennsylvania. Our ability to successfully penetrate this fast-growing market will impact our growth and profitability plans. For more information about our market area and the competition we face, see “Our Business – Market Area” and “Our Business – Competition.”

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

We intend to contribute approximately 50% of the net proceeds of the offering to North Penn Bank. We expect to use a portion of the net proceeds to fund the employee stock ownership plan’s purchases of shares in the offering and to capitalize North Penn Mutual Holding Company. North Penn Bancorp may use the remaining net proceeds to pay dividends to shareholders, repurchase common stock, purchase investment securities, finance the acquisition of other financial institutions or other businesses that are related to banking, or for other general corporate purposes. North Penn Bank may use the proceeds it receives to fund new loans, purchase investment securities, establish or acquire new branches, acquire financial institutions or other businesses that are related to banking or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

We are subject to extensive government regulation, supervision and examination. Such regulation, supervision and examination govern the activities in which we may engage, and is intended primarily for the protection of the deposit insurance fund and our depositors. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Risks Related to the Reorganization

As a result of the amount of capital we are raising, we expect our return on equity and our stock price performance to be negatively affected.

We are raising net proceeds of up to $8.1 million at the maximum of the offering range. The amount of capital that we are raising may have several consequences, including the following:

•	Return on equity will decline. Return on equity, which equals net income divided by average equity, is a ratio that many investors use to compare the performance of a particular company with other companies. For the nine months ended September 30, 2004, our annualized return on average equity was 4.95%. For the year ended December 31, 2003, our return on average equity was 5.00%. The net proceeds from the reorganization will significantly increase our equity capital, which will further decrease our return on equity, which on a pro forma basis at the midpoint of the offering is 2.72% for the nine months ended September 30, 2004 (annualized) and 2.87% for the year ended December 31, 2003 compared to a 5.12% median for our peer group. It will take time for us to fully use the new capital in our business operations to increase net income and improve our return on equity. Consequently, you should not expect a competitive return on equity in the near future.

•	Stock price may decline. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of this offering.

Additional public company and annual stock employee compensation and benefit expenses following the reorganization will reduce our profitability and stockholders’ equity.

Following the reorganization, our noninterest expense will increase as a result of the financial accounting, legal and various other additional expenses usually associated with operating as a public company, which will adversely affect our profitability and stockholders’ equity. Costs of preparing reports for shareholders and the Securities and Exchange Commission will cause our expenses to be higher than they would be if we did not conduct the stock offering and become a public company. In addition, we will recognize additional annual material employee compensation and benefit expenses stemming from the shares granted to employees and executives under new benefit plans, which we will establish, subject to our stockholders’ approval. We cannot predict the actual amount of these new expenses because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. We would recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and would recognize expenses for restricted stock awards over the vesting period of the awards. These compensation and benefit expenses in the first year following the reorganization have been estimated to be approximately $510,000 at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share offering price as fair market value. Actual expenses, however, may be higher or lower, depending on the then-prevailing price of our common stock. In addition, proposed changes in accounting guidelines may require us to recognize expenses relating to stock option grants. See “Pro Forma Data” and “Our Management – Benefit Plans.”

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt an omnibus stock option plan following the reorganization. If our stockholders approve the new omnibus stock option plan, we intend to issue restricted stock awards and stock options to our officers and directors through this plan. If the restricted stock awards under the omnibus stock option plan are funded from authorized but unissued stock, your ownership interest in shares held by persons other than North Penn Mutual Holding Company could be diluted by up to approximately 1.8%, assuming awards of common stock equal to 4.0% of the sum of the shares to be sold in the reorganization, plus shares issued to our charitable foundation, are awarded under the plan. If the shares issued upon the exercise of stock options under the omnibus stock option plan are issued from authorized but unissued stock, your ownership interest in shares held by persons other than North Penn Mutual Holding Company could be diluted by up to approximately 4.4% assuming stock option grants equal to 10.0% of the sum of the shares sold in the offering plus shares issued to our charitable foundation, are granted under the plan. See “Pro Forma Data” and “Our Management – Benefit Plans.”

North Penn Mutual Holding Company will own a majority of our common stock and will be able to exercise voting control over most matters put to a vote of stockholders, including preventing sale or merger transactions you may like or a second-step conversion by North Penn Mutual Holding Company.

Public stockholders collectively will own a minority of the outstanding shares of North Penn Bancorp’s common stock. North Penn Mutual Holding Company will own a majority of our common stock and, through its Board of Directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers will manage North Penn Bancorp, North Penn Bank (in stock form) and North Penn Mutual Holding Company. As a Pennsylvania state-chartered mutual holding company, the Board of Directors of North Penn Mutual Holding Company must ensure that the interests of depositors of North Penn Bank are represented and considered in matters put to a vote of stockholders of North Penn Bancorp. Therefore, the votes cast by North Penn Mutual Holding Company may not be in your personal best interests as a stockholder. For example, North Penn Mutual Holding Company may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares, prevent a second-step conversion transaction by North Penn Mutual Holding Company or defeat a stockholder nominee for election to the Board of Directors of North Penn Bancorp. The matters as to which stockholders other than North Penn Mutual Holding Company will be able to exercise voting control are limited and include any proposal to implement an omnibus stock option plan.

In addition, North Penn Bancorp’s directors, executive officers and their associates are expected to purchase approximately 55,200 shares in the offering, which represents 8.67%, 7.37%, 6.41% and 5.56% at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively, including shares issued to North Penn Mutual Holding Company. Furthermore, if stockholders of North Penn Bancorp approve the omnibus stock option plan, and if all restricted stock awards are awarded and all options reserved under the stock option plan are awarded and exercised, insider ownership would increase. See “Our Management—Executive Compensation,” and “Management-Benefit Plans.”

Our stock price may suffer from anti-takeover provisions and our mutual holding company structure that may impede potential takeovers.

Anti-Takeover Provisions in our Articles of Incorporation and Bylaws. Provisions in our corporate documents, as well as regulations restricting takeovers after the reorganization, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions contained in our corporate documents include:

•	Restrictions on acquiring more than 10% of our common stock by any person other than North Penn Mutual Holding Company limitations on the voting rights of shares held in excess of that amount;

•	The election of members of the board of directors to staggered three-year terms;

•	The absence of cumulative voting by stockholders in elections of directors;

•	Provisions restricting the calling of special meetings of stockholders; and

•	Our ability to issue up to 20,000,000 shares of preferred stock and up to 80,000,000 shares of common stock without stockholder approval.

See “Restrictions on Acquisition of North Penn Bancorp” for a description of anti-takeover provisions in our corporate documents and applicable regulations.

Our stock price may decline when trading commences.

We cannot guarantee that if you purchase shares in the offering that you will be able to sell them at or above the $10.00 offering price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by investor perceptions of North Penn Bancorp and other factors outside of our control, including prevailing interest rates, and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

There may be a limited market for our common stock, which may lower our stock price.

We expect our shares of common stock will be quoted on the OTC Bulletin Board. We cannot guarantee that the shares will be regularly traded. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice and the sale of a large number of shares at one time could temporarily depress the market price.

Risks Related to the Formation of Our Foundation

The contribution to the North Penn Charitable Foundation will hurt our profits for fiscal year 2005 and means that a stockholder’s ownership interest will be up to 2% less after the contribution.

We intend to contribute 2% of the shares of our common stock issued in the reorganization to the North Penn Charitable Foundation. This contribution will be an additional operating expense and will reduce net income during the fiscal year in which the North Penn Charitable Foundation is established, which is expected to be the year ending December 31, 2005. Based on the pro forma assumptions, the contribution to the North Penn Charitable Foundation would reduce net earnings by approximately $255,000 at the midpoint of the offering range, after tax, in fiscal year 2005. In addition, purchasers of shares in the offering will have their ownership and voting interests diluted by up to 2% at the close of the offering when we contribute the shares of our common stock to the North Penn Charitable Foundation. For a further discussion regarding the effect of the contribution to the charitable foundation, see “Pro Forma Data” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Our contribution to the North Penn Charitable Foundation may not be tax deductible, which could hurt our profits.

We believe that our contribution to the North Penn Charitable Foundation, valued at $432,670 at the midpoint of the offering range, pre-tax, will be deductible for federal income tax purposes. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation and, accordingly, that the after tax expense would be approximately $255,000. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully.

Failure to approve the North Penn Charitable Foundation may materially affect our pro forma market value, which may delay the completion of the reorganization.

The establishment and funding of the foundation as part of the reorganization is subject to the approval of our depositors. If our depositors approve the reorganization, but not the foundation, we may determine to complete the reorganization without the establishment of the foundation and may do so without amending the plan of reorganization or obtaining any further vote of our depositors. FinPro, Inc., which performed the appraisal of us on which this offering is based, has informed us that our value would be greater if we did not form the charitable foundation and fund it with shares of our common stock. Therefore, if our depositors do not approve the foundation, our pro forma market value will increase. If our pro forma market value increases above $22,460,020 for any reason, all subscribers will be resolicited and given the chance to change or cancel their orders. A resolicitation would delay the completion of the stock offering.

A Warning About Forward-Looking Statements

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies or the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

Forward-looking statements that we make in this prospectus and in other public statements we make may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Selected Financial and Other Data

The summary financial information presented below is derived in part from the financial statements of North Penn Bank. The following is only a summary and you should read it in conjunction with the financial statements and notes beginning on page F-1. The information at December 31, 2003 and for the years ended December 31, 2003 and 2002 is derived in part from the audited consolidated financial statements of North Penn Bank that appear in this prospectus. The information at September 30, 2004 and 2003 and for the nine months ended September 30, 2004 and 2003 was not audited, but, in the opinion of management, reflects all adjustments necessary for a fair presentation. No adjustments were made other than normal recurring entries. The results of operations for the nine months ended September 30, 2004 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At September 30,	At December 31,
	2004	2003	2002
		(In thousands)
Financial Condition Data:
Total assets	$93,444	$92,199	$91,265
Cash and cash equivalents	659	3,068	7,312
Securities held-to-maturity	1,097	2,437	4,423
Securities available-for-sale	26,506	31,530	16,318
Loans receivable, net	58,991	49,021	58,248
Deposits	77,910	79,180	76,256
FHLB advances	7,240	5,000	7,000
Total equity	7,699	7,683	7,607

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2004	2003	2003	2002(1)
Operating Data:
Interest and dividend income	$3,590	$3,880	$5,042	$5,834
Interest expense	1,488	1,800	2,336	3,007

Net interest income	2,102	2,080	2,706	2,827
Provision for loan losses	—	15	15	40

Net interest income after Provision for loan losses	2,102	2,065	2,691	2,787
Noninterest income	328	321	469	286
Noninterest expense	2,042	1,831	2,554	2,421

Income before provision for income taxes	388	555	606	652
Provision for income taxes	103	182	206	259

Net income	$285	$373	$400	$393

(1)	Interest expense includes a $160 thousand penalty for prepayment of $4.1 million in FHLB borrowings.

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2004	2003	2003	2002(1)
Performance Ratios (2):
Return on average assets (net income divided by average total assets)	0.41%	0.54%	0.43%	0.43%
Return on average equity (net income divided by average equity)	4.95	6.25	5.00	5.30
Interest rate spread (3)	3.06	3.00	2.92	2.98
Net interest margin (4)	3.21	3.20	3.12	3.22
Noninterest expense to average assets	2.93	2.65	2.77	2.63
Efficiency ratio (5)	84.17	75.49	79.86	77.77
Average interest-earning assets to average interest-bearing liabilities	106.74	107.25	107.21	106.87

Capital Ratios:
Average equity to average assets	8.27%	8.64%	8.62%	8.08%
Equity to assets at period end	8.24	8.78	8.33	8.34

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.54%	1.98%	1.97%	1.72%
Allowance for loan losses as a percent of nonperforming loans	89.84	112.67	99.39	116.31
Net charge-offs to average outstanding loans during the period	0.12	.06	.09	.02
Nonperforming loans as a percent of total loans	1.71	1.76	1.98	1.48
Nonperforming assets and troubled debt restructurings as a percent of total assets	1.14	1.01	1.17	1.30

Other Data:
Number of:
Full service customer service facilities	4	4	4	4

(1)	Interest expense includes a $160 thousand penalty for prepayment of $4.1 million in FHLB borrowings.

(2)	Performance ratios for the nine months ended September 30, 2004 and 2003 are annualized.

(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.

(4)	Represents net interest income as a percent of average interest-earning assets.

(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.

Recent Developments

The information contained in the following tables relates to the consolidated financial position and results of operations of North Penn Bank at the dates and for the periods indicated. The data presented at and for the year ended December 31, 2004, and for the three month periods ended December 31, 2004 and 2003, was not audited, but in management’s opinion, reflects all adjustments necessary to present fairly the results for these interim periods. No adjustments were made other than normal recurring adjustments. The data at and for the year ended December 31, 2003, was derived from audited financial statements.

	At December 31, 2004	At December 31, 2003	% Change
	(Dollars In thousands)
Selected Financial Condition Data:
Total assets	$92,990	$92,199	0.86%
Cash and cash equivalents	1,659	3,068	(45.93)
Securities held-to-maturity	498	2,437	(79.57)
Securities available-for-sale	22,959	31,530	(27.18)
Loans receivable, net	60,829	49,021	24.09
Deposits	77,342	79,180	(2.32)
FHLB advances	7,375	5,000	47.50
Total equity	7,746	7,683	0.82

	For the Three Months Ended December 31,			For the Year Ended December 31,
	2004	2003	% Change	2004	2003	% Change
	(Dollars In thousands)
Selected Operations Data:
Interest and dividend income	$1,217	$1,162	4.73%	$4,807	$5,042	( 4.66%)
Interest expense	489	536	(8.77%)	1,977	2,336	(15.37%)

Net interest income	728	626	16.29%	2,830	2,706	4.58%
Provision for loan losses	—	—		—	15	(100.00%)

Net interest income after provision for loan losses	728	626	16.29%	2,830	2,691	5.17%
Noninterest income	121	148	(18.24%)	449	469	(4.26%)
Noninterest expense	699	723	( 3.32%)	2,741	2,554	7.32%

Income before provision for income taxes	150	51	194.12%	538	606	(11.22%)
Provision for income taxes	52	24	116.67%	155	206	(24.76%)

Net income	$98	$27	262.96%	$383	$400	( 4.25%)

	At or For the Three Months Ended December 31		At or for the Year Ended December 31
	2004	2003	2004	2003
Performance Ratios (1):
Return on average assets (net income divided by average total assets)	0.42%	0.12%	0.41%	0.43%
Return on average equity (net income divided by average equity)	5.02%	1.37%	4.97%	5.00%
Interest rate spread (2)	3.19%	2.67%	3.08%	2.92%
Net interest margin (3)	3.34%	2.86%	3.24%	3.12%
Noninterest expense to average assets	3.01%	3.10%	2.96%	2.77%
Efficiency ratio (4)	81.43%	93.41%	83.85%	79.86%
Average interest-earning assets to average Interest-bearing liabilities	106.80%	107.21%	106.94%	107.21%

Capital Ratios:
Average equity to average assets	8.36%	8.43%	8.30%	8.62%
Equity to assets at period end	8.33%	8.33%	8.33%	8.33%

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.51%	1.97%	1.51%	1.97%
Allowance for loan losses as a percent of nonperforming loans	68.61%	99.39%	68.61%	99.39%
Net charge-offs to average outstanding loans during the period	(0.02%)	0.01%	0.10%	0.09%
Nonperforming loans as a percent of total loans	2.20%	1.98%	2.20%	1.98%
Nonperforming assets and troubled debt restructurings as a percent of total assets	1.46%	1.17%	1.46%	1.17%

Other Data:
Full service customer service facilities	4	4	4	4

(1)	Where appropriate, performance ratios for the three months ended December 31, 2004, and 2003 are annualized.

(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Represents net interest income as a percent of average interest-earning assets.

(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.

Management’s Discussion and Analysis of Recent Developments

Changes in Financial Condition from December 31, 2003 to December 31, 2004

General. The bank’s assets increased $791 thousand, or 0.9%, to $93.0 million at December 31, 2004, compared to $92.2 million at December 31, 2003. The primary causes of this change were an increase in the loan portfolio partially offset by a decline in the investment portfolio. Net loans increased approximately $11.8 million, from $49.0 million at December 31, 2003, to $60.8 million at December 31, 2004. This increase was partially offset by a decline in the investment portfolio of approximately $10.5 million from $34.0 million at December 31, 2003, to $23.5 million at December 31, 2004. Other assets also increased in 2004. At December 31, 2004, other assets accounted for approximately $3.8 million, a $1.1 million increase over the $2.7 million reported at December 31, 2003. There was also a decline in deposit volumes compared to December 31, 2003. At December 31, 2004, deposits were $77.3 million. This marked a decline of approximately $1.9 million from the $79.2 million in deposits reported at December 31, 2003.

Assets. The net loan portfolio increased approximately $11.8 million, or 24.1%, from $49.0 million at December 31, 2003, to $60.8 million at December 31, 2004. The largest contributor to this increase was commercial loan products. These loans increased approximately $6.9 million, or 67.6%, from approximately $10.2 million at December 31, 2003, to $17.1 million at December 31, 2004. Additionally, consumer loans grew approximately $3.3 million, or 33.6%, to $13.1 million at December 31, 2004, from $9.8 million at December 31, 2003. The remainder of the increase was in residential real estate loans, including construction loans, which increased approximately $1.5 million to $31.5 million from $30.0 million.

The investment portfolio decreased approximately $10.5 million to $23.5 million at December 31, 2004, from $34.0 million at December 31, 2003. This decrease was primarily due to investment maturities and calls of approximately $5.7 million of securities coupled with sales of approximately $2.6 million during 2004. A secondary source of this decrease was pay downs on mortgage-backed investments, which were approximately $3.4 million for 2004. Partially offsetting the reductions were investment purchases of approximately $1.7 million made throughout 2004.

Other assets increased approximately $1.1 million from $2.7 million at December 31, 2003, to $3.8 million at December 31, 2004. The main sources of this increase were deferred expenses of $222 thousand related to the formation of the Mutual Holding Company and $563 thousand for land purchased for the planned new Stroudsburg office. The remainder of the change is related to additional BOLI investments, which generate tax-exempt income for the bank, as well as the purchase of Federal Home Loan Bank stock.

Deposits. Total deposits decreased approximately $1.9 million, or 2.3%, to $77.3 million at December 31, 2004, from $79.2 million at December 31, 2003. Time deposit products, which include certificates of deposit and IRA accounts, decreased approximately $8.3 million, or 16.2%, to $43.0 million at December 31, 2004, from $51.3 million at December 31, 2003. Savings and club accounts decreased approximately $404 thousand, or 4.6%, to $8.4 million at December 31, 2004, from $8.8 million at December 31, 2004. Partially offsetting these declines was an increase in transaction accounts, noninterest-bearing demand deposits, money market, and NOW accounts. These accounts increased approximately $6.9 million, or 36.3%, to $25.9 million at December 31, 2004, from $19.0 million at December 31, 2003.

Borrowings. In order to offset the decrease in deposits and to fund the loan demand, additional Federal Home Loan Bank advances were obtained. The net increase in these borrowings from December 31, 2003, was $2.4 million.

Equity. Total equity increased by approximately $63 thousand to $7.7 million at December 31, 2004. The equity to assets ratio remained constant at 8.3% for December 31, 2004, and December 31, 2003. Total equity increased due to net income of $383 thousand for the year ended December 31, 2004, partially offset by a decrease in value of available-for-sale securities of approximately $319 thousand, net of deferred taxes.

Comparison of Results of Operations for the Three Months and Years Ended December 31, 2004 and 2003

General. For the three months ended December 31, 2004, the bank recorded net income of approximately $98 thousand. For the corresponding period of 2003, net income was approximately $27 thousand. Included in income for the three months ended December 31, 2004, were a gain on the sale of other real estate owned property of approximately $30 thousand and a net gain on investment sales of approximately $4 thousand. Included in income for the three months ended December 31, 2003, were gains on loan sales of approximately $26 thousand.

For the year ended December 31, 2004, the bank recorded net income of approximately $383 thousand as compared to $400 thousand for 2003. An increase in net interest income offset by a reduction in noninterest income and increased noninterest expenses accounted for this change.

Net Interest Income. Net interest income increased approximately $102 thousand, or 16.3%, to $728 thousand for the three months ended December 31, 2004, compared to $626 thousand for the same period of 2003. Interest income increased approximately $55 thousand, or 4.7%, for the fourth quarter of 2004 as compared to the same period of 2003. Larger average volumes of commercial and consumer loans partially offset by lower average volumes of investment securities were the major causes of this increase. Conversely, interest expense decreased approximately $47 thousand, or 8.8%, for the fourth quarter of 2004 as compared to the same period of 2003. Lower average time deposit volumes coupled with a reduction in the cost of these products partially offset by greater average transaction account volumes were the primary causes of the lower interest expense. The interest rate spread increased to 3.19% for the three months ended December 31, 2004, compared to 2.67% for the three months ended December 31, 2003. The ratio of average interest-earning assets to average interest-bearing liabilities decreased to 106.80% for the three months ended December 31, 2004, compared to 107.21% for the three months ended December 31, 2003.

Net interest income increased approximately $124 thousand, or 4.6%, to $2.8 million for the year ended December 31, 2004, compared to $2.7 million for the year ended December 31, 2003. While interest income decreased approximately $235 thousand, or 4.7%, to $4.8 million for the year ended December 31, 2004, interest expense decreased approximately $359 thousand, or 15.4% for the same period. Lower yields on the loan and investment portfolios partially offset by lower volumes and cost of funds on time deposits were the major factors responsible for this change. The interest rate spread increased to 3.08% for the year ended December 31, 2004, compared to 2.92% for the same period of 2003. The ratio of average interest-earning assets to average interest-bearing liabilities experienced a decline from 107.21% for the year ended December 31, 2003, to 106.94% for the year ended December 31, 2004.

The following tables present information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income and dividends from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Yields and costs for the three months ended December 31, 2004 and 2003 are annualized. For purposes of this table, average balances have been calculated using the average of daily balances, and nonaccrual loans are included in average balances; however, accrued interest income has been excluded from these loans.

	Three Months Ended December 31,
	2004			2003
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest earning assets:
Loans	$60,808	$924	6.05%	$49,778	$760	6.06%
Investment securities:
Available-for-sale	25,118	281	4.45%	29,901	347	4.60%
Held-to-maturity	724	11	6.04%	2,432	48	7.83%
Other earning assets	111	1	3.58%	5,013	7	0.55%

Total interest earning assets	$86,761	$1,217	5.58%	$87,124	$1,162	5.29%
Noninterest earning assets	6,008			5,371

Total assets	$92,769			$92,495

Interest bearing liabilities:
Savings, NOW accounts, and Money markets	$30,982	$89	1.13%	$23,737	$61	1.02%
Certificates of deposit	42,931	308	2.86%	51,321	384	2.98%

Total interest-bearing deposits	$73,913	$397	2.14%	$75,058	$445	2.36%
Borrowings	7,324	92	5.00%	6,205	91	5.83%

Total interest-bearing liabilities	$81,237	$489	2.39%	$81,263	$536	2.62%
Noninterest-bearing liabilities	3,773			3,318

Total liabilities	$85,010			$84,581
Equity	7,759			7,914

Total liabilities and equity	$92,769			$92,495

Net interest income		$728			$626

Interest rate spread			3.19%			2.67%

Net interest margin			3.34%			2.86%

Average interest-earning assets to average interest-bearing liabilities			106.80%			107.21%

	Year Ended December 31,
	2004			2003
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest earning assets:
Loans	$55,574	$3,405	6.13%	$53,332	$3,513	6.59%
Investment securities:
Available-for-sale	28,553	1,277	4.47%	25,741	1,295	5.03%
Held-to-maturity	1,808	116	6.42%	2,551	180	7.06%
Other earning assets	1,452	9	0.62%	5,084	54	1.06%

Total interest earning assets	$87,387	$4,807	5.50%	$86,708	$5,042	5.81%
Noninterest earning assets	5,418			5,419

Total assets	$92,805			$92,127

Interest bearing liabilities:
Savings, NOW accounts, and Money markets	$29,409	$323	1.10%	$21,876	$226	1.03%
Certificates of deposit	46,531	1,323	2.84%	52,218	1,733	3.32%

Total interest-bearing deposits	$75,940	$1,646	2.17%	$74,094	$1,959	2.64%
Borrowings	5,777	331	5.73%	6,781	377	5.56%

Total interest-bearing liabilities	$81,717	$1,977	2.42%	$80,875	$2,336	2.89%
Noninterest-bearing liabilities	3,387			3,376

Total liabilities	$85,104			$84,251
Equity	7,701			7,946

Total liabilities and equity	$92,805			$92,197

Net interest income		$2,830			$2,706

Interest rate spread			3.08%			2.92%

Net interest margin			3.24%			3.12%

Average interest-earning assets to average interest-bearing liabilities			106.94%			107.21%

Interest Income. Total interest income increased by $55 thousand, or 4.7%, to $1.2 million for the three months ended December 31, 2004, compared to the same period of 2003. The increase was primarily the result of increases in commercial and consumer loans, partially offset by lower investment volumes.

Total loan income for the quarter ended December 31, 2004, totaled $924 thousand, a $164 thousand increase compared to the same period of 2003. Average commercial loan volumes increased $8.4 million to $17.0 million for the quarter ended December 31, 2004, as compared to $8.6 million for the same period of 2003. Average consumer loan products increased $2.7 million to $12.5 million for the quarter ended December 31, 2004, compared to $9.8 million for the same period of 2003. The average yield on the loan portfolio decreased slightly to 6.05% for the quarter ended December 31, 2004, compared to 6.06% for the same period of 2003.

Total interest income on investment securities and interest-bearing deposits with other financial institutions decreased $109 thousand for the three months ended December 31, 2004, to $293 thousand, from $402 thousand for the same period of 2003. This decrease was primarily the result of a decrease in average investment security volumes of $6.5 million to $25.8 million for the quarter ended December 31, 2004, compared to $32.3 million for the same period of 2003. A secondary factor in the decline was a yield of 4.50% on the investment portfolio for the quarter ended December 31, 2004, which was 46 basis points below the 4.96% yield recorded for the same period of 2003. Management decided not to replace maturing and called investments during the quarter but rather to use the proceeds to fund loan demand.

Total interest income for the year ended December 31, 2004, decreased $235 thousand, or 4.7%, to $4.8 million compared to $5.0 million for the year ended December 31, 2003. The decrease was primarily the result of lower yields on the loan and investment portfolios partially offset by greater average loan volume. A secondary source of this decline was a lower average volume of interest bearing deposit accounts with other banks.

Total loan income for the year ended December 31, 2004, totaled $3.4 million, a $108 thousand decline from the $3.5 million reported for the year ended December 31, 2003. The yield on the loan portfolio declined 46 basis points from 6.59% for the year ended December 31, 2003, to 6.13% for the year ended 2004. Overall, average loans increased $2.2 million to $55.6 million for the year ended December 31, 2004, from $53.3 million for the year ended December 31, 2003. Average commercial loan products increased $7.1 million from $6.6 million for the year ended December 31, 2003, to $13.7 million for the year ended December 31, 2003. Partially offsetting this increase was a decline in average mortgage products. Average mortgage products declined $5.7 million to $30.8 million for the year ended December 31, 2004, from $36.5 million for the year ended December 31, 2003.

Total investment securities and interest bearing deposit income for the year ended December 31, 2004, totaled $1.4 million, an $127 thousand decline from the year ended December 31, 2003. The overall yield on the investment portfolio declined 62 basis points to 4.59% for the year ended December 31, 2004, compared to 5.21% for the year ended December 31, 2003. Additionally, the bank’s average balances of interest bearing deposit accounts with other banks also declined in 2004. For the year ended December 31, 2004, average balances on interest bearing deposits with other banks totaled $1.5 million, a $3.6 million decline from the $5.1 million reported for the year ended December 31, 2003. Partially offsetting this decline was an increase of $2.1 million in average investment volumes. For the year ended December 31, 2004, average investment volumes were $30.4 million, a $2.1 million increase from the $28.3 million in average investments recorded for the year ended December 31, 2003.

Interest Expense. Interest expense declined $47 thousand for the three months ended December 31, 2004, compared to the same period of 2003. The primary causes for this change were lower time deposit volumes and cost of these deposits partially offset by higher average transaction account volumes.

Average time deposit volumes declined $8.4 million from $51.3 million for the quarter ended December 31, 2003, to $42.9 million for the same period of 2004. The cost of these products also declined, falling to 2.86% for the quarter ended December 31, 2004, from 2.98% for the same period of 2003. Partially offsetting the decline related to time deposit activity was a $28 thousand increase in transaction account interest expenses. Average volumes on these accounts rose to $31.0 million for the three months ended December 31, 2004, a $7.3 million increase compared to the $23.7 million recorded for the same period of 2003. The cost on these funds also rose. For the quarter ended December 31, 2004, the cost of transaction accounts was 1.13%, an 11 basis point increase over the 1.02% reported for the same period of 2003.

Interest expense declined $359 thousand, or 15.4%, from $2.3 million for the year ended December 31, 2003, to $2.0 million for the year ended December 31, 2004. Average time deposit volumes declined $5.7 million to $46.5 million for the year ended December 31, 2004, from $52.2 million for the year ended December 31, 2003. The cost of time deposits also declined. For the year ended December 31, 2004, the cost of time deposits was 2.84%, a 48 basis point decline from the 3.32% reported for the year ended December 31, 2003. These decreases were partially offset by a $97 thousand increase in transaction account interest expenses. For the year ended December 31, 2004, the average balances on transaction accounts increased $7.5 million to $29.4 million from $21.9 million for the year ended December 31, 2003. There was also an increase in the cost of these deposits to 1.10% for the year ended December 31, 2004, compared to 1.03% for the year ended December 31, 2003.

Average Federal Home Loan Bank advances increased by $1.1 million to $7.3 million for the quarter ended December 31, 2004, compared to $6.2 million for the same period of 2003. The cost of these funds, however, declined 83 basis points from 5.83% for the quarter ended December 31, 2003, to 5.00% for the same period of 2004. The additional borrowed funds were used to fund loan growth.

For the year ended December 31, 2004, average Federal Home Loan Bank advances declined $1.0 million to $5.8 million from $6.8 million for the year ended December 31, 2003. The cost of these funds rose 17 basis points from 5.56% for the year ended December 31, 2003, to 5.73% for the year ended December 31, 2004.

Provisions for Loan Losses; Allowance for Loan Losses. The bank made no provision for loan losses for the three months ended December 31, 2004 and 2003. No provision was recorded for the year ended December 31, 2004, while $15 thousand was recorded for the year ended December 31, 2003. The allowance for loan losses as a percent of total loans was 1.51% at December 31, 2004, as compared to 1.97% at December 31, 2003. One loan with a balance of approximately $243 thousand was added in the fourth quarter of 2004 to nonperforming loans. This loan was paid off subsequent to year end. Management establishes the allowance for loan losses at an amount believed to be adequate to cover known identifiable loan losses as well as any estimated losses inherent in the portfolio that are probable but that cannot be specifically identified.

The following table summarizes the activity in the allowance for loan losses and provision for loan losses for the three months and years ended December 31, 2004, and December 31, 2003.

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(Dollars in thousands)
Allowance at beginning of period	$920	$1,005	$985	$1,020
Provision for loan losses	—	—	—	15
Charge-offs	—	(20)	(68)	(54)
Recoveries	11	—	14	4

Net charge-offs	11	(20)	(54)	(50)

Allowance at end of period	$931	$985	$931	$985

The following table illustrates information related to the bank’s nonperforming assets at the dates indicated. The bank had no troubled debt restructurings or accruing loans past due 90 or more days at the dates presented.

	At December 31,
	2004	2003	% Change
	(Dollars in thousands)
Nonaccrual loans	$1,357	$991	36.93%
Other real estate owned	—	87	(100.00%)

Total nonperforming assets	$1,357	$1,078	25.88%

Total nonperforming loans to total loans	2.20%	1.98%	11.11%
Total nonperforming loans to total assets	1.46%	1.07%	36.45%
Total nonperforming assets to total assets	1.46%	1.17%	24.79%

Noninterest Income. The following table summarizes noninterest income for the three months and years ended December 31, 2004 and 2003.

	Three Months Ended December 31,			Year Ended December 31,
	2004	2003	% Change	2004	2003	% Change
	(Dollars in Thousands)
Banking service charges & fees	$43	$41	4.9%	$148	$129	14.7%
Loan origination & commitment fees	15	56	(73.2)	72	103	(30.1)
Gain on sale of loans	—	26	(100.0)	—	81	(100.0)
Gain from real estate operations	30	—	100.0	57	66	(13.6)
Loan late charges	5	6	(16.7)	23	21	9.5
Increase in cash surrender value of life insurance	15	19	(21.1)	75	28	167.9
Other operating income	9	—	100.0	66	65	1.5
Gain/(Loss) on sale of investments	4	—	100.0	8	(24)	(133.3)

Total	$121	$148	(18.2)	$449	$469	(4.3)

Noninterest income amounted to $121 thousand for the three months ended December 31, 2004, compared to $148 thousand for the same period of 2003. The bank recorded $26 thousand in gains on loan sales for the quarter ended December 31, 2003. No loan sales occurred during the same period of 2004. During the quarter ended December 31, 2004, the bank recorded net gains on the sale of an other real estate property of $30 thousand. There were no sales of other real estate properties recorded for the same period of 2003. Fees received related to the origination and processing of loans declined approximately $40 thousand for the quarter ended December 31, 2004, compared to the same period of 2003. This decline is related to fewer originations of mortgage loans in 2004, which carry larger origination fees than commercial business and consumer loans.

Noninterest income for the year ended December 31, 2004, totaled $449 thousand. This was a $20 thousand decline from the $469 thousand reported for the year ended December 31, 2003. The bank recorded gains on loan sales of $81 thousand for the year ended December 31, 2003. No such sales occurred in 2004. Fees on loan originations and commitments declined $31 thousand. or 30.1% in 2004 for the same reason given for the quarterly comparison. There was an increase in the cash surrender value of life insurance totaling $75 thousand for the year ended December 31, 2004. This increase was $28 thousand for 2003 as the policies were not purchased until August of that year. Service charges on deposit accounts also increased in 2004. These fees were $148 thousand for the year ended December 31, 2004, a 14.7% increase compared to the year ended December 31, 2003.

Noninterest Expenses. The following table summarizes noninterest expense for the three months and years ended December 31, 2004 and 2003.

	Three Months Ended December 31,			Year Ended December 31,
	2004	2003	% Change	2004	2003	% Change
	(Dollars in Thousands)
Compensation & benefits	$358	$354	1.1%	$1,425	$1,302	9.4%
Occupancy & equipment	139	200	(30.5)	516	556	(7.2)
Deposit insurance premium	4	3	33.3	12	23	(47.8)
Automated teller and check processing expense	40	16	150.0	152	134	13.4
Director & committee fees	30	19	57.9	104	72	44.4
Postage, stationery & supplies	21	19	10.5	73	63	15.9
Advertising	11	25	(56.0)	42	57	(26.3)
Property taxes	18	17	5.9	66	61	8.2
Supervisory examinations	2	12	(83.3)	12	50	(76.0)
Other operating expenses	76	58	31.0	339	236	43.6

Total	$699	$723	(3.3)%	$2,741	$2,554	7.3%

Noninterest expenses decreased $24 thousand, or 3.3%, to $699 thousand for the three months ended December 31, 2004, compared to $723 thousand for the same period of 2003. There was a 30.5% decline in occupancy and equipment expense from $200 thousand for the quarter ended December 31, 2003, to $139 thousand for the same period of 2004. In 2004, depreciation expenses and maintenance on existing equipment decreased. Advertising expenses also declined 56.0% from $25 thousand for the quarter ended December 31, 2003, to $11 thousand for the quarter ended December 31, 2004. This decline was related to advertising expenses incurred during the fourth quarter of 2003 related to the bank’s name change. Partially offsetting these declines were increases in certain other expenses. Automated teller expenses increased $24 thousand for the three months ended December 31, 2004, compared to the same period of 2003 primarily due to a volume increase in transaction accounts and an added automated teller machine at the bank’s West Scranton office. The bank had an increase in BOLI insurance expenses of $11 thousand related to director and executive officer policies. Finally, the bank began offering rebates on auto dealer loans in 2004. For the quarter ended December 31, 2004, $11 thousand in such rebate expenses were incurred. These rebates were not offered in 2003.

Salaries and employee benefits represented 51.2% and 49.1% of total noninterest expense for the three months ended December 31, 2004 and 2003, respectively. Salaries and employee benefits increased to $358 thousand for the quarter ended December 31, 2004, from $354 thousand for the same period in 2003. In 2003 the bank paid a year-end profit sharing. The expense for this profit sharing was taken entirely during the fourth quarter. For 2004, the bank accrued for this profit sharing over the entire 12-month period. The decision to accrue for the profit sharing throughout 2004 compared to taking the expense in a lump sum in 2003 partially offset 2004 salary and benefit expense increases related to annual merit raises.

Noninterest expenses increased $187 thousand, or 7.3%, to $2.7 million for the year ended December 31, 2004, compared to $2.6 million for the same period of 2003. Director and committee fees increased $32 thousand or 44.4% to $104 thousand for the year ended December 31, 2004, compared to $72 thousand for the year ended December 31, 2003. These fees were increased 70% in May of 2003 to bring them into alignment with the peer group. Automated teller expenses increased $18 thousand, or 13.4% to $152 thousand for the year ended December 31, 2004, from $134 thousand for the year ended December 31, 2003. This increase was primarily due to the bank’s addition of a fourth automated teller machine at its West Scranton location in 2004 and increased transaction accounts. The offering of the dealer rebates, which began in 2004, accounted for a $23 thousand increase to other operating expenses for the year. There was also a $29 thousand increase in insurance expenses for the year related to BOLI policies. Partially offsetting these increases were declines in deposit insurance premium and supervisory examination expenses. Deposit insurance premium expenses declined $11 thousand, or 47.8%, to $12 thousand for the year ended December 31, 2004, from $23 thousand for the year ended December 31, 2003. This decrease was due to a lower insurance assessment from the Federal Deposit Insurance Corporation (“FDIC”) based upon the bank’s improved rating. Supervisory examination expenses declined $38 thousand, or 76.0%, to $12 thousand for the year ended December 31, 2004, from $50 thousand for the year ended December 31, 2003. This decline was primarily due to the bank’s improved condition and change to a state-chartered bank regulated by the FDIC.

Salaries and employee benefits represented 52.0% and 51.0% of total noninterest expense for the years ended December 31, 2004 and 2003, respectively. Salaries and employee benefits increased to $123 thousand for the year ended December 31, 2004, to $1.4 million from $1.3 million for 2003. Merit raises and increased health benefit costs accounted for this increase.

Income taxes. Income tax expense for the last three months of 2004 was $52 thousand. This expense was $24 thousand for the same period of 2003. For the year ended December 31, 2004, the bank’s income tax expense was $155 thousand, a $51 thousand decrease compared to the year ended December 31, 2003, due in part to income from the increase in the cash surrender value of life insurance, which is tax exempt.

Regulatory Capital Ratios for North Penn Bank at December 31, 2004:

	Actual		Minimum Capital Requirements		Minimum Required to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Tier 1 leverage ratio	$7,744	8.35%	$3,707	4.0%	$4,634	5.0%
Tier 1 risk-based capital Ratio	7,744	12.07	2,566	4.0	3,849	6.0
Total risk-based capital Ratio	8,547	13.32	5,132	8.0	6,415	10.0

Use of Proceeds

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the actual expenses of the offering. Payments for shares made through withdrawals from deposit accounts will reduce our deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	636,863 Shares at $ 10.00 Per Share	749,250 Shares at $ 10.00 Per Share	861,638 Shares at $ 10.00 Per Share	990,883 Shares at $ 10.00 Per Share
	(In thousands)
Offering proceeds	$6,369	$7,493	$8,616	$9,909
Less: estimated offering expenses	(510)	(510)	(510)	(510)

Net offering proceeds	5,859	6,983	8,106	9,399
Less:
Proceeds contributed to North Penn Bank	2,930	3,492	4,053	4,700
Proceeds used for loan to employee stock ownership plan	532	626	720	828
Proceeds contributed to North Penn Charitable Foundation	100	100	100	100
Proceeds to North Penn Mutual Holding Company	100	100	100	100

Proceeds remaining for North Penn Bancorp	$2,197	$2,665	$3,133	$3,671

The proceeds that North Penn Bancorp retains will be our initial capitalization, and we may use the proceeds that we retain from the offering:

•	to construct a new branch office in Effort, Pennsylvania to be leased in an arms length transaction with North Penn Bank;

•	to invest in securities;

•	to pay dividends to stockholders;

•	to repurchase shares of our common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking; and

•	for general corporate purposes.

We have approximated that the total turn-key cost of construction of the new branch office will be $1 million, which does not include the land acquisition cost of $563,000.

Currently, the Federal Deposit Insurance Corporation prohibits us from repurchasing our shares of common stock during the first year following the reorganization, except to fund stock-based benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

North Penn Bank may use the proceeds that it receives from the offering, which is shown in the table above as the amount contributed to North Penn Bank:

•	to fund new loans;

•	to invest in securities;

•	to finance the anticipated expansion of its business activities, including developing or acquiring new branch locations and

•	for general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above. We currently have no specific plans or agreements regarding any expansion activities or acquisitions other than the branch office opening disclosed in “Our Business – Properties” that is already underway. North Penn Bank has received approval from the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking to open a new branch office in Effort, Pennsylvania.

We do not have any other specific plans for the investment of the proceeds of this offering. For a discussion of our business reasons for undertaking the reorganization, see “The Reorganization and Stock Offering – Reasons for the Reorganization.”

Our Dividend Policy

Following the reorganization, we intend to adopt a policy of paying regular cash dividends, but we have not decided on the amount or frequency of payments or when the payments may begin. In addition, we may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, we will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards and economic conditions. The regulatory restrictions that affect the payment of dividends by North Penn Bank to North Penn Bancorp discussed below will also be considered. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future. Based upon our estimate of offering expenses and other assumptions described in “Pro Forma Data,” we expect to have between $5,858,630 and $8,106,380 in net proceeds, at the minimum and the maximum of the offering, respectively, that, subject to annual earnings and expenses, we could potentially use to pay dividends. If we pay dividends to our stockholders, we also will be required to pay dividends to North Penn Mutual Holding Company.

The Federal Deposit Insurance Corporation has imposed a condition on North Penn Mutual Holding Company that should any shares of the stock of the North Penn Bank or North Penn Bancorp be issued to persons other than North Penn Mutual Holding Company, any dividends waived by North Penn Mutual Holding Company must be retained by North Penn Bancorp or North Penn Bank and segregated, earmarked, or otherwise identified on the books and records of North Penn Bancorp or North Penn Bank. Such amounts must be taken into account in any valuation of North Penn Bank, and factored into the calculation used in establishing a fair and reasonable basis for exchanging shares in any subsequent conversion of North Penn Mutual Holding Company to stock form. Such amounts will not be available for payment to, or the value thereof transferred to, minority shareholders, by any means, including through dividend payments or at liquidation.

North Penn Bancorp will not be subject to Pennsylvania Department of Banking and Federal Deposit Insurance Corporation regulatory restrictions on the payment of dividends. However, its ability to pay dividends may depend, in part, upon dividends it receives from North Penn Bank because it initially will have no source of income other than dividends from North Penn Bank and earnings from the investment of the net proceeds from the offering that it retains. The Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation limit dividends and other distributions by North Penn Bank. In addition, North Penn Bank may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the offering. North Penn Bank may not make a capital distribution if, after making the distribution, it would be undercapitalized. See “Regulation and Supervision – Regulation of Pennsylvania Savings Banks – Limitation on Capital Distributions.”

Any payment of dividends by North Penn Bank that would be deemed to be drawn out of its bad debt reserves would require North Penn Bank to pay federal income taxes at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation – Federal Income Taxation” and note 11 of the notes to financial statements included in this prospectus. We do not contemplate any distribution by North Penn Bank that would result in this type of tax liability.

Market for the Common Stock

We have not previously issued common stock. Upon completion of the reorganization, we expect that our shares of common stock will trade on the over the counter market on the OTC Bulletin Board. However, given the limited amount of shares of North Penn Bancorp being offered, it is unlikely that a liquid trading market will develop. Although it is under no obligation to do so, Ryan Beck & Co., Inc. intends to become a market maker in our common stock following the reorganization. Ryan Beck & Co., Inc. also will assist us in encouraging other brokerage firms to be market makers.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited. Under such circumstances, you may have difficulty selling shares on short notice. Therefore, you should not consider the stock as a short-term investment. Trying to sell a large number of shares at one time may also temporarily depress the market price of the stock. Also, there can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

Capitalization

The following table presents the historical capitalization of North Penn Bank at September 30, 2004 and the capitalization of North Penn Bancorp reflecting the reorganization (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares under the proposed omnibus stock option plan. A change in the number of shares to be issued in the reorganization may materially affect pro forma capitalization. We are offering our common stock on a best efforts basis. We must sell a minimum of 636,863 shares to complete the offering.

		North Penn Bancorp Pro Forma Capitalization Based Upon the Sale of
		Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	North Penn Bank Capitalization at September 30, 2004	636,863 Shares at $10.00 Per Share	749,250 Shares at $10.00 Per Share	861,638 Shares at $10.00 Per Share	990,883 Shares at $10.00 Per Share
	(In thousands)
Deposits (1)	$77,910	$77,910	$77,910	$77,910	$77,910
Borrowings	7,240	7,240	7,240	7,240	7,240

Total deposits and borrowed funds	$85,150	$85,150	$85,150	$85,150	$85,150

Stockholders’ equity:
Preferred stock:
20,000,000 shares, no par value per share, authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock:
80,000,000 shares, $.10 par value per share, authorized; specified number of shares assumed to be issued and outstanding (2)	—	144	170	195	225
Additional paid-in capital	—	5,715	6,813	7,911	9,174
Retained earnings (3)	7,649	7,649	7,649	7,649	7,649
Net unrealized gain on available-for-sale securities, net	50	50	50	50	50
Plus: shares and cash issued to the Foundation	—	383	433	483	540
Less:
Capitalization of Foundation	—	100	100	100	100
Capitalization of North Penn Mutual Holding Company	—	100	100	100	100
Foundation contribution expense, net (4)	—	226	255	285	319
Common stock acquired by employee stock ownership plan (5)	—	532	626	720	828
Common stock to be acquired by restricted stock plan (6)	—	266	313	360	414

Total stockholders’ equity	$7,699	$12,717	$13,721	$14,723	$15,877

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.

(2)	Amounts represent the number of shares of common stock issued in the offering plus shares issued to North Penn Mutual Holding Company and our charitable foundation (1,443,555, 1,698,300, 1,953,045 and 2,246,002 shares at the minimum, midpoint and maximum, as adjusted, of the offering range, respectively), multiplied by the $0.10 par value per share.

(3)	Retained earnings are restricted by applicable regulatory capital requirements.

(4)	Represents the expense, net of tax, of the contribution of common stock to the North Penn Charitable Foundation based on an estimated tax rate of 41%. The realization of the tax benefit is limited annually to 10% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(5)	Assumes that 8.0% of the sum of the common stock sold in the offering plus shares issued to our charitable foundation will be acquired by the employee stock ownership plan in the reorganization with funds borrowed from North Penn Bancorp. Under generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital. As shares are released to plan participants’ accounts, a corresponding reduction in the charge against capital will occur. Since the funds are borrowed from North Penn Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the consolidated financial statements of North Penn Bancorp. See “Our Management – Benefit Plans – Employee Stock Ownership Plan.” The ESOP may choose to fill a portion of its stock order in the open market after the offering rather than purchasing shares in the subscription offering.

(6)	Assumes the purchase in the open market at $10.00 per share, under the proposed restricted stock plan, of a number of shares equal to 4.0% of the sum of the shares of common stock sold in the offering plus shares issued to our charitable foundation. The shares are reflected as a reduction of stockholders’ equity. The omnibus stock option plan will be submitted to shareholders for approval at a meeting following the reorganization. See “Risk Factors – Risks Related to the Reorganization – Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management – Benefit Plans – Future Omnibus Stock Option Plan.”

Regulatory Capital Compliance

At September 30, 2004, North Penn Bank was subject to, and exceeded, the regulatory capital requirements of the Federal Deposit Insurance Corporation. See note 16 to the notes to the financial statements. Following the reorganization, North Penn Bank will be subject to the regulatory capital requirements of the Pennsylvania Department of Banking and Federal Deposit Insurance Corporation. The following table presents North Penn Bank’s capital position relative to the regulatory capital requirements of the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation at September 30, 2004, on a historical and a pro forma basis, assuming that North Penn Bank was subject to the regulatory capital requirements at September 30, 2004. The table reflects receipt by North Penn Bank of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan and the cost of the shares expected to be awarded under the omnibus stock option plan as restricted stock are deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. For a discussion of the capital standards applicable to North Penn Bank, see “Regulation and Supervision – Regulation of Pennsylvania Savings Banks – Capital Requirements.”

			Pro Forma at September 30, 2004
			Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	Historical at September 30, 2004		636,863 Shares at $10.00 Per Share		749,250 Shares at $10.00 Per Share		861,638 Shares at $10.00 Per Share		990,883 Shares at $10.00 Per Share
	Amount	Percent of Assets(1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Generally accepted accounting principles capital	$7,699	8.24%	$9,831	10.29%	$10,252	10.68%	$10,672	11.07%	$11,157	11.51%

Core Capital:
Capital level(1)	$7,645	8.22%	$9,777	10.27%	$10,198	10.67%	$10,618	11.06%	$11,103	11.51%
Requirement	3,721	4.00%	3,806	4.00%	3,823	4.00%	3,840	4.00%	3,859	4.00%

Excess	$3,924	4.22%	$5,971	6.27%	$6,375	6.67%	$6,778	7.06%	$7,244	7.51%

Tier I Risk-Based:
Capital level(2)	$7,645	12.21%	$9,777	15.36%	$10,198	15.97%	$10,618	16.57%	$11,103	17.26%
Requirement	2,504	4.00%	2,547	4.00%	2,555	4.00%	2,563	4.00%	2,573	4.00%

Excess	$5,141	8.21%	$7,230	11.36%	$7,643	11.97%	$8,055	12.57%	$8,530	13.26%

Total Risk-Based Capital:
Total risk-based capital(1)(3)	$8,429	13.46%	$10,561	16.59%	$10,982	17.19%	$11,402	17.79%	$11,887	18.48%
Requirement	5,008	8.00%	5,093	8.00%	5,110	8.00%	5,127	8.00%	5,146	8.00%

Excess	$3,421	5.46%	$5,468	8.59%	$5,872	9.19%	$6,275	9.79%	$6,741	10.48%

(1)	Core capital levels are shown as a percentage of adjusted total assets of $93.0 million. Tier I and totaled risk-based capital levels are shown as a percentage of risk-weighted assets of $62.6 million.

(2)	A portion of the net unrealized gains on available-for-sale securities accounts for the difference between capital calculated under generally accepted accounting principles and each of tangible capital and core capital. See note 16 to the notes to financial statements for additional information.

(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk-weighting.

Pro Forma Data

The following tables show information about our net income and stockholders’ equity (“book value”) reflecting the reorganization based on the sale of common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the reorganization is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•	All shares of stock will be sold in the subscription and community offerings;

•	Our employee stock ownership plan will purchase a number of shares equal to 8.0% of the sum of the shares sold in the offering plus shares issued to our charitable foundation, with a loan from North Penn Bancorp that will be repaid in equal installments over 10 years;

•	Total expenses of the offering, including fees and expenses paid to Ryan Beck & Co., Inc., will be $510,000 at the maximum of the offering; and

•	We will make a charitable contribution of $100,000 in cash and 2% (38,257 shares at the maximum of the offering range) of the shares of our common stock issued in the reorganization, plus shares issued to the North Penn Charitable Foundation, with an assumed value of $10.00 per share.

Actual expenses may vary from this estimate, and the fees paid will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares, and other factors.

Pro forma net income for the nine months ended September 30, 2004 and the year ended December 31, 2003 has been calculated as if the reorganization was completed at the beginning of each period, and the net proceeds had been invested at 2.87% for the nine months ended September 30, 2004 and for the year ended December 31, 2003, which represents the three-year treasury rate.

A pro forma after-tax return of 1.69% is used for both the nine months ended September 30, 2004 and the year ended December 31, 2003, after giving effect to a combined federal and state income tax rate of 41.0%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables you should consider the following:

•	The final column gives effect to a 15% increase in the offering range, which may occur without any further notice, if FinPro, Inc. increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations or changes in market conditions after the offering begins. See “The Reorganization and Stock Offering – How We Determined the Offering Range and the $10.00 Purchase Price.”

•	Since funds on deposit with us may be withdrawn to purchase shares of common stock, the amount of funds available to us for investment will be reduced by the amount of such withdrawals. The pro forma tables do not reflect withdrawals from deposit accounts.

•	Historical per share amounts have been computed as if the shares of common stock expected to be issued in the reorganization had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed omnibus stock option plan.

•	Pro forma stockholders’ equity (“pro forma book value”) represents the difference between the stated amounts of our assets and liabilities. Pro forma book value amounts do not represent fair market values or amounts available for distribution to shareholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of our special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock.

•	The amounts shown do not account for the shares to be reserved for issuance upon the exercise of stock options that may be granted under our proposed omnibus stock option plan, which requires shareholder approval at a meeting following the reorganization. Under the omnibus stock option plan, an amount equal to 10.0% of the sum of the common stock sold in the offering plus shares issued to our charitable foundation, will be reserved for future issuance upon the exercise of options to be granted under the plan.

The following pro forma data, which are based on our historical capital at September 30, 2004 and December 31, 2003, and our historical net income for the nine months ended September 30, 2004 and year ended December 31, 2003, may not represent the actual financial effects of the reorganization or our operating results after the reorganization. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to shareholders if we are liquidated after the reorganization.

We are offering our common stock on a best efforts basis. We must sell a minimum of 636,863 shares to complete the offering.

	Nine Months Ended September 30, 2004
	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	636,863 Shares at $10.00 Per Share	749,250 Shares at $10.00 Per Share	861,638 Shares at $10.00 Per Share	990,883 Shares at $10.00 Per Share
	(Dollars in thousands, except per share amounts)
Total Shares To Be Issued:
Shares issued to North Penn Mutual Holding Company	778,415	915,783	1,053,150	1,211,124
Shares sold	636,863	749,250	861,638	990,883
Shares contributed to the Foundation	28,277	33,267	38,257	43,995

Total	1,443,555	1,698,300	1,953,045	2,246,002

Gross proceeds	$6,369	$7,493	$8,616	$9,909
Less: estimated expenses	(510)	(510)	(510)	(510)

Estimated net proceeds	5,859	6,983	8,106	9,399
Less: cash to the Foundation	(100)	(100)	(100)	(100)
Less: cash to North Penn Mutual Holding Company	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan (1)(4)	(532)	(626)	(720)	(828)
Less: common stock to be acquired by restricted stock plan (3)(4)	(266)	(313)	(360)	(414)

Net investable proceeds	$4,861	$5,844	$6,826	$7,957

Pro Forma Net Income:
Pro forma net income (2):
Historical	$285	$285	$285	$285
Pro forma income on net investable proceeds	62	74	87	101
Less: pro forma employee stock ownership plan adjustments (1)(4)	(24)	(28)	(32)	(37)
Less: pro forma stock option plan adjustments (3)(4)(6)	(12)	(14)	(16)	(18)
Less: pro forma restricted stock plan adjustments (3)(4)(6)	(24)	(28)	(32)	(37)

Pro forma net income	$287	$289	$292	$294

Pro forma net income per share (2):
Historical	$0.20	$0.17	$0.15	$0.13
Pro forma income on net investable proceeds	0.04	0.05	0.05	0.05
Less: pro forma employee stock ownership plan adjustments (1)(4)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma stock option plan adjustments (3)(4)(6)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma restricted stock plan adjustments (3)(4)(6)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share	$0.19	$0.17	$0.15	$0.13

Offering price as a multiple of pro forma net income per share	39.47x	44.12x	50.00x	57.69x
Number of shares used to calculate pro forma net income per share (5)	1,394,335	1,640,394	1,886,453	2,169,421

Pro Forma Stockholders’ Equity:
Pro forma stockholders’ equity (book value):
Historical	$7,699	$7,699	$7,699	$7,699
Estimated net proceeds	5,859	6,983	8,106	9,399
Plus: shares and cash issued to the Foundation	383	433	483	540
Less: after-tax cost of Foundation	(226)	(255)	(285)	(319)
Less: capitalization to Foundation	(100)	(100)	(100)	(100)
Less: capitalization of North Penn Mutual Holding Company	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan (1)(4)	(532)	(626)	(720)	(828)
Less: common stock to be acquired by restricted stock plan (3)(4)(6)	(266)	(313)	(360)	(414)

Pro forma stockholders’ equity	$12,717	$13,721	$14,723	$15,877

Pro forma stockholders’ equity per share:
Historical	$5.33	$4.53	$3.94	$3.43
Estimated net proceeds	4.06	4.11	4.15	4.18
Plus: shares and cash issued to the Foundation	0.27	0.26	0.25	0.24
Less: after-tax cost of Foundation	(0.16)	(0.15)	(0.15)	(0.14)
Less: capitalization of Foundation	(0.07)	(0.06)	(0.05)	(0.04)
Less: capitalization of North Penn Mutual Holding Company	(0.07)	(0.06)	(0.05)	(0.04)
Less: common stock acquired by employee stock ownership plan (1)(4)	(0.37)	(0.37)	(0.37)	(0.37)
Less: common stock to be acquired by restricted stock plan (3)(4)(6)	(0.18)	(0.18)	(0.18)	(0.18)

Pro forma stockholders’ equity per share	$8.81	$8.08	$7.54	$7.08

Offering price as a percentage of pro forma stockholders’ equity per share	113.51%	123.76%	132.63%	141.24%
Number of shares used to calculate pro forma stockholders’ equity per share	1,443,555	1,698,300	1,953,045	2,246,002

	Year Ended December 31, 2003
	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	636,863 Shares at $10.00 Per Share		749,250 Shares at $10.00 Per Share		861,638 Shares at $10.00 Per Share		990,883 Shares at $10.00 Per Share
	(Dollars in thousands, except per share amounts)
Total Shares To Be Issued:
Shares issued to North Penn Mutual Holding Company	778,415		915,783		1,053,150		1,211,124
Shares sold	636,863		749,250		861,638		990,883
Shares contributed to the Foundation	28,277		33,267		38,257		43,995

Total	1,443,555		1,698,300		1,953,045		2,246,002

Gross proceeds	$6,369		$7,493		$8,616		$9,909
Less: estimated expenses	(510)		(510)		(510)		(510)

Estimated net proceeds	5,859		6,983		8,106		9,399
Less: cash to the Foundation	(100)		(100)		(100)		(100)
Less: cash to North Penn Mutual Holding Company	(100)		(100)		(100)		(100)
Less: common stock acquired by employee stock ownership plan (1)(4)	(532)		(626)		(720)		(828)
Less: common stock to be acquired by restricted stock plan (3)(4)	(266)		(313)		(360)		(414)

Net investable proceeds	$4,861		$5,844		$6,826		$7,957

Pro Forma Net Income:
Pro forma net income (2):
Historical	$400		$400		$400		$400
Pro forma income on net investable proceeds	82		99		116		135
Less: pro forma employee stock ownership plan adjustments (1)(4)	(31)		(37)		(42)		(49)
Less: pro forma stock option plan adjustments (3)(4)(6)	(15)		(18)		(21)		(24)
Less: pro forma restricted stock plan adjustments (3)(4)(6)	(31)		(37)		(42)		(49)

Pro forma net income	$405		$407		$411		$413

Pro forma net income per share (2):
Historical	$0.29		$0.24		$0.21		$0.18
Pro forma income on net investable proceeds	0.06		0.06		0.06		0.06
Less: pro forma employee stock ownership plan adjustments (1)(4)	(0.02)		(0.02)		(0.02)		(0.02)
Less: pro forma stock option plan adjustments (3)(4)(6)	(0.01)		(0.01)		(0.01)		(0.01)
Less: pro forma restricted stock plan adjustments (3)(4)(6)	(0.02)		(0.02)		(0.02)		(0.02)

Pro forma net income per share	$0.30		$0.25		$0.22		$0.19

Offering price as a multiple of pro forma net income per share	33.	33x	40.	00x	45.	45x	52.	63x
Number of shares used to calculate pro forma net income per share (5)	1,395,665		1,641,959		1,888,253		2,171,491
Pro Forma Stockholders’ Equity:
Pro forma stockholders’ equity (book value):
Historical	$7,683		$7,683		$7,683		$7,683
Estimated net proceeds	5,859		6,983		8,106		9,399
Plus: shares and cash issued to the Foundation	383		433		483		540
Less: after-tax cost of Foundation	(226)		(255)		(285)		(319)
Less: capitalization to Foundation	(100)		(100)		(100)		(100)
Less: capitalization of North Penn Mutual Holding Company	(100)		(100)		(100)		(100)
Less: common stock acquired by employee stock ownership plan (1)(4)	(532)		(626)		(720)		(828)
Less: common stock to be acquired by restricted stock plan (3)(4)(6)	(266)		(313)		(360)		(414)

Pro forma stockholders’ equity	$12,701		$13,705		$14,707		$15,861

Pro forma stockholders’ equity per share:
Historical	$5.32		$4.52		$3.93		$3.42
Estimated net proceeds	4.06		4.11		4.15		4.18
Plus: shares and cash issued to the Foundation	0.27		0.26		0.25		0.24
Less: after-tax cost of Foundation	(0.16)		(0.15)		(0.15)		(0.14)
Less: capitalization to Foundation	(0.07)		(0.06)		(0.05)		(0.04)
Less: capitalization of North Penn Mutual Holding Company	(0.07)		(0.06)		(0.05)		(0.04)
Less: common stock acquired by employee stock ownership plan (1)(4)	(0.37)		(0.37)		(0.37)		(0.37)
Less: common stock to be acquired by restricted stock plan (3)(4)(6)	(0.18)		(0.18)		(0.18)		(0.18)

Pro forma stockholders’ equity per share	$8.80		$8.07		$7.53		$7.07

Offering price as a percentage of pro forma stockholders’ equity per share	113.64%		123.92%		132.80%		141.44%
Number of shares used to calculate pro forma stockholders’ equity per share	1,443,555		1,698,300		1,953,045		2,246,002

(1)	Assumes that the employee stock ownership plan will acquire an amount of stock equal to 8.0% of the sum of the shares of common stock sold in the offering plus shares issued to our charitable foundation. The number of shares of common stock issued in the offering plus shares issued to North Penn Mutual Holding Company and our charitable foundation, is 1,443,555 shares, 1,698,300 shares, 1,953,045 shares and 2,246,002 shares at the minimum, midpoint, maximum and maximum, as adjusted, respectively, of the offering range. The employee stock ownership plan will borrow the funds to acquire these shares from the net offering proceeds that North Penn Bancorp will retain. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 5.00%. North Penn Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. As the debt is paid down, stockholders’ equity will be increased. The payment of the employee stock ownership plan debt is based upon equal installments of principal over a 10 year period, assuming a combined federal and state income tax rate of 41%. Interest income that North Penn Bancorp will earn on the loan will offset the interest paid on the loan by North Penn Bank. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. See “Our Management–Benefit Plans–Employee Stock Ownership Plan.”

(2)	Does not give effect to the non-recurring expense that will be recognized in fiscal 2005 as a result of the contribution of common stock to the North Penn Charitable Foundation. The following table shows the estimated after-tax expense associated with the contribution to the North Penn Charitable Foundation, as well as pro forma net income and pro forma net income per share assuming the contribution to the North Penn Charitable Foundation was expensed during the periods presented. The pro forma data assumes that we will realize 100% of the income tax benefit as a result of the contribution to the North Penn Charitable Foundation based on a 41% tax rate. The realization of the tax benefit is limited annually to 10% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	(Dollars in thousands, except per share amounts)
After-tax expense of contribution to foundation:
Nine Months ended September 30, 2004	$226	$255	$285	$319
Year ended December 31, 2003	226	255	285	319
Pro forma net income (loss):
Nine Months ended September 30, 2004	$61	$34	$7	$(25)
Year ended December 31, 2003	179	152	126	94
Pro forma net income per share:
Nine Months ended September 30, 2004	$0.04	$0.01	$0.00	$(0.02)
Year ended December 31, 2003	0.12	0.08	0.06	0.04

(3)

In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that we acquired the shares used to fund the awards (4.0% of the sum of the shares sold in the offering plus shares issued to our charitable foundation) at the beginning of the respective period in open market purchases at the $10.00 per share purchase price, that 20% of the amount contributed was an amortized expense during the period, and that the combined federal and state income tax rate is 41%. We may fund the omnibus stock option plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of common stock. The funds for the purchase of any restricted stock awards in the open market would be contributed to the trust by North Penn Bancorp. The issuance of authorized but unissued shares of the common stock instead of open market purchases would dilute the ownership interests of existing stockholders, other than North Penn Mutual Holding Company, by approximately 1.8%.

For purposes of the pro forma tables, shares of restricted stock issued under the omnibus stock option plan vest 20% per year and compensation expense is recognized on a straight-line basis over each vesting period. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the omnibus stock option plan, total omnibus stock option plan expense would be greater. The total estimated expense was multiplied by 20%, which is the total percent of shares for which expense is recognized in the first year.

The following table shows the estimated pro forma net income and stockholders’ equity per share if restricted shares awarded under the omnibus stock option plan were authorized but unissued shares instead of repurchased shares. The table also shows the estimated pre-tax omnibus stock option plan expense. The number of shares used to calculate pro forma net income per share in the following table is the total number of shares issued at the indicated point in the offering range, minus the number of shares sold to the employee stock ownership plan assumed not to be committed to be released within one year following the reorganization and plus the number of shares that may be awarded as restricted stock under the planned omnibus stock option plan. The number of shares used to calculate pro forma stockholders’ equity per share in the following table is the total number of shares issued at the indicated point in the offering range, plus the number of shares that may be awarded as restricted stock under the planned omnibus stock option plan.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	(Dollars in thousands, except per share data)
Pro forma net income per share:
Nine Months ended September 30, 2004	$0.20	$0.18	$0.15	$0.14
Year ended December 31, 2003	0.29	0.25	0.22	0.19
Number of shares used to calculate pro forma net income per share:
At September 30, 2004	1,420,940	1,671,694	1,922,448	2,210,817
At December 31, 2003	1,422,270	1,673,259	1,924,248	2,212,886
Pro forma stockholders’ equity per share:
At September 30, 2004	$8.65	$7.93	$7.40	$6.94
At December 31, 2003	8.64	7.92	7.39	6.93
Number of shares used to calculate pro forma stockholders’ equity per share:
At September 30, 2004	1,470,160	1,729,600	1,989,040	2,287,397
At December 31, 2003	1,470,160	1,729,600	1,989,040	2,287,397
Pre-tax omnibus stock option plan expense:
Nine Months ended September 30, 2004	$40	$47	$54	$62
Year ended December 31, 2003	53	63	72	83

(4)	Assumes the value of our common stock is $10.00 per share for purposes of determining the total estimated value of the common stock acquired by the employee stock ownership plan and the restricted stock awards.

(5)	The following table shows how we derived the number of shares used to calculate pro forma net income per share.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
Nine Months Ended September 30, 2004:
Shares issued in the offering	1,443,555	1,698,300	1,953,045	2,246,002
Less: shares purchased by the employee stock ownership plan	(53,211)	(62,601)	(71,991)	(82,790)
Plus: shares committed to be released by the employee stock ownership plan	3,991	4,695	5,399	6,209

Number of shares used to calculate pro forma net income per share	1,394,335	1,640,394	1,886,453	2,169,421

Year Ended December 31, 2003:
Shares issued in the offering	1,443,555	1,698,300	1,953,045	2,246,002
Less: shares purchased by the employee stock ownership plan	(53,211)	(62,601)	(71,991)	(82,790)
Plus: shares committed to be released by the employee stock ownership plan	5,321	6,260	7,199	8,279

Number of shares used to calculate pro forma net income per share	1,395,665	1,641,959	1,888,253	2,171,491

(6)	The pro forma net income assumes that the options granted under the omnibus stock option plan will be expensed in accordance with SFAS No. 123R. The options are assumed to have a value of $3.91 per option, which was calculated using the Black-Scholes option pricing model. The assumptions used in the Black-Scholes option pricing model using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 0%; (iv) expected life of 10 years; (v) expected volatility of 16.72%; and (vi) risk-free interest rate of 4.13%. There is no market for the common stock of North Penn Bancorp, Inc. As such, the expected volatility was calculated based upon the historical performance of the SNL MHC Index. The foregoing assumptions are used for illustrating purposes and should not be considered indicative of expected performance of the stock. Changes in the assumptions used in the Black-Scholes option pricing model can materially impact the results. The assumptions were prepared based upon data available as of September 30, 2004. However, future market conditions could materially impact these assumptions going forward. There can be no assurance that the actual fair market value per share on the date of grant, and correspondingly the exercise price of the options, will be $10.00 per share.

The following table shows the estimated pro forma net income and stockholders’ equity per share based on the following assumptions: (a) all of the options available under the omnibus stock option plan are granted; (b) all of the options granted are exercised at the beginning of the period presented; (c) the exercise price is $10.00 per share; and (d) shares issued upon the exercise of stock options are authorized but unissued shares.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
Pro forma net income per share:
Nine Months ended September 30, 2004	$0.20	$0.17	$0.15	$0.13
Year ended December 31, 2003	0.28	0.24	0.21	0.18
Number of shares used to calculate pro forma net income per share:
Nine Months ended September 30, 2004	1,460,849	1,718,646	1,976,443	2,272,909
Year ended December 31, 2003	1,462,179	1,720,211	1,978,243	2,274,979
Pro forma stockholders’ equity per share:
At September 30, 2004	$8.86	$8.16	$7.65	$7.20
At December 31, 2003	8.85	8.15	7.64	7.19
Number of shares used to calculate pro forma stockholders’ equity per share:
Nine Months ended September 30, 2004	1,510,069	1,776,552	2,043,034	2,349,490
Year ended December 31, 2003	1,510,069	1,776,552	2,043,034	2,349,490

Comparison of Independent Valuation and Pro Forma Financial

Information With and Without the Foundation

As set forth in the following table, if we do not establish and fund the North Penn Charitable Foundation as part of the offering, FinPro, Inc. estimates that our pro forma valuation would be greater, which would increase the amount of common stock offered for sale. If the North Penn Charitable Foundation were not established, there is no assurance that the updated appraisal that FinPro, Inc. will prepare at the closing of the reorganization would conclude that our pro forma market value would be the same as the estimate set forth in the table below. The updated appraisal will be based on the facts and circumstances existing at closing time, including, among other things, market and economic conditions.

The information presented in the following table is for comparative purposes only. It assumes that the reorganization was completed at September 30, 2004, based on the assumptions set forth under “Pro Forma Data.”

	At the Minimum				At the Midpoint				At the Maximum				At the Maximum, as Adjusted
	With Foundation		No Foundation		With Foundation (1)		No Foundation		With Foundation		No Foundation		With Foundation		No Foundation
	(Dollars in thousands, except per share amounts
Estimated offering amount	$6,369		$6,743		$7,493		$7,934		$8,616		$9,124		$9,909		$10,492
Pro forma Market Capitalization	6,652		6,743		7,826		7,934		8,999		9,124		10,349		10,492
Total assets	98,462		98,768		99,466		99,816		100,468		100,863		101,623		102,067
Total liabilities	85,745		85,745		85,745		85,745		85,745		85,745		85,745		85,745
Pro forma stockholders’ Equity	12,717		13,023		13,721		14,071		14,723		15,118		15,877		16,322
Pro forma consolidated net earnings	287		293		289		296		292		299		294		303
Pro forma stockholders’ equity per share	8.81		8.69		8.08		7.98		7.54		7.46		7.08		7.00
Pro forma consolidated net earnings per share	0.19		0.20		0.17		0.17		0.15		0.15		0.13		0.13
Pro Forma Pricing Ratios:
Offering price as a % of pro forma stockholders’ equity per share	113.51%		115.07%		123.76%		125.31%		132.63%		134.05%		141.24%		142.86%
Offering price to pro forma net earnings per share	39.47	x	37.50	x	44.12	x	44.12	x	50.00	x	50.00	x	57.69	x	57.6	9x
Offering price to assets	14.67%		15.18%		17.07%		17.66%		19.44%		20.10%		22.10%		22.85%
Pro Forma Financial Ratios:
ROA	0.39%		0.40%		0.39%		0.40%		0.39%		0.40%		0.39%		0.40%
ROE	3.01%		3.00%		2.81%		2.80%		2.64%		2.64%		2.47%		2.48%
Equity to Assets	12.92%		13.19%		13.79%		14.10%		14.65%		14.99%		15.62%		15.99%

(1)	Based on independent valuation prepared by FinPro, Inc. as of November 29, 2004.

Our Business

North Penn Bancorp, Inc.

North Penn Bancorp will be organized as a Pennsylvania state-chartered stock corporation at the direction of North Penn Bank upon completion of the reorganization. As a result of the reorganization, North Penn Bank will be a wholly owned subsidiary of North Penn Bancorp. Upon completion of the reorganization, North Penn Bancorp’s business activity will be the ownership of the outstanding capital stock of North Penn Bank and management of the investment of offering proceeds retained from the reorganization as discussed under “Use of Proceeds.” Initially, North Penn Bancorp will neither own nor lease any property but will instead use the premises, equipment and other property of North Penn Bank with the payment of appropriate rental fees, as required by applicable law and regulations. In the future, North Penn Bancorp may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

North Penn Bank

North Penn Bank was organized on February 28, 1877 under the name The German Building Association of Scranton. The German Building Association of Scranton changed its name to Scranton Building Association #10 and was incorporated on February 14, 1902. The bank operated under the name Scranton Building Association #10 until 1968 when the bank changed its name to Scranton Savings and Loan Association. In 1975, Scranton Savings and Loan Association acquired West Scranton Savings and Loan Association, which was originally organized in 1907. The bank’s name was subsequently changed to North Penn Savings and Loan Association. In 1980, North Penn Savings and Loan Association formed a wholly-owned subsidiary, Norpenco, Inc. Norpenco, Inc. was formed to facilitate the purchase of membership shares in a corporation which provided on-line data processing services to Federal Home Loan Bank member banks and savings and loan associations. At the time, North Penn Savings and Loan Association operated out of its main office located at 216 Adams Avenue, Scranton, Pennsylvania and one branch office located at 623 South Main Avenue, Scranton, Pennsylvania. In 1989, North Penn Savings and Loan Association established its second branch office located at 334 North Ninth Street, Stroudsburg, Pennsylvania. In 1999, North Penn Savings and Loan Association established its third branch office located at 651 Northern Boulevard, Clarks Summit, Pennsylvania. Also in 1999, North Penn Savings and Loan Association became subject to a Cease and Desist Order issued on July 12, 1999 by the Office of Thrift Supervision and Pennsylvania Department of Banking. However, the Cease and Desist Order was lifted by the banking regulators on December 16, 2002. On October 1, 2003, North Penn Savings and Loan Association converted from a Pennsylvania state-chartered savings association to a Pennsylvania state-chartered savings bank. As part of its charter conversion, the bank changed its name from North Penn Savings and Loan Association to North Penn Bank.

We operate as a community-oriented financial institution offering traditional financial services to consumers and businesses in our market area. We attract deposits from the general public and use those funds to originate one-to four- family, multi-family and commercial real estate, construction, commercial business and consumer loans, which we primarily hold for investment.

Our website address is www.northpennbank.com. Information on our website should not be considered a part of this prospectus.

Market Area

We are headquartered in Scranton, Pennsylvania, which is located in Northeastern Pennsylvania. In addition to our main office, we operate three branch offices in Northeastern Pennsylvania which we consider our market area. Northeastern Pennsylvania encompasses the communities in Lackawanna, Luzerne, Susquehanna, Wyoming, Wayne and Monroe Counties, among others. The major employers in the area include Tobyhanna Army Depot, Proctor-Gamble, Allied Services, Inc. and Aventis-Pasteur.

North Penn Bank’s combined market area - as defined using a five minute drive time around each of the Bank’s current facilities - is projected to experience only nominal population growth (0.24%) and weak household growth (1.72%) through 2008. The median age in North Penn Bank’s combined market area is 38.7, on-par with the Pennsylvania median. Households in this market have a lower median property value when compared to Pennsylvania as a whole and are generally smaller and non-family oriented with a median household income of $35,426, below the state median household income of $44,237.

North Penn Bank has three distinct markets based on household size and growth. The Scranton market is large, but experiencing a declining household base; the Stroudsburg market is small, but experiencing population growth; the Clarks Summit market is also small, but experiencing limited household growth.

The Scranton Market demographics reflect a developed market which is projected to experience population and household decline through 2008. As of June 30, 2004, there were 46 branch offices in this market competing for $2.3 billion in deposits. Total deposits have increased $227.8 million in this market over five years. At June 30, 2004, North Penn Bank’s two offices totaled $49,367,000 in deposits, or 2.19% of market share.

The demographics of the Clarks Summit market reflect a developing area which is projected to experience population and household growth through 2008. As of June 30, 2004, there were 14 branch offices in this market competing for $447.9 million in deposits. Total deposits have increased by $139.9 million or 45.4% in this market over five years. North Penn’s Clarks Summit office had $10,221,000 in deposits as of June 30, 2004, or 2.28% of market share.

The Stroudsburg Market demographics reflect a developing market which is projected to experience population and household growth through 2008. This is characterized by higher levels of education, white collar jobs, and below average household income as well as smaller, non-family households when compared to the county average. Total deposits have increased by $230.7 million or 34.9% in this market over five years. North Penn Bank’s Stroudsburg office had $21,184,00 in deposits at June 30, 2004, or 2.37% of market share.

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the several financial institutions operating in our market area and, to a lesser extent, from other financial service companies, such as brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds and other corporate and government securities. In addition, banks owned by PNC and other regional bank holding companies, also operate in our market area. These institutions are significantly larger than us and, therefore, have significantly greater resources.

Our competition for loans comes primarily from financial institutions in our market area and, to a lesser extent, from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered the barriers to enter new market areas, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

General. Our loan portfolio consists primarily of one- to four-family residential mortgage loans, commercial loans and consumer loans. Substantially all of our loans are made within Pennsylvania.

One- to Four- Family Residential Loans. Our primary lending activity is the origination of mortgage loans to enable borrowers to purchase or refinance existing homes or to construct new residential dwellings in our market area. We offer fixed-rate and adjustable-rate mortgage loans with terms up to 30 years. Borrower demand for adjustable-rate loans versus fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, the difference between the interest rates and loan fees offered for fixed-rate mortgage loans and the initial period interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate mortgage loans and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment and the effect each has on our interest rate risk. The loan fees charged, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

We offer fixed-rate loans with terms up to 30 years. Our adjustable-rate mortgage loans are based on an amortization schedule of up to 30 years and interest rates and payments on our adjustable-rate mortgage loans adjust annually after either a 1, 3, 5 or 7 year initial fixed period. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate typically equal to 3.25% above the one-year constant maturity Treasury index. The maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period and the lifetime interest rate cap is generally 6% over the initial interest rate of the loan. At September 30, 2004, one- to four-family residential loans totaled approximately $29.3 million, or 48.9% of the total loan portfolio.

Due to historically low interest rate levels, borrowers generally have preferred fixed-rate loans in recent years. While we anticipate that our adjustable-rate loans will better offset the adverse effects on our net interest income of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of adjustable-rate loans in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans help make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is somewhat limited by the annual and lifetime interest rate adjustment limits.

While one- to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans. As interest rates declined and remained low over the past few years, we have experienced high levels of loan repayments and refinancings.

We generally do not make conventional loans with loan-to-value ratios exceeding 80% and generally make loans with a loan-to-value ratio in excess of 80% only when secured by first liens on owner-occupied one- to four-family residences. Loans with loan-to-value ratios in excess of 80% generally require private mortgage insurance or additional collateral. We require all properties securing mortgage loans to be appraised by a Board approved independent appraiser. We require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance for loans on property located in a flood zone, before closing the loan.

Commercial Loans. We offer fixed-rate and adjustable-rate commercial loans secured by multi-family and commercial properties. These loans are originated with maximum loan-to-value ratios of 75% of the value of the respective property. At September 30, 2004, multi-family loans totaled $335,000, or 1% of the total loan portfolio and commercial real estate loans totaled approximately $13.8 million, or 23%, of the total loan portfolio.

Loans secured by multi-family and commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and commercial real estate lending are the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements on multi-family and commercial real estate loans. In reaching a decision on whether to make a multi-family or commercial real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We require either an environmental survey or impaired property insurance for all multi-family and commercial real estate loans.

From time to time, we engage in loan participations with other banks. In some instances, we are the lead bank while in other instances we purchase a portion of the participation. During the first nine months of 2003, North Penn Bank was involved in $1.6 million in new participation loans as the lead bank retaining $528 thousand of these loans. We did not purchase any participations during that same period of 2003. For the corresponding period of 2004, North Penn Bank was involved in $7.5 million in new participation loans as the lead bank retaining $1.0 million of these loans. North Penn Bank also purchased participation loans during the first nine months of 2004. The gross amount of participations purchased through September 30, 2004, was $2.6 million.

From time to time, North Penn Bank may purchase loans from other financial institutions because of low loan demand in the defined lending area, to enhance asset yields or to accommodate another financial institution. However, North Penn Bank does not compromise its underwriting standards to purchase a loan. North Penn Bank maintains separate files for such loans, with the complete documentation required for any other loan. All loan documents are reviewed prior to funding by the senior lending officer and/or the chief executive officer. Proper approval of the purchase is documented.

Construction Loans. We originate loans to individuals to finance the construction of residential dwellings for personal use. Our construction loans generally provide for the payment of interest only during the construction phase, which is usually 9 months. At the end of the construction phase, the loan converts to a permanent mortgage loan. Loans generally can be made with a maximum loan to value ratio of 80% of the appraised value with a maximum term of 30 years. At September 30, 2004, construction loans totaled approximately $1.7 million, or 3% of the total loan portfolio. The largest outstanding residential construction loan at September 30, 2004 was $500,000 of which $150,000 was outstanding. This loan was performing according to its terms at September 30, 2004.

Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a project having a value which is insufficient to assure full repayment. As a result of the foregoing, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay principal and interest. If we are forced to foreclose on a project before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Consumer Loans. We offer a variety of consumer loans, primarily indirect automobile loans. Indirect automobile lending commenced in 2001 upon hiring a chief lending officer having successful relationships with approximately ten (10) dealers. These loans are generally originated with terms of up to 6 years depending on the age of the automobiles. We underwrite indirect automobile loans and a fee is remitted to the automobile dealer upon the successful underwriting and closing of the loan. The fee is rebated to us, on a pro rata basis, if the loan is repaid with the first 4 months. We generally do not have recourse against the automobile dealer in the event of a default by the borrower. Each indirect automobile loan is originated in accordance with our underwriting standards and procedures, which are intended to assess the applicant’s ability to repay the amounts due on the loan and the adequacy of the financed vehicles as collateral. Indirect automobile loans are secured by the new or used automobiles. Loans secured by assets that depreciate rapidly, such as automobiles, are generally considered to entail greater risks than one- to four-family residential loans. At September 30, 2004, consumer loans totaled approximately $12.1 million, or 20.1%, of the total loan portfolio, of which, automobile loans totaled approximately $8.2 million, which included indirect automobile loans of approximately $7.0 million.

Other consumer loans include second mortgage loans and home equity lines of credit, and, to a much lesser extent, loans secured by passbook or certificate accounts, unsecured loans, and land loans. At September 30, 2004, second mortgage loans and home equity loans totaled approximately $1.5 million and $1.9 million, respectively of the consumer loan portfolio.

We generally underwrite second mortgage loans and home equity loans based on the applicant’s employment and credit history. Presently, we lend up to 80% of the appraised value less any first liens. We require our borrowers to obtain hazard insurance and flood insurance, if necessary, in an amount not less than the value of the property improvements. Our home equity lines of credit carry adjustable interest rates based upon the prime rate of interest. All home equity loans have a maximum maturity of 15 years and home equity lines have a maturity of 12 years with a 5-year draw period. All other consumer loans are generally unsecured loans. Such loans generally have a maximum borrowing limit of $3,000 and a maximum term of 5 years.

Loan Approval Procedures and Authority. Our lending activities follow written, nondiscriminatory, underwriting standards and loan origination procedures established by our board of trustees and management.

For one- to four- family loans and owner occupied residential construction loans, the Senior Lending Officer can approve loans up to $75,000, the President and Chief Executive Officer can approve loans up to $100,000. Loans over $100,000 but less than $250,000 must be approved by a loan committee majority of which is made up of three Board Members, the Senior Lending Officer and the President and Chief Executive Officer. For commercial real estate loans, a majority of the members of the loan committee may approve loans over $100,000 but less than $250,000. Loans over $250,000 must be approved by a majority of the board of trustees. Various bank personnel have been delegated authority to approve smaller commercial loans and consumer loans.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited, by regulation, to generally 15% of our stated capital and reserves. At September 30, 2004, our regulatory limit on loans to one borrower was $1.27 million. At September 30, 2004, our largest lending relationship was $1.87 million, of which $1.07 million was subject to legal lending limit restrictions and included consumer, commercial and residential loans. The remaining $800,000 is secured by cash, marketable securities and a guarantee through a rural business co-operative service program administered by the United States Department of Agriculture. All of these loans were performing according to the original repayment terms.

Loan Commitments. We issue commitments for fixed-rate and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers and generally expire in 60 days or less.

Delinquencies. When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. For all loans except automobile loans, we make initial contact with the borrower when the loan generally becomes 15 days past due. If payment is not then received by the 30th day of delinquency, additional letters and phone calls generally are made. We send a letter notifying the borrower that we will commence foreclosure proceedings if the loan is not brought current within 60 days. When the loan becomes 60 days past due, we generally commence foreclosure proceedings against any real property that secures the loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. We may consider loan workout arrangements with certain borrowers under certain circumstances.

When a borrower fails to make a timely payment on an automobile loan, a delinquency notice is sent when the loan is 30 days past due and we notify the borrower that we will repossess the automobile if the loan is not brought current within 45 days. When the loan becomes 60 days past due, we attempt to repossess the automobile.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in corporate securities and mutual funds. We also are required to maintain an investment in Federal Home Loan Bank of Pittsburgh stock.

At September 30, 2004, our investment portfolio consisted primarily of U.S. government and agency securities with maturities of five years or less, mortgage-backed securities issued by Fannie Mae, Freddie Mac and Ginnie Mae with stated maturities of 30 years or less, collateralized mortgage obligations, insured certificates of deposit at other financial institutions, corporate and municipal securities.

Our investment objectives are to provide and maintain liquidity, to maintain a balance of high quality, diversified investments to minimize risk, to provide collateral for pledging requirements, to establish an acceptable level of interest rate risk, to provide an alternate source of low-risk investments when demand for loans is weak, and to generate a favorable return. Our Board of Trustees has the overall responsibility for our investment portfolio, including approval of our investment policy and appointment of our Asset/Liability Committee. The Asset/Liability Committee is responsible for approval of investment strategies and monitoring of investment performance. Our President and Chief Executive Officer is the designated investment officer and is responsible for the daily investment activities and is authorized to make investment decisions consistent with our investment policy. The Asset/Liability Committee meets regularly with the President and Chief Executive Officer, Senior Vice President and Assistant Vice President, Controller and Treasurer and three independent directors in order to review and determine investment strategies and transactions.

Deposit Activities and Other Sources of Funds

General. Deposits and loan repayments are the major sources of our funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. The vast majority of our depositors are residents of the Commonwealth of Pennsylvania. Deposits are attracted from within our primary market area through the offering of a broad selection of deposit instruments, including NOW accounts, checking accounts, money market accounts, regular savings accounts, club savings accounts, certificate accounts and various retirement accounts. Generally, we do not utilize brokered funds. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our current strategy is to offer competitive rates, and even higher rates on long-term deposits, but not be the market leader in every type and maturity.

Borrowings. We borrow from the Federal Home Loan Bank of Pittsburgh to supplement our supply of lendable funds and to meet deposit withdrawal requirements. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank of Pittsburgh and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness. Under its current credit policies, the Federal Home Loan Bank generally limits advances to 25% of a member’s assets, and short-term borrowings of less than one year may not exceed 10% of the institution’s assets. The Federal Home Loan Bank determines specific lines of credit for each member institution.

In addition, we occasionally borrow short-term from correspondent banks to cover temporary cash needs.

Properties

We conduct our business through our main office and branch offices. The following table sets forth certain information relating to these facilities at September 30, 2004.

Location	Year Opened/ Acquired	Owned/ Leased	Date of Lease Expiration
Main Office:

216 Adams Avenue Scranton, Pennsylvania 18503-1692	1975	Owned	—

Branches:

623 South Main Avenue Scranton, PA 18504-2192	1975	Owned	—

334 North Ninth Street Stroudsburg, PA 18360-1804	1989	Owned	—

651 Northern Boulevard Clarks Summit, PA 18411-9025	1999	Leased	2009

Planned Branch:

Route 115
Effort, PA 18330	2004	Owned	—

We recently purchased property located in the Stroudsburg, Pennsylvania area on Route 115 in Effort, Pennsylvania for the purpose of construction of a new branch office. Prior to the purchase, we requested that the Pennsylvania Department of Banking grant us approval to exceed its ratio limitation of investment in fixed assets to capital. In the application, we indicated that we were in the process of negotiating the purchase of a parcel of land to utilize for future expansion in the Stroudsburg, Pennsylvania area. The agreed price for the parcel of land was $563,000, and we estimate that construction of the branch office will cost approximately $1,000,000.

On June 8, 2004, the Pennsylvania Department of Banking approved our request to exceed the ratio limitation of investment in fixed assets to capital. As part of its approval, the Pennsylvania Department of Banking required us to submit a copy of our 2004 capital expenditure budget as well as a plan providing for the reduction of bank premises investments to 25% of undivided profits by June 8, 2006. In addition, we were required to book the full amount of the additional investment by June 8, 2005 or submit another request for approval from the Pennsylvania Department of Banking to exceed the limitation. To date, our only outlay has been to purchase the land parcel.

Upon completion of the reorganization and offering, we intend to sell the parcel of land to North Penn Bancorp after receipt of an independent appraisal and in compliance with applicable rules and regulations promulgated by the Federal Reserve Board. It is anticipated that North Penn Bancorp, Inc. will construct the branch office to be located on the parcel of land in the Stroudsburg, Pennsylvania area. The Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking have approved our application to establish the Effort, Pennsylvania branch office.

Upon divestiture of the parcel to North Penn Bancorp, we believe that North Penn Bank will be in compliance with the ratio limitation of investment in fixed assets to capital.

Personnel

At September 30, 2004, we had a total of 36 employees, 25 of whom were full-time employees. We believe our relationship with our employees is good.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

North Penn Bank has one direct subsidiary, Norpenco, Inc., which was incorporated on February 7, 1980. Norpenco made a capital investment, together with several other savings associations in 1980, in a computer service center used by those savings associations for the processing of their records. Some years later, the computer service center was reorganized and Norpenco became a shell corporation without assets or operations. On April 24, 2004, North Penn Bank received approval from the Pennsylvania Department of Banking for Norpenco to make equity investments in Pennsylvania state-chartered and federally chartered banks and thrift institutions directly or through investment in their holding companies to the degree permissible under Pennsylvania law. On July 21, 2004, the Federal Deposit Insurance Corporation also approved North Penn Bank’s request. Norpenco had no assets as of September 30, 2004. As of December 31, 2004, Norpenco had approximately $280,000 in total assets.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear at the end of this prospectus.

Overview

Income. We have two sources of pre-tax income. The first is net interest income, which is the difference between interest income, the income we earn on our loans and investments, and interest expense, the interest that we pay on our deposits and borrowings. The second and less significant source is pre-tax income we receive primarily from providing products and services. Our primary source of noninterest income comes from service charges on deposit accounts. We also earn income from bank owned life insurance, late fees on loans, and other services.

Expenses. The expenses we incur in operating our business consist of compensation and benefits, occupancy and equipment, deposit insurance premium, and other expenses.

Compensation and benefits consist primarily of the salaries and wages paid to our employees, payroll taxes, and expenses for retirement and other employee benefits.

Occupancy and equipment expenses, which are the fixed and variable costs of buildings and expenses, consist primarily of depreciation, lease payments, maintenance, and cost of utilities.

Deposit insurance premium is the payment we make to the Federal Deposit Insurance Corporation for insurance of our deposit accounts.

Other expenses include expenses for attorneys, accountants and consultants, advertising, charitable contributions, director fees, insurance, office supplies, postage, property taxes, automated teller fees, and other miscellaneous operating activities.

Critical Accounting Policies

In reviewing and understanding financial information for North Penn Bank, you are encouraged to read and understand the significant accounting policies used in preparing our financial statements.

These policies are described in Note 1 to the consolidated financial statements. The accounting and financial reporting policies of North Penn Bank conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the financial statements require certain estimates, judgments and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the periods presented. The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating our reported financial results.

Loans. Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and deferred net loan origination fees, and increased by premiums on purchased loans. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to noninterest income over the remaining lives of the associated loans. Loan premiums on purchased loans are amortized into interest income as a yield adjustment over the estimated lives of the loan pools using the effective interest method.

Allowance for Loan Losses. See notes 1 and 3 to the notes to the consolidated financial statements included in this prospectus. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a quarterly basis, at a minimum, and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio.

Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, our regulatory authorities as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of examination.

The Bank believes that the judgments used in establishing the allowance for loan losses are based on reliable present information. In assessing the sufficiency of the allowance for loan losses, management considers, among other things described above, how well prior estimates have related to actual experience. The Bank has not found it necessary to call into question the reliability of judgments used in its calculation.

There are also no particular risk elements in the local economy that put a group or category of loans at increased risk, however, the Bank is pursuing commercial loans secured primarily by real estate and indirect automobile lending, which typically bears a higher risk of loss. These factors could lead to higher levels of allowance in future periods.

The estimate of the allowance level is always subject to normal inherent risk associated with any loan portfolio and can change based on future events, not known or predictable.

Investments. Investments and mortgage-backed securities that North Penn Bank has both the positive intent and ability to hold to maturity are classified as held-to-maturity and carried at cost. All mortgage-backed securities are currently held for sale and carried at fair value. Purchase premiums and discounts on mortgage-backed securities are amortized and accreted to interest income on the straight-line basis, which approximates the interest method, taking into consideration assumed prepayment patterns.

Deferred Income Taxes. See note 11 of the notes to the consolidated financial statements in this prospectus. We use the asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets, including projections of future taxable income. These judgments and estimates are reviewed continually as regulatory and business factors change. Management’s recording of deferred tax assets and liabilities and the need for a valuation allowance is made based on information available to the Bank at the time. In particular, management evaluates the recoverability of deferred tax assets based on the ability of the Bank to generate future profits to utilize such benefits. Management employs budgeting and periodic reporting processes to continually monitor progress. These factors lower the inherent risk in the assumption of future profits. Historically, the Bank has had sufficient profits for tax recovery.

Management Strategy

General

Our mission is for North Penn Bank to profitably grow. In 2000, the Board of Trustees of North Penn Bank hired a new President, Frederick L. Hickman, who has significant commercial banking experience. Together, the President and Board hired a senior lending officer and other key employees with commercial lending experience. The new management team was charged with improving North Penn Bank’s market recognition, increasing its profitability and expanding the loan and deposit product lines to target a wider customer base. We have been pursuing these goals, and we expect the stock offering and reorganization to help us continue our progress.

In addition to our ongoing efforts to control costs and manage interest rate risk, our operating strategy after the reorganization will primarily focus on the following key elements:

Continuing to Operate as an Independent, Community-Oriented Bank

North Penn Bank has a long history of operating as an independent, service-oriented bank. We have never been affiliated with another bank. Unlike some large banks, our decisions are made locally, and customers have access to senior management. In recent years, we have upgraded our computer systems and expanded our efforts to attract new customers. The stock offering will provide capital to allow us to further expand service initiatives targeting individuals and small businesses. Additionally, the reorganization provides a good opportunity for us to continue our long-standing commitment to our community by establishing a charitable foundation that we anticipate funding with our common stock. The foundation will make grants and donations to non-profit and community groups and projects.

Expanding and Upgrading Our Branch Network

Our branch network currently consists of four well-established locations, including one branch located in the fast-growing Stroudsburg area. Because the significant population growth in that market has benefited our lending and deposit programs, we have applied for and have been granted regulatory approval to open a new branch in the area in late 2005. If other favorable branching opportunities arise, the increased capital base resulting from the stock offering will allow us to pursue them.

Increasing Core Deposits

We value core deposits because they represent longer-term customer relationships and a lower cost of funding compared to certificates of deposits, and they are generally less sensitive to withdrawal when interest rates rise. By offering a variety of deposit products and providing exceptional customer service, we seek to attract and maintain deposits. We have been successful in increasing our core deposits. At December 31, 2000, core deposits represented 23.7% of total deposits and, at September 30, 2004, this percentage had increased to 44.2% of our total deposits. Our increasing number of commercial loan customers have significantly added to the level of non-interest bearing core deposits, and we anticipate that the new branch will further contribute to increasing deposits and improving the deposit mix.

Continuing to Diversify Our Loan Portfolio

Prior to the year 2001, the Bank’s loans were almost entirely residential mortgages. In 2001, we began to focus on expanding our commercial lending program, and we also commenced an indirect automobile lending program. These efforts were undertaken in order to broaden our services and benefit from the higher yields associated with these types of loans. Our new senior lending officer had a successful long term business relationship with over a dozen automobile dealers, which helped us to establish and monitor the automobile lending program. At December 31, 2000, commercial loans and automobile loans comprised 3.5% of the loan portfolio and rose to 41.8% at September 30, 2004. Although we intend to continue to primarily make residential loans, we intend to expand the commercial real estate loan portfolio and maintain the automobile loan portfolio. We plan to hire additional lending personnel to assist us in these efforts.

Maintaining Strong Asset Quality

We believe that strong asset quality is a key to long-term financial success. We have sought to maintain a high level of asset quality and moderate credit risk by adhering to underwriting standards which we believe are conservative and diligently pursuing collection of delinquent loans. At September 30, 2004, our non-performing loans (loans that are 90 or more days delinquent) were 1.7% of our total loan portfolio and 1.1% of our total assets.

Comparison of Consolidated Financial Condition at September 30, 2004 and December 31, 2003

Loans. Our primary lending activity is the origination of loans secured by real estate primarily located in our market area.

The largest component of our real estate loans is residential loans. At September 30, 2004, these loans totaled $29.3 million, 94.6% of total real estate loans and 48.9% of total loans compared to $29.4 million, 98.1% of total real estate loans and 58.8% of total loans, at December 31, 2003. Residential loans remained consistent from December 31, 2003 to September 30, 2004 but decreased $12.5 million, or 29.8%, from December 31, 2002 to December 31, 2003. In periods of low and falling interest rates, as we experienced in 2002 and 2003, loan demand increases, and repayments of loans also increase as borrowers refinance in order to benefit from lower available interest rates. Customers interested in refinancing existing mortgages and potential new customers were looking for fixed-rate, long-term loans in 2003 rather than adjustable-rate loans. Holding long-term, fixed-rate loans did not fit into our overall interest rate risk management strategy. Our decision not to offer competitive residential mortgage rates led to many existing customers refinancing their loans with other financial institutions and new loan originations were minimal.

We also originate construction loans secured by residential real estate. This component was $1.7 million and represented 5.4% of total real estate loans and 2.8% of total loans at September 30, 2004, compared to $.6 million, which represented 1.9% of real estate loans and 1.1% of total loans at December 31, 2003. Construction loans increased $1.0 million, or 167%, for the nine months ended September 30, 2004 primarily due to our decision to offer more competitive rates. Construction loans decreased $0.6 million, or 50.0%, in the year ended December 31, 2003 as 2002 construction loans converted to regular mortgages at the end of the construction period. New construction loan originations in 2003 were also minimal because we did not offer competitive rates.

We also originate commercial business loans secured primarily by real estate. At September 30, 2004, commercial business loans totaled $16.9 million and represented 28.2% of total loans compared to $10.3 million, which represented 20.5% of total loans, at December 31, 2003. The increase is primarily due to our focused marketing effort toward small businesses. We decided to aggressively pursue commercial loans because they typically offer more repricing opportunities and provide profitable deposit relationships.

We also originate a variety of consumer loans, including home equity lines of credit and loans secured by savings accounts and automobiles. Consumer loans totaled $12.1 million and represented 20.1% of total loans at September 30, 2004 compared to $9.8 million, which represented of 19.6% total loans, at December 31, 2003. The $2.3 million, or 23.5% increase for the nine months ended September 30, 2004 and the $1.2 million, or 10.8% decrease for the 2003 fiscal year was due primarily to indirect dealer paper on used car loans.

Analysis of Loan Portfolio

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At September 30, 2004		At December 31,
			2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
Residential	$29,339	48.9%	$29,457	58.8%	$41,957	70.6%
Construction	1,678	2.8	565	1.1	1,223	2.1
Commercial loans	16,906	28.2	10,253	20.5	5,223	8.8
Consumer loans:
Savings accounts	277	0.4	344	0.7	254	0.4
Personal	234	0.4	390	0.7	385	0.6
Automobile	8,168	13.6	5,808	11.6	6,415	10.8
Home equity and second mortgages	3,384	5.7	3,292	6.6	3,975	6.7

Totals loans	$59,986	100.0%	$50,109	100.0%	$59,432	100.0%

Less:
Allowance for loan losses	(920)		(985)		(1,020)
Deferred fees	(75)		(103)		(164)

Loans receivable, net	$58,991		$49,021		$58,248

Loan Maturity Tables

The following table sets forth certain information at September 30, 2004 regarding the dollar amount of principal repayments becoming due during the periods indicated for loans. The table is based upon contractual maturity and does not include any estimate of prepayments, which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	Residential and Other Loans	Construction	Commercial Business Loans	Consumer Loans	Total Loans
	(In thousands)
Term of Maturity:
One year or less	$110	$1,961	$2,084	$300	$3,455
More than one year to five years	1,294	717	407	7,230	9,648
More than five years	31,319	—	14,415	1,149	46,883

Total	$32,723	$1,678	$16,906	$8,679	$59,986

The following table sets forth the dollar amount of all loans at September 30, 2004 that are due after September 30, 2005 and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude applicable loans in process, unearned interest on installment loans, nonperforming loans and deferred loan fees, net.

	Fixed-Rates	Floating or Adjustable- Rates	Total
	(In thousands)
Real estate loans:
Residential and other	$24,453	$8,877	$33,330
Commercial loans	1,595	13,227	14,822
Consumer loans	8,280	99	8,379

Total	$34,328	$22,203	$56,531

Allowance for Loan Losses and Asset Quality. The allowance for loan losses is a valuation allowance for the probable losses inherent in the loan portfolio. We evaluate the need to establish an allowance for losses on loans on a quarterly basis. When a change in the allowance is needed, a provision for loan losses is charged against or credited to earnings. The recommendations for increases or decreases to the allowance are presented by management to the Board of Directors.

The allowance for loan losses is established to recognize the inherent losses associated with lending activities. Loss and risk factors are based on our historical loss experience and industry averages and may be adjusted for significant factors that in management’s judgment affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary lending area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within the portfolio segments, recent loss experience in particular segments of the portfolio, duration of the current business cycle, and bank regulatory examination audits.

Our methodologies for assessing the adequacy of the allowance for loan losses consist of the following procedures. The loan portfolio is segregated first between passed and classified assets.

Passed assets. Our assets designated as passed by our internal classification system are aggregated by loan category and an allowance percentage is assigned based on estimated inherent losses associated with each type of lending. Our passed assets are loans for which the borrower is established and represents a reasonable credit risk. Passed assets include loans which have not be classified by bank regulators, external loan review or internal loan review. These loans are considered “passed.”

Classified assets. Federal regulators require us to regularly review and classify our assets. In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful, and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the bank is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as substandard or doubtful, we consider the loans as impaired. A specific component of the allowance for loan losses may be required to cover estimated losses on such loans. If we classify an asset as loss, we must charge-off such amounts.

Our assets classified as special mention, substandard or doubtful (all regulatory classifications for problem assets) by internal classification systems are individually evaluated by management and an allowance percentage, increasing as the probability of loss increases, is assigned to each classified asset based on the collateral value and loan balance. The level of allowance percentage is further dependent on whether the loan is secured by real estate, secured by assets other than real estate, or unsecured. Loans classified as loss are charged-off. Any real estate acquired in connection with charged-off loans is transferred to foreclosed real estate.

The loss factors, which are presently used to determine the allowance level, are updated at least annually, and were updated in 2003 based on various risk factors such as loan type, collateral, and loss history. These factors are subject to ongoing evaluation to ensure their relevance in the current economic environment.

We identify loans which may require charge-off as a loss by reviewing all delinquent loans, significant credits, loans classified as substandard, doubtful, loss, or special mention by our internal classification system, and other loans that management may have concerns about collectibility, such as loans with a high loan-to-value ratio. For individually reviewed loans, a borrower’s inability to service the credit according to the contractual terms based on the borrower’s cash flow or liquidation of collateral may result in the establishment of a specific component of the allowance for loan losses for those loans.

Most of the Bank’s nonperforming loan portfolio is residential. There is minimal risk of loss in the entire nonperforming portfolio. There has been a shift in the allocation within the reserve to the various loan types. Management provides a general allocation to non-problematic loans in each of the loan types. Management provides a larger percentage allocation to consumer and commercial loans (2%) than to residential mortgage loans (0.5%). As these loan category volumes have changed, management has shifted the allocations of the reserve. Management also provides specific allocations to classified and/or past due and otherwise specifically identified loans.

The portion of the allowance for loan losses covering passed assets is sometimes referred to as a general allowance. Our general allowance is determined based on historical loss experience, delinquency trends, and management’s evaluation of the loan portfolio and may be adjusted for significant factors that in management’s judgment affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in general economic and business conditions affecting our primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. These factors are reviewed regularly to ensure their relevance in the prevailing business environment.

We document our estimate of the balance needed in the allowance for loan losses at the end of each calendar quarter. We compare our estimate to the balance in the allowance for loan losses account. If the estimated balance is more than the amount included in the allowance account, the allowance account is increased to the estimated amount through an additional provision for loan losses. If our estimate exceeds the balance already in the allowance, we do not reduce the recorded allowance unless the excess, which we refer to as an “unallocated” allowance, is more than 10% of the recorded allowance.

Our banking regulators, as an integral part of their examination process, periodically review our allowance for loan losses. The regulators may require us to make additional provisions for loan losses based on judgments different from ours.

North Penn Bank’s allowance for loan and lease losses was significantly increased in the late 1990’s due to concerns over underwriting deficiencies, primarily in the Bank’s Stroudsburg office. Large allowances were made for “high loan to value” loans which were originated in Stroudsburg without private mortgage insurance. This portfolio is now almost entirely less than 80% loan to value and generally the loans therein did not become problematic. The current lending team has strengthened underwriting standards. In conjunction with the Bank’s external auditors, management has determined that the bank’s unallocated reserves are appropriate.

The Bank intends to continue active management of our loan loss allowance, especially in light of the Bank’s stated plan to increase commercial real estate lending.

The following table sets forth the breakdown of our allowance for loan losses based on the components of our allowance at the dates indicated.

	September 30, 2004	December 31, 2003	December 31, 2002
	(In thousands)
Passed assets	$708	$544	$646
Classified assets	173	284	299
Unallocated	39	157	75

Total	$920	$985	$1,020

Management assesses the adequacy of the allowance for loan losses on a quarterly basis and makes provision for loan losses in order to maintain the allowance at a level to absorb probable loan losses inherent in the existing portfolio.

At September 30, 2004, our allowance for loan losses represented 1.54% of total gross loans and 89.84% of nonperforming loans. The allowance for loan losses decreased $65 thousand from December 31, 2003 to September 30, 2004. While net charge offs increased, management’s analysis of the allowance determined that the reserve was still adequate.

At December 31, 2003, our allowance for loan losses represented 1.97% of total gross loans and 99.39% of nonperforming loans.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing our loan portfolio, will request us to increase our allowance for loan losses. In addition, because further events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Summary of Loan Loss Experience

Summary of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	Nine Months Ended September 30, 2004	Year Ended December 31,
		2003	2002
	(Dollars in thousands)
Allowance at beginning of period	$985	$1,020	$988

Provision for loan losses	—	15	40
Charge offs:
Real estate loans	54	48	11
Construction	—	—	—
Commercial business loans	—	—	—
Consumer loans	14	6	2

Total charge-offs	68	54	13

Recoveries:
Real estate loans	2	4	3
Construction	—	—	—
Commercial business loans	—	—	—
Consumer loans	1	—	2

Total recoveries	3	4	5

Net charge-offs	65	50	8

Allowance at end of period	$920	$985	$1,020

Allowance to nonperforming loans	89.84%	99.39%	116.31%

Allowance to total loans outstanding at the end of the period	1.54%	1.97%	1.72%

Net charge-offs to average loans outstanding during the period	0.12%	0.09%	0.02%

Analysis of the Allowance for Loan Losses

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At September 30,		At December 31,
	2004		2003		2002
	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate loans	$348	51.7%	$491	59.9%	$693	72.7%
Commercial business loans	357	28.2	196	20.5	109	8.8
Consumer loans	176	20.1	141	19.6	143	18.5
Unallocated	39	—	157	—	75	—

Total allowance for loan losses	$920	100.0%	$985	100.0%	$1,020	100.0%

Nonperforming assets. When a loan becomes 90 days delinquent, the loan is placed on nonaccrual status at which time the accrual of interest ceases, the interest previously accrued to income is reversed and the loan is based on a cash basis for income recognition purposes. We apply payments received on a nonaccrual loan to the outstanding principal and interest as determined at the time of collection of the loan.

We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets. Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan, or fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition are charged against income.

Nonperforming assets totaled $1.1 million, or 1.14% of total assets, at September 30, 2004, which was a decrease of $17 thousand, or 1.6%, from December 31, 2003. Nonaccrual loans accounted for 96.5% of the total nonperforming assets at September 30, 2004. At September 30, 2004, $172,000 of the allowance for loan losses was related to impaired (nonaccrual) real estate loans.

Nonperforming assets including any troubled debt restructurings totaled $1.1 million, or 1.17% of total assets, at December 31, 2003, which was a decrease of $108 thousand, or 9.1%, from $1.2 million, or 1.30% of total assets, at December 31, 2002. Nonaccrual loans accounted for 91.9% of the total nonperforming assets at December 31, 2003 and 73.9% of nonperforming assets at December 31, 2002. At December 31, 2003, $329,000 of the allowance for loan losses was related to impaired (nonaccrual) real estate loans.

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and consumer loans to be homogeneous and only evaluate them for impairment separately when they are delinquent of classified. Other loans are evaluated for impairment on an individual basis.

Non Performing Assets

The following table provides information with respect to our nonperforming assets at the dates indicated.

	At September 30,	At December 31,
	2004	2003	2002
	(Dollars in thousands)
Nonaccrual loans:
Real estate loans	$861	$758	$738
Construction	—	—	—
Commercial business loans	144	57	127
Consumer loans	19	176	12

Total	1,024	991	877

Accruing loans past due 90 days or more:
Real estate loans	—	—	—
Construction	—	—	—
Commercial business loans	—	—	—
Consumer loans	—	—	—

Total	—	—	—

Total of nonaccrual and 90 days Or more past due loans	1,024	991	877
Real estate owned	37	87	182
Other nonperforming assets	—	—	—

Total nonperforming assets	1,061	1,078	1,059
Troubled debt restructurings	—	—	127

Troubled debt restructures and total nonperforming assets	$1,061	$1,078	$1,186

Total nonperforming loans to total loans	1.71%	1.98%	1.48%

Total nonperforming loans to total assets	1.09%	1.07%	0.96%

Total nonperforming assets and troubled debt restructurings to total assets	1.14%	1.17%	1.30%

Other than disclosed above, there are no other loans at September 30, 2004 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Securities. Our securities portfolio consists of obligations and mortgage-backed securities of U.S. agencies and corporations and corporate debt securities. The fair value of securities decreased $6.5 million during the nine months ended September 30, 2004 due to the sale and maturity of securities to meet loan demand. All of our mortgage-backed securities were issued by either Freddie Mac or Fannie Mae. All of our corporate debt securities are investment grade and have a rating of A-1 (Moody’s) or better. The A-1 Moody’s rating is considered an upper medium grade.

Investment and Mortgage-Backed Securities Portfolio

The following table sets forth the carrying values of our investment securities portfolio at the dates indicated.

	At September 30,	At December 31,
	2004	2003	2002
	(In thousands)
Investment securities available for sale:
Mortgage-backed securities	$12,194	$13,624	$854
Obligations of states and political subdivisions (taxable)	1,692	3,011	3,582
Other	3,057	3,968	—
Corporate debt securities	9,563	10,927	11,882

Total	26,506	31,530	16,318

Investment securities held to maturity:
Mortgage-backed securities	1	3	9
Other	—	—	2,000
Obligations of states and political subdivisions (taxable)	1,096	1,935	1,917
Corporate debt securities	—	499	497

Total	1,097	2,437	4,423

Total investment securities	$27,603	$33,967	$20,741

At September 30, 2004, non U.S. Government and U. S. Government agency securities that exceeded 10% of equity were as follows:

Issuer	Book Value	Fair Value
	(In thousands)
Corporate debt securities:
Morgan Stanley	$835	$850
Wells Fargo	773	786
Salomon Smith Barney	825	859

	$2,433	$2,495

Investment and Mortgage-Backed Securities Maturities

The following table sets forth the maturities and weighted average yields of investment securities at September 30, 2004. Certain mortgage-backed securities have interest rates that are adjustable and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in thousands)
Investments securities available-for-sale:
Mortgage-backed securities	$—	—%	$771	4.00%	$6,614	4.13%	$4,809	4.39%	$12,194	4.23%
Obligations of states and political subdivisions (taxable)	1,142	6.90	550	3.79	—	—	—	—	1,692	5.89
Corporate debt securities	5,300	5.85	4,263	5.29	—	—	—	—	9,563	5.60
Other	—	—	2,591	3.62	—	—	466	5.22	3,057	3.86
Investment securities held-to-maturity:
Obligations of U.S. agencies and corporations:
Mortgage-backed securities	—	—	1	8.00	—	—	—	—	1	8.00
Obligations of states and political subdivisions (taxable)	1,096	7.26	—	—	—	—	—	—	1,096	7.26
Corporate debt securities	—	—	—	—	—	—	—	—	—	—

Total	$7,538	6.22%	$8,176	4.54%	$6,614	4.13%	$5,275	4.47%	$27,603	4.89%

Cash Surrender Value of Life Insurance. We purchased life insurance policies on certain key directors and officers during 2003. We record the cash surrender value of the insurance policies as an asset at the lower of its cash value or the amount that can be realized. The increase in the cash surrender value is reported as nontaxable income since the management intends to keep the policies in force during the lifetime of the insured individuals and the policies’ death benefits will not be subject to income taxes.

Deposits. Our primary source of funds is retail deposit accounts held primarily by individuals and businesses within our market area. Our deposit base is comprised of the following at the date indicated (in thousands).

	At September 30, 2004	At December 31, 2003
Non interest-bearing demand deposits	$4,397	$1,966
NOW and money market accounts	21,156	16,741
Savings deposits	8,675	8,792
Escrow deposits	191	342
Certificates of deposit	43,491	51,339

Total	$77,910	$79,180

Our deposit base is comprised primarily of certificate accounts, regular savings accounts, NOW accounts and money market savings accounts. Total deposits decreased $1.3 million or 1.6% in the nine months ended September 30, 2004. During the nine months ended September 30, 2004, we ran two advertising campaigns to attract new money market accounts by offering a higher than market interest rate and have maintained most of these balances as core deposits. Our NOW and money market account balances increased by $4.4 million or 26.4% during the nine months ended September 30, 2004. Certificates of deposit decreased $7.8 million or 15.3% during the same time period because we did not offer competitive rates to retain these higher cost deposits. Noninterest-bearing demand deposits increased $2.4 million or 123.7% as a result of commercial loan customers establishing deposit accounts with us during this same period.

Jumbo Certificates of Deposits

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of September 30, 2004. Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period	Certificates of Deposits
(In thousands)
Three months or less	$1,290
Over three months through six Months	683
Over six months through twelve Months	1,343
Over twelve months	4,068

Total	$7,384

Certificates of Deposit by Rate

The following table sets forth the certificates of deposit classified by rates at the dates indicated.

	At September 30,	At December 31,
	2004	2003	2002
	(Dollars in thousands)
0.00 – 1.00%	$142	$1,533	$673
1.01 – 2.00%	18,830	17,089	27,405
2.01 – 3.00%	8,250	10,217	7,427
3.01 – 4.00%	8,229	13,766	7,427
4.01 – 5.00%	5,151	5,609	6,852
5.01 – 6.00%	580	690	900
6.01 – 7.00%	2,309	2,435	2,490

Total	$43,491	$51,339	$53,174

Certificates of Deposit Maturity Schedule

The following table sets forth the amount and maturities of certificates of deposit at September 30, 2004.

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years to Five Years	Total
	(Dollars in thousands)
0.00 - 1.00%	$142	$—	$—	$—	$142
1.01 - 2.00%	11,800	2,679	4,351	—	18,830
2.01 - 3.00%	3,122	3,689	362	1,077	8,250
3.01 - 4.00%	1,672	1,085	3,004	2,468	8,229
4.01 - 5.00%	381	589	3,197	984	5,151
5.01 - 6.00%	103	477	—	—	580
6.01 - 7.00%	2,309	—	—	—	2,309

Total	$19,529	$8,519	$10,914	$4,529	$43,491

Short-Term Borrowings. We borrow funds from the Federal Home Loan Bank of Pittsburgh (FHLB) to meet temporary liquidity needs. At September 30, 2004, we borrowed $2,240,000 from the FHLB on an “overnight” basis.

Long-Term Borrowings. We occasionally rely upon advances from the Federal Home Loan Bank of Pittsburgh and other borrowings to supplement our supply of lendable funds and to meet deposit withdrawal requirements. In 2000, prior to retaining our current management team, we borrowed $5 million from the FHLB on an advance maturing on July 19, 2010. This advance provides for payments of interest only until maturity when the entire principal becomes due. This advance cannot be paid prior to maturity without incurring a penalty equal to $546,000. The 6.19% fixed interest rate on this advance has increased our overall cost of funds.

The following table presents certain information regarding our use of Federal Home Loan Bank advances during the periods and at the dates indicated.

	At or for the Nine Months Ended September 30,	At or for the Year Ended December 31,
	2004	2003	2002
	(Dollars in thousands)
Maximum amount of advances outstanding at any month end during the period:
FHLB advances	$7,240	$7,000	$12,500

Average advances outstanding during the period:
FHLB advances	$5,258	$6,781	$11,010

Weighted average interest rate during the period:
FHLB advances	6.06%	5.56%	6.24%

Balance outstanding at end of period:
FHLB advances	$7,240	$5,000	$7,000

Weighted average interest rate at end of period:
FHLB advances	5.20%	6.19%	5.40%

The balance at September 30, 2004 consists of the two borrowings described above.

Comparison of Consolidated Operating Results for the Nine Months Ended September 30, 2004 and 2003

Overview. Net income decreased primarily due to an increase in net interest income, more than offset by a decrease in noninterest income and an increase in noninterest expense. Noninterest income decreased primarily as a result of a gain on the sale of foreclosed assets in 2003. Noninterest expenses increased primarily due to compensation, taxes and benefits and director and committee fees.

	2004	2003	% Change 2004/2003
	(Dollars in thousands)
Net income	$285	$373	(23.59)%
Return on average assets	0.41%	0.54%	(24.1)%
Return on average equity	4.95%	6.25%	(20.8)%

Net Interest Income. Net interest income for the nine months ended September 30, 2004 increased $22,000, or 1.1%, compared to the same period in 2003.

Interest income for the nine months ended September 30, 2004 was $3.6 million, compared to $3.9 million for the nine months ended September 30, 2003, a decrease of $290 thousand, or 7.5%. Substantially all of the decrease in interest income resulted from a decrease in the average yield on interest-earning assets of 49 basis points from 5.97% to 5.48% due primarily to a decline in market interest rates. The effect of the lower rate environment on interest income was partially offset by an increase in average interest-earning assets of $800 thousand, or 0.92%, from $86.6 million at September 30, 2003 to $87.4 million at September 30, 2004. The increase in the average balance was primarily due to growth in the available for sale securities portfolio.

Interest expense for the nine months ended September 30, 2004 was $1.5 million compared to $1.8 million for the nine months ended September 30, 2003, a decrease of $312 thousand, or 17.3%. This decrease resulted from a decrease of 55 basis points in the rate paid on interest-bearing liabilities to 2.42% from 2.97% due to a decline in market interest rates. The decrease was partially offset by a 1.4% increase of $1.2 million in the average balance of interest-bearing liabilities to $81.9 million for the nine months ended September 30, 2004 from $80.7 million for the same period in September 30, 2003. The increase in the average interest-bearing liabilities was due to increases in deposit accounts for the period.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income and dividends from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average of daily balances, and nonaccrual loans are included in average balances; however, accrued interest income has been excluded from these loans.

	At September 30, 2004		Nine Months Ended September 30,
			2004			2003
	Balance	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans	$59,911	6.14%	$53,816	$2,481	6.15%	$54,525	$2,753	6.73%
Investment securities
Available-for-sale	26,506	4.79	29,709	996	4.47	24,346	948	5.20
Held-to-maturity	1,097	7.26	2,169	105	6.45	2,590	132	6.80
Other earning assets	633	1.40	1,700	8	0.63	5,133	47	1.22

Total interest-earning assets	$88,147	5.71%	$87,394	$3,590	5.48%	$86,594	$3,880	5.97%
Noninterest earning assets	5,297		5,450			5,484

Total assets	$93,444		$92,844			$92,078

Interest-bearing liabilities:
Savings, NOW accounts, and money markets	$29,831	1.14%	$28,881	$234	1.08%	$21,251	$165	1.04%
Certificates of deposit	43,491	2.75	47,740	1,015	2.83	52,519	1,349	3.42

Total interest-bearing deposits	$73,322	2.09%	$76,621	$1,249	2.17%	$73,770	$1,514	2.74%
Borrowings	7,240	5.20	5,258	239	6.06	6,974	286	5.47

Total interest-bearing liabilities	$80,562	2.37%	$81,879	$1,488	2.42%	$80,744	$1,800	2.97%
Noninterest-bearing liabilities	5,183		3,283			3,377

Total liabilities	$85,745		$85,162			$84,121
Equity	7,699		7,682			7,957

Total liabilities and equity	$93,444		$92,844			$92,078

Net interest income				$2,102			$2,080

Interest rate spread		3.34%			3.06%			3.00%

Net interest margin		3.18%			3.21%			3.20%

Average interest-earning assets to average interest-bearing liabilities		109.42%			106.74%			107.25%

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Nine Months Ended September 30, 2004 Compared to 2003

	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)
Interest income:
Loans	$(31)	$(241)	$(272)
Investment securities:
Available-for-sale	126	(80)	46
Held-to-maturity	(34)	7	(27)
Other earning assets	(16)	(21)	(37)

Total	$45	$(335)	$(290)
Interest expense:
Savings, NOW accounts, and money markets	$63	$6	$69
Certificates of deposit	(116)	(218)	(334)
Borrowed money	(84)	37	(47)

Total	$(137)	$(175)	$(312)

Change in net interest income	$182	$(160)	$22

Provision for Loan Losses. We did not record a provision for loan loss for the nine months September 30, 2004 as the recorded balance in the allowance for loan losses was determined to be adequate. We recorded a $15 thousand provision for the nine months ended September 30, 2003.

An analysis of the changes in the allowance for loan losses is presented under “Allowance for Loan Losses and Asset Quality.”

Noninterest Income. The following table shows the components of noninterest income and the percentage changes to 2004 from 2003 (dollars in thousands).

	Nine Months Ended September 30,
			% Change
	2004	2003	2004/2003
Banking service charges and fees	$105	$88	19.3%
Loan origination and commitment fees	57	47	21.3
Gain on sale of loans	—	55	—
Gain from real estate operations	27	66	(59.1)
Loan late charges	18	15	20.0
Increase in cash surrender value of life insurance	60	9	566.7
Other operating income	57	65	(12.3)
Gain (loss) on sale of investments	4	(24)	—

Total	$328	$321	2.1%

Noninterest income decreased primarily as a result of decreased gain from real estate operations partially offset by increases in loan origination and commitment fees and cash surrender value of life insurance. Banking service charges increased primarily due to increases in return check and debt card usage fees. An unusually large gain on sale of foreclosed real estate was realized in 2003 resulting in higher than normal income. Loan origination and commitment fees increased as a result of increased commercial loan originations. In addition, late in 2003 we purchased life insurance policies, from which we derive income, on certain key executives.

Noninterest Expense. The following table shows the components of noninterest expense and the percentage changes to 2004 from 2003 (dollars in thousands).

	Nine Months Ended
	September 30,		% Change
	2004	2003	2004/2003
Compensation and benefits	$1,067	$948	12.6%
Occupancy and equipment	377	356	5.9
Deposit insurance premium	8	20	(60.0)
Automated teller and check processing expense	112	118	(5.1)
Director and committee fees	74	53	39.6
Postage, stationery and supplies	52	44	18.2
Advertising	31	32	(3.1)
Property taxes	48	44	9.1
Supervisory examinations	10	38	(73.7)
Other operating expenses	263	178	47.8

	$2,042	$1,831	11.5%

Compensation, taxes and benefits increased primarily due to salary increases and additional compensation related to a profit sharing accrual in 2004. Health insurance costs have also risen and there was an increase in the cost of the defined benefit plan. Director and committee fees were increased 70% in May 2003. These increases were offset by the decrease in deposit insurance premiums and supervisory examination expenses. We expect that these types of costs will remain lower than the 2003 amounts because of the improved ratings used to compute our deposit insurance premiums. Other operating expenses will increase in the future due to branch expansion and employee stock benefit plans.

Other expenses for both periods includes, among other items, travel and meals, insurance, telephone, professional services, consulting fee and contributions.

Income Taxes. Income taxes decreased as a result in the decline in earnings. The effective tax rate for the nine months ended September 30, 2004 was 26.5% as compared to 32.8% for the nine months ended September 30, 2003, due in part to the $51 thousand increase in the cash surrender value of life insurance, which is tax exempt.

Comparison of Consolidated Operating Results for the Twelve Months Ended December 31, 2003 and 2002

Overview. Net income increased $7 thousand from 2002 to 2003. Most significantly, we incurred a prepayment penalty of $106 thousand net of tax upon paying off approximately $4.1 million of FHLB borrowings in December 2002. There was no similar expense in 2003. In 2003, there was a decrease in net interest income and increase in noninterest expense, partially offset by an increase in noninterest income. Noninterest income increased primarily as a result of a gain from real estate operations. Noninterest expenses increased primarily as a result of higher compensation and benefits expense.

			% Change 2003/2002
(Dollars in thousands)	2003	2002
Net income	$400	$393	1.78%
Return on average assets	0.43%	0.43%	0.00%
Return on average equity	5.00%	5.30%	(5.66)%

Net Interest Income. Net interest income decreased $121 thousand, or 4.3%, to $2.7 million in 2003. The decrease in net interest income is attributable to a reduced volume of loans, which contributed to reduced yields, partially offset by a 2002 FHLB advance prepayment penalty, included in interest expense.

Total interest income for 2003 was $5.0 million compared to $5.8 million for 2002, a decrease of $792 thousand, or 13.6%. The decrease in interest income resulted from a decrease in the average yield on interest-earning assets of 83 basis points from 6.64% to 5.81%, due to a decline in market interest rates and a shift in the portfolio from higher yielding loans to lower yielding securities. The negative effect of the lower rate environment on interest income was increased by a decrease in average interest-earning assets of $1.1 million, or 1.25%, from $87.8 million in 2002 to $86.7 million in 2003. Increases in the average balances primarily occurred in investment securities and other earning assets.

Interest expense for 2003 was $2.3 million, compared to $3.0 million in 2002, a decrease of $671 thousand or 22.3%. This decrease resulted primarily from a $5.5 million decrease in FHLB borrowings that were paid off in December 2002, an increase in non-interest bearing deposits and a 77 basis point decrease in the average rate paid on interest-bearing liabilities to 2.89% in 2003 from 3.66% in 2002.

	Year Ended December 31,
	2003			2002
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans	$53,332	$3,513	6.59%	$62,451	$4,421	7.08%
Investment securities:
Available-for-sale	25,741	1,295	5.03	18,407	1,067	5.80
Held-to-maturity	2,551	180	7.06	4,405	315	7.15
Other earning assets	5,084	54	1.06	2,543	31	1.22

Total interest-earning assets	$86,708	$5,042	5.81%	$87,806	$5,834	6.64%
Noninterest earning assets	5,419			4,394

Total assets	$92,127			$92,200

Interest-bearing liabilities:
Savings, NOW accounts, and money markets	$21,876	$225	1.03%	$19,697	$242	1.23%
Certificates of deposit	52,218	1,734	3.32	51,451	2,078	4.04

Total interest-bearing deposits	$74,094	$1,959	2.64%	$71,148	$2,320	3.26%

Borrowings (1)	6,781	377	5.56	11,010	687	6.24

Total interest-bearing liabilities	$80,875	$2,336	2.89%	$82,158	$3,007	3.66%
Noninterest-bearing liabilities	3,376			2,589

Total liabilities	$84,251			$84,747

Equity	7,946			7,453

Total liabilities and equity	$92,197			$92,200

Net interest income		$2,706			$2,827

Interest rate spread			2.92%			2.98%

Net interest margin			3.12%			3.22%

Average interest-earning assets to average interest-bearing liabilities			107.21%			106.87%

(1)	Expense includes a $160 thousand penalty for prepayment of $4.1 million in FHLB borrowings.

	Year Ended December 31, 2003 Compared to 2002
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)
Interest income:
Loans	$(651)	$(257)	$(908)
Investment securities:
Available-for-sale	344	(116)	228
Held-to-maturity	(131)	(4)	(135)
Other earning assets	27	(4)	23

Total	$(411)	$(381)	$(792)
Interest expense:
Savings, NOW accounts, and money markets	$36	$(53)	$(17)
Certificates of deposit	31	(375)	(344)
Borrowed money (1)	(419)	109	(310)

Total	$(352)	$(319)	$(671)

Change in net interest income	$(59)	$(62)	$(121)

(1)	Expense includes a $160 thousand penalty for prepayment of $4.1 million in FHLB borrowings.

Provision for Loan Losses. The provision for loan losses in 2003 was $15,000 compared to $40,000 in 2002. During 2003, management determined to reduce the provision for loan losses based on the re-evaluation of the loan portfolio and related risk.

An analysis of the changes in the allowance for loan losses is presented under “Allowance for Loan Losses and Asset Quality.”

Noninterest Income. The following table shows the components of noninterest income and the percentage changes from 2003 to 2002 (dollars in thousands).

			% Change 2003/2002
	2003	2002
Banking service charges and fees	$129	$120	7.5%
Loan origination and commitment fees	103	74	39.2
Gain on sale of loans	81	41	97.6
Gain from real estate operations	66	6	1,000.0
Loan late charges	21	14	50.0
Increase in cash surrender value of life insurance	28	—	—
Other operating income	65	31	109.7
Loss on sale of investments	(24)	—	—

Total	$469	$286	64.0%

Noninterest income increased primarily as the result of an increase in the gain on sale of foreclosed assets, gains on sale of loans and loan origination and commitment fees. During 2003, we sold two properties held in foreclosed assets and recognized a gain on these sales. In August, 2003, we purchased life insurance policies, from which we derived income.

Noninterest Expense. The following table shows the components of noninterest expense and the percentage changes from 2003 to 2002 (dollars in thousands).

			% Change
	2003	2002	2003/2002
	(In Thousands)
Compensation and benefits	$1,302	$1,222	6.5%
Occupancy and equipment	556	569	(2.3)
Deposit insurance premium	23	34	(32.4)
Automated teller and check processing expense	134	124	8.1
Director and committee fees	72	40	80.0
Postage, stationery and supplies	63	65	(3.1)
Advertising	57	36	58.3
Property taxes	61	64	(4.7)
Supervisory examinations	50	65	(23.1)
Other operating expenses	236	202	16.8

Total	$2,554	$2,421	5.5%

Director and committee fees increased because we increased meeting attendance fees beginning in May, 2003. Advertising increased because we used print media to publicize the new bank name after our charter conversion to a Pennsylvania state-chartered savings bank in October, 2003. As a result of our charter conversion, our primary regulator changed and regulatory examinations and deposit insurance premiums decreased.

Other expenses for both periods include, among other items, travel and meals, insurance, telephone, professional services, consulting fees and contributions.

Income Taxes. Income taxes decreased due to a lower level of taxable income. The effective tax rate for 2003 was 34.0% compared to 39.7% in 2002, due in part to the $28,000 increase in the cash surrender value of life insurance, which is tax exempt.

Market Risk Analysis

Qualitative Aspects of Market Risk. Our most significant form of market risk is interest rate risk. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities (or rate adjustment periods) while maintaining an acceptable interest rate spread, by originating adjustable-rate mortgage loans for retention in our loan portfolio, variable-rate home equity lines of credit and variable-rate commercial loans and by purchasing variable-rate investments and investments with average lines of less than ten years. Depending upon the interest rate environment, we may plan to sell 30–year, fixed-rate real estate loans in the secondary market. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.

Our Asset/Liability Committee (ALCO) communicates, coordinates and controls all aspects of asset/liability management. ALCO establishes and monitors the volume and mix of assets and funding sources with the objective of managing assets and funding sources.

Quantitative Aspects of Market Risk. We have used gap analysis to quantify our exposure to interest rate risk. The interest rate sensitivity gap is the measure of the mismatch between the dollar amount of interest rate sensitive assets and liabilities. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities maturing or repricing in a given timeframe, and a gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, an institution with a negative gap position would tend to have its interest-bearing liabilities repricing upward at a rate faster than its interest-earning assets which may negatively affect the growth of its net interest income. During a period of falling interest rates, an institution with a negative gap would tend to have its interest-bearing liabilities repricing downward at a faster rate than its interest-earning assets which may positively affect the growth of its net interest income. However, gap analysis does not necessarily indicate the impact of general interest rate movements on our interest yield because repricing of various assets and liabilities is subject to competitive and other pressures, so their rates may change before or after general market rates change. Additionally, certain assets, such as adjustable-rate loans, have features that restrict adjustments of interest rates both on a short-term basis and over the life of the asset. Further, the table assumes no loan/securities repayments or early deposit account withdrawals. In the event of changes in interest rates, repayments (and prepayments) and early withdrawals, would likely significantly impact the gap analysis. As a result, various assets and liabilities indicated as repricing within the same period may, in fact, reprice at different times and at different rate levels. It should be noted that gap analysis reflects certain assumptions regarding the categorization of assets and liabilities within the table. Additionally it represents a one-day position; in fact, variations occur daily as we adjust the level and rates of our interest rate sensitive assets and liabilities throughout the year.

The following table sets for the cumulative maturity/repricing distribution of interest-earning assets and interest-bearing liabilities at September 30, 2004, and the resulting interest rate sensitivity gaps. Generally, assets and liabilities are presented based on the earlier of contractual maturity or scheduled repricing.

	At September 30, 2004
	Within three months	Three Months to Six Months	Six Months to Nine Months	Nine Months to One Year	One to Five Years	Over Five Years	Total
	(Dollars in thousands)
Interest earnings assets:
Real estate loans:
Residential	$1,828	$1,596	$1,302	$1,523	$1,294	$23,265	$30,808
Construction	—	653	23	285	717	—	1,678
Commercial business loans	6,108	723	157	455	8,601	862	16,906
Consumer loans:
Savings accounts	6	3	2	3	225	38	277
Personal	15	6	6	3	196	8	234
Automobile	2	18	34	45	6,796	1,273	8,168
Home equity	1,662	166	—	62	25	—	1,915
Investment securities	1,662	837	3,479	1,560	8,176	11,889	27,603
Other	633	—	—	—	—	—	633

Total interest earning assets	11,916	4,002	5,003	3,936	26,030	37,335	88,222

Interest bearing liabilities
Interest checking accounts	$4,762	$—	$—	$—	$—	$—	$4,762
Money market accounts	16,394	—	—	—	—	—	16,394
Savings accounts	—	—	—	—	—	8,482	8,482
Club and escrow accounts	226	48	62	48	—	—	384
Time deposit accounts	5,850	5,076	5,536	3,067	23,962	—	43,491
FHLB advances	2,240	—	—	—	—	5,000	7,240

Total interest bearing liabilities	29,472	5,124	5,598	3,115	23,962	13,482	80,753

Interest rate sensitivity gap	$(17,556)	$(1,122)	$(595)	$821	$2,068	$23,853	$7,469

Cumulative interest rate sensitivity gap	$(17,556)	$(18,678)	$(19,273)	$(18,452)	$(16,384)	$7,469

Cumulative interest rate sensitivity gap ratio	40.43%	46.01%	52.05%	57.39%	75.64%	109.25%

Interest rate sensitivity gap to total assets	(18.79)%	(1.20)%	(0.64)%	0.88%	2.21%	25.53%

Ratio of cumulative interest rate sensitivity gap to total assets	(18.79)%	(19.99)%	(20.63)%	(19.75)%	(17.54)%	7.99%

Assumptions:

*	Adjustable rate loans have been distributed among the categories by repricing dates.

*	Mortgage backed investments and loans do not take into account principal repayments.

*	All transaction deposit accounts have been placed into the within three months category as they have no stated maturity and rates will adjust as market rates adjust.

*	All savings accounts have been placed in the beyond five years category based upon historical experience.

*	Loans are shown gross, without a reduction for deferred loan fees which total $75 thousand at September 30, 2004.

At September, 30, 2004, our negative cumulative one year interest rate sensitivity gap to total assets was 19.75%. We believe this is a manageable level of interest rate risk and, given our existing liquidity position and our ability to sell securities from our available-for-sale portfolio, we believe that our negative gap position will have no material adverse effect on our liquidity position.

Liquidity and Capital Resources.

Liquidity is the ability to meet current and future short-term financial obligations. Our primary sources of funds consist of deposit inflows, loan repayments and maturities and sales of investment securities and advances from the Federal Home Loan Bank of Pittsburgh. While maturities and scheduled amortization of loans and investment securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

Each quarter we project liquidity availability and demands on this liquidity for the next 90 days. We regularly adjust our investments in liquid assets based on our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning assets, and (4) the objectives of our asset/liability program. Excess liquid assets are invested generally in very short-term money market funds.

Our most liquid assets are cash and cash equivalents and interest-bearing balances in banks. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At September 30, 2004 and December 31, 2003, cash and cash equivalents totaled $659 thousand and $3.1 million, respectively. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $26.5 million and $31.5 million at September 30, 2004 and December 31, 2003 respectively.

At September 30, 2004, we had the ability to borrow a total of approximately $45 million from Federal Home Loan Bank of Pittsburgh in the form of overnight, short-term and longer-term borrowings. The amount we can borrow is dependent on the value of eligible collateral, typically our residential mortgage loan portfolio, that we can pledge for the borrowings. At September 30, 2004 and December 31, 2003, we had $5 million in long-term borrowings from the Federal Home Loan Bank of Pittsburgh, maturing in 2010. At September 30, 2004, we also had $2.2 million of overnight borrowings.

At September 30, 2004, we had $1.8 million in unused line availability on home equity lines of credit, $1.8 million of unadvanced construction mortgage commitments and $1.3 million in conventional mortgage commitments. Certificates of deposit due within one year as of September 30, 2004 totaled $19.5 million, or 25.1% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and lines of credit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on certificates of deposit due on or before September 30, 2005. We believe however, based on past experience, that a significant portion of our certificates of deposit will remain with us or will be converted to other types of deposit accounts. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Historically, we have remained highly liquid although at September 30, 2004 our liquid assets are unusually low because of high loan demand. We are not aware of any trends and/or demands, commitments, events or uncertainties that could result in a material decrease in liquidity. We expect that all of our liquidity needs, including contractual commitments to lend and increases in loan demand can be met by our currently available liquid assets and cash flows. In the event that loan demand were to increase at a pace greater than expected, or any unforeseen demand or commitment were to occur, we would be able to access our borrowing capacity with the Federal Home Loan Bank of Pittsburgh. We expect that our currently available liquid assets and our ability to borrow from the Federal Home Loan Bank of Pittsburgh would be sufficient to satisfy our liquidity needs without any adverse effect on our liquidity.

We are not aware of any adverse trends and/or demands, commitments, events or uncertainties that could result in a material increase in liquidity other than the capital received in this offering. The capital received in the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations will be enhanced by the capital from this reorganization, resulting in increased net interest-earning assets and net income. However, the large increase in equity resulting from capital raised in the offering will, initially, have an impact on our return on equity. See “Risk Factors-Risks related to the Reorganization-As a result of the amount of capital we are raising, we expect our return on equity to be negatively affected.”

Our primary investing activities are the origination of loans and the purchase of securities. During the nine months ended September 30, 2004 our commercial loan portfolio, primarily mortgage loans, increased $ 6.7 million or 64.9%and other loans increased $3.2 million or 8.1%. This growth was funded by liquidation of available-for-sale securities and other borrowings.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank of Pittsburgh borrowings. We experienced a net decrease in deposits of $1.3 million during the nine months ended September 30, 2004 as we allowed higher priced certificates of deposit to leave the bank rather than paying a higher interest rate to retain those deposits. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. Occasionally, we offer promotional rates on certain deposit products in order to attract deposits.

At September 30, 2004 and December 31, 2003, we were subject to the regulatory capital requirements of the Federal Deposit Insurance Corporation, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At September 30, 2004 and December 31, 2003, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision-Regulation of Federal Savings Bank,” “Regulatory Capital Compliance” and Note 16 to the consolidated financial statements.

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with accounting principles generally accepted in the United States of America, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, unused lines of credit, amounts due mortgagors on construction loans, and commitments to sell loans. See Note 13 of the notes to the financial statements in this prospectus.

Impact of Recent Accounting Pronouncements

See Note 19 of the notes to consolidated financial statements included in this prospectus.

Effect of Inflation and Changing Prices

We have prepared the financial statements and related financial data presented in this prospectus in accordance with accounting principles generally accepted in the United States of America, which requires the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact or inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of our assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on our performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Our Management

Board of Directors

Initially, the Board of Directors of North Penn Bancorp and North Penn Mutual Holding Company will consist of all current trustees of North Penn Bank. The Board of Directors of North Penn Bancorp and North Penn Mutual Holding Company will be elected to terms of three years, approximately one-third of whom are elected annually.

Our Board of Trustees is presently composed of nine members who are elected for terms of three years, approximately one-third of whom are elected annually. All of the trustees are independent under the current listing standards of the Nasdaq Stock Market, except for Frederick L. Hickman whom we employ as an officer. Information regarding the trustees is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of September 30, 2004.

The following trustees have terms ending in 2005:

Gordon S. Florey is retired and an active participant in Ariel Landowners, Inc. located in Lake Ariel, Pennsylvania. Age 79. Trustee since 1979.

James W. Reid, Esq. is a partner in the law firm of Oliver Price & Rhodes located in Clarks Summit, Pennsylvania. Age 53. Trustee since 2001.

John Schumacher is the Chairman of the Board of Trustees and is retired. Prior to his retirement, Mr. Schumacher was Commodities Coordinator and Nutritionist for Maid Rite Steak Co., Inc. located in Dunmore, Pennsylvania. Age 67. Trustee since 1989.

The following trustees have terms ending in 2006:

Herbert C. Kneller is a project engineer for Hanson Aggregates Pennsylvania, Inc., which is a building material producer and roadway pavement contractor located in Stroudsburg, Pennsylvania. Age 60. Trustee since 1975.

Frank H. Mechler is retired. Prior to his retirement, Mr. Mechler served as the President and Secretary of North Penn Bank. Mr. Mechler serves as Secretary of North Penn Bank. Age 85. Trustee since 1979.

David Samuel is retired. Prior to his retirement, Mr. Samuel owned Samuel Fuel Oil, a fuel oil company located in Scranton, Pennsylvania. Age 78. Trustee since 1975.

The following directors have terms ending in 2007:

Frederick L. Hickman is President and Chief Executive Officer of North Penn Bank. Prior to joining North Penn Bank in 2000, Mr. Hickman served as President and Chief Executive Officer of Union National Bank of Mount Carmel located in Mount Carmel, Pennsylvania. Age 49. Trustee since 2000.

Kevin M. Lamont is President of Millennium Health Services, Inc., an assisted living and adult day care facility, located in Weatherly, Pennsylvania. Mr. Lamont is also President of Lamont Development Company, a residential and commercial land development company, located in Hazleton, Pennsylvania. Age 46. Trustee since 2004.

Otto P. Robinson, Esq. is the President, Director and General Counsel of Penn Security Bank & Trust Co. located in Scranton, Pennsylvania. The service of Mr. Robinson as a management official of both North Penn Bank and Penn Security Bank & Trust Co. is in compliance with the Depository Institution Management Interlocks Act so long as neither North Penn Bank nor Penn Security Bank & Trust Co. have total assets exceeding $2.5 billion and North Penn Bank and Penn Security Bank & Trust Co. do not control more than 20% of the deposits in each metropolitan statistical area or community in which they have offices. Age 66. Trustee since 1975.

Executive Officers

Our executive officers are elected annually by the Board of Trustees and serve at the Board’s discretion. The executive officers of North Penn Bancorp, North Penn Mutual Holding Company will be, and the executive officers of North Penn Bank, are:

Name	Position
Frederick L. Hickman	President and Chief Executive Officer of North Penn Bancorp, North Penn Mutual Holding Company, and North Penn Bank

Thomas J. Dziak	Executive Vice President of North Penn Bancorp, North Penn Mutual Holding Company and Executive Vice President and Senior Lending Officer of North Penn Bank

Thomas A. Byrne	Senior Vice President of North Penn Bancorp, North Penn Mutual Holding Company and Senior Vice President for Commercial Lending of North Penn Bank

Below is information regarding the executive officers who are not also directors. Unless otherwise stated, each executive officer has held his or her current position for at least the last five years. Ages presented are as of September 30, 2004.

Thomas J. Dziak will serve as Executive Vice President of North Penn Mutual Holding Company and North Penn Bancorp. Mr. Dziak is currently the Executive Vice President and Senior Lending Officer of North Penn Bank. Prior to joining North Penn Bank in February of 2001, Mr. Dziak served as a vice president and loan officer at LA Bank, NA located in Scranton, Pennsylvania. Age 48.

Thomas A. Byrne will serve as Senior Vice President of North Penn Mutual Holding Company and North Penn Bancorp. Mr. Byrne is currently the Senior Vice President for Commercial Lending of North Penn Bank. Prior to joining North Penn Bank in January of 2005, Mr. Byrne served as a vice president and commercial loan officer at Community Bank & Trust located in Clarks Summit, Pennsylvania. Age 43.

Employees of North Penn Bank

North Penn Bancorp and North Penn Mutual Holding Company intend to utilize the services of North Penn Bank employees from time to time. North Penn Bank intends to implement procedures to account for employee time spent on the business of North Penn Bancorp and North Penn Mutual Holding Company. North Penn Bancorp and North Penn Mutual Holding Company intend to reimburse North Penn Bank for use of North Penn Bank’s employees.

Meetings and Committees of the Board of Trustees of North Penn Bank

North Penn Bank conducts business through meetings of its Board of Trustees and its committees. During the year ended December 31, 2003, the Board of Trustees of North Penn Bank held 13 regular meetings and one special meeting.

North Penn Bank’s Board of Trustees has standing Audit, Compliance and Nominating Committees, among others.

The Audit Committee, consisting of Trustees Florey, Samuel and Mechler is responsible for reviewing the audit program with internal audit function, review internal audit and compliance reports quarterly and external audit with external auditors annually.

The Nominating Committee, consisting of all directors, is responsible for the annual selection of management’s nominees for election as trustees. The Nominating Committee is responsible for selecting the nominees for election as trustees.

In addition, the Board of Trustees has Loan, Asset Classification and CRA Committees.

Committees of the Board of Directors of North Penn Bancorp

In connection with our formation, the following committees will be established:

The Audit Committee will consist of Messrs. Lamont, Schumacher and Kneller and be responsible for ensuring that we maintain reliable accounting policies and financial reporting processes and reviewing the work of our independent accountants and internal auditors to determine their effectiveness. Mr. Lamont will be the Audit Committee Chairman. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

The Compensation Committee will consist of Messrs. Schumacher, Kneller and Lamont and be responsible for determining annual grade and salary levels for our employees and establishing our personnel policies. Mr. Schumacher will be the Compensation Committee Chairman. Each member of the Compensation Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

The Nominating Committee will consist of Messrs. Reid, Schumacher and Lamont and be responsible for the annual selection of management’s nominees for election as directors and developing and implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to our corporate governance policy. Mr. Reid will be the Nominating Committee Chairman. Each member of the Nominating Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

Each of the committees listed above will operate under a written charter, which will govern its composition, responsibilities and operations.

Corporate Governance Policies and Procedures

In addition to establishing committees of the Board of Directors, we will also adopt several policies to govern the activities of both us and North Penn Bank, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy will set forth:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the Board of Directors;

•	the establishment and operation of Board committees;

•	succession planning;

•	appointing an independent lead director and convening executive sessions of independent directors;

•	the Board of Directors’ interaction with management and third parties; and

•	the evaluation of the performance of the Board of Directors and of the chief executive officer.

The code of business conduct and ethics, which will apply to all employees, officers and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Directors’ Compensation

Fees. Each non-employee director of North Penn Bank receives a monthly retainer of $375. In addition, each non-employee director receives $400 per Board meeting attended, except the Chairman who receives $650 per Board meeting, and $200 per committee meeting attended.

Executive Compensation

Summary Compensation Table. The following information is provided for Frederick L. Hickman, our President and Chief Executive Officer. Mr. Hickman is the only executive officers of North Penn Bank who received salary and bonus totaling $100,000 or more during the years ended December 31, 2003 and December 31, 2004.

	Annual Compensation (1)
Name and Position	Year	Salary	Bonus	Other Annual Compensation	All Other Compensation (2)
Frederick L. Hickman	2004	$140,596	$20,000	—	$4,212
President and Chief Executive Officer	2003	$135,188	$18,000	—	$3,723

(1)	Does not include the aggregate amount of perquisites or other personal benefits, which was less than $50,000 or 10% of the total annual salary and bonus reported.

(2)	Represents matching contributions under the 401(k) Savings Plan.

Employment Agreements. Upon completion of the offering, North Penn Bank will enter into amended and restated employment agreements with Frederick L. Hickman and Thomas J. Dziak. North Penn Bancorp will also be a party to the employment agreement with Mr. Hickman and Mr. Dziak. North Penn Bank and North Penn Bancorp will also enter into employment agreements with Thomas A. Byrne and Theresa Yocum. North Penn Bank and North Penn Bancorp will enter into the agreements to help ensure that they maintain a stable and competent management base after the offering. The continued success of North Penn Bancorp and North Penn Bank depends to a significant degree on the skills and competence of Mr. Hickman, Mr. Dziak, Mr. Byrne and Ms. Yocum.

The employment agreements will each provide Mr. Hickman and Mr. Dziak with a three-year term, while Mr. Byrne will enter into an employment agreement for a two-year term and Ms. Yocum will enter into an employment agreement with a one-year term. The term of the employment agreements may be renewed after review by the respective Board of Directors. Mr. Hickman, Mr. Dziak, Mr. Byrne and Ms. Yocum’s base salaries as of January 1, 2005 are $150,000, $83,000, $82,500 and $59,000, respectively. The Boards of Directors will review the base salaries for each executive each year in order to consider any appropriate changes. Mr. Hickman and Mr. Dziak will be eligible to receive a cash bonus of $10,000 or more, subject to Board approval. Mr. Byrne will be eligible to receive a cash bonus based upon the attainment of certain goals, which goals will be established by the Board. Mr.

Byrne’s annual bonus shall be strictly determined at the discretion of the Board based upon an annual review of Mr. Byrne’s ability to grow loans acceptable to the Board. Ms. Yocum will be eligible to receive a cash bonus based upon the attainment of certain goals, which goals will be established by the Board. Ms. Yocum’s annual bonus shall be strictly determined at the discretion of the Board. In addition to base salaries, Mr. Hickman’s and Mr. Dziak’s employment agreements will provide for, among other things, country club memberships and automobiles. Mr. Byrne will be provided with an automobile as part of his employment agreement. The employment agreements for each executive will provide for participation in stock-based benefit plans and other fringe benefits applicable to each executive.

The employment agreements will provide that North Penn Bank and North Penn Bancorp may terminate the executives’ employment for cause, as described in the employment agreements, at any time. If North Penn Bank or North Penn Bancorp terminates the executives’ employment for reasons other than for cause, or if either executive resigns from North Penn Bank or North Penn Bancorp after specified circumstances that would constitute constructive termination, the executive or, if he dies, his beneficiary, would be entitled to receive an amount equal to the remaining base salary payments due for the remaining term of the employment agreement plus an amount equal to the average amount of such executive’s bonus over the term of the employment agreement and the contributions that would have been made on his behalf to any employee benefit plans of North Penn Bank and North Penn Bancorp during the remaining term of the employment agreement. North Penn Bank would also continue and/or pay for the executives’ life, medical and dental coverage for the remaining term of the employment agreements. The executives must agree not to compete with North Penn Bank or North Penn Bancorp for one year following their termination of employment other than in connection with a change in control.

Under the employment agreements, if Mr. Hickman or Mr. Dziak voluntarily (upon circumstances discussed in the agreements) or involuntarily terminate employment following a change in control of North Penn Bank or North Penn Bancorp, Mr. Hickman or Mr. Dziak or, if the executives die, their beneficiary, would receive a severance payment equal to the greater of 2.99 times his average annual compensation for the five (5) most recent taxable years that he has been employed by North Penn Bank or such lesser number of years in the event that he shall have been employed by North Penn Bank for less than five (5) years. Mr. Byrne’s employment agreement provides that he is entitled to two times his average annual compensation and Ms. Yocum is entitled to one time her average annual compensation in the situations described above. North Penn Bank would also continue the executives’ life, medical, and dental coverage for 36 months following termination of employment. Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and the employer would not be entitled to deduct such amount. The agreements limit payments made to the executive in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G.

North Penn Bank or North Penn Bancorp will pay or reimburse the executives for all reasonable costs and legal fees paid or incurred by the executives in any dispute or question of interpretation relating to the employment agreements if the executives are successful on the merits in a legal judgment, arbitration or settlement. The employment agreements also provide that North Penn Bank and North Penn Bancorp will indemnify Mr. Hickman, Mr. Dziak, Mr. Byrne and Ms. Yocum to the fullest extent legally allowable. For additional benefits being provided, see “Transactions with Affiliates.”

Supplemental Executive Retirement Agreements. On July 27, 2004, North Penn Bank approved entering into supplemental executive retirement agreements with Frederick L. Hickman, Thomas J. Dziak and Theresa Yocum. Upon reaching the age of 65, Mr. Hickman, Mr. Dziak and Ms. Yocum each receive $83,000, $46,000 and $36,000, respectively, per year for 10 years. In order to be eligible to receive payments under the agreements, Mr. Hickman, Mr. Dziak and Ms. Yocum must meet the requirements set forth in their agreements. We anticipate that North Penn Bank will enter into a supplemental executive retirement agreement with Mr. Byrne. Under the proposed agreement and upon reaching the age of 65, Mr. Byrne will receive an amount to be determined per year for 10 years. In order to be eligible to receive payments under the agreement, Mr. Byrne must meet the requirements set forth in his agreement.

Trustee Emeritus/Retirement Plan. On July 27, 2004, North Penn Bank approved implementation of a trustee emeritus/retirement plan. Upon reaching the age of 75, trustees may elect to participate in the plan upon their retirement from the board of trustees. Upon a trustee’s election to retire from the board, the trustee receives an annual fee for service as a trustee emeritus equal to 70% of the trustee’s base board fees calculated at the time of retirement. The fee is payable in equal monthly installments for a period of 5 years. As part of the plan, participants agree to be available for advice and consultation and act as a “goodwill ambassador” for North Penn Bank. Participants also agree not to enter into any competitive arrangements contrary to North Penn Bank’s best interests. In order for a trustee to participate in the plan, trustees who had already reached the age of 75 were required to elect to participate no later than January 23, 2005 after which time they would have retired and received benefits. No trustee who had already reached the age of 75 elected to participate in the trustee emeritus/retirement plan. Trustees under the age of 75 have 180 days after reaching the age of 75 to elect to participate in the plan. Trustees not electing to participate in the plan will remain on the Board.

Benefit Plans

Defined Benefit Plan. Effective July 1, 1999, North Penn Bank transferred the plan assets of its defined benefit retirement plan to the Financial Institution Retirement Fund, administered by the Pentegra Group. The fund covers all employees who have met the stated age and service requirements. A benefit formula provides for retirement benefits that are calculated as a percentage of salary during their working career, as defined in the plan.

401(k) Plan. Effective September 1, 2001, North Penn Bank established the Financial Institutions Thrift Plan with the Pentegra Group. The plan covers all employees who meet the age and service requirements. Participants in the plan are permitted to make contributions up to 20% of the compensation. North Penn Bank will match 50% of the participants’ contributions, not to exceed 6% of monthly compensation.

Employee Stock Ownership Plan. In connection with the offering, the Board of Trustees of North Penn Bank has adopted an employee stock ownership plan for eligible employees of North Penn Bank. Eligible employees who are 21 years old and employed by North Penn Bank as of the closing date of the offering begin participating in the plan as of that date. Thereafter, new employees of North Penn Bank who are 21 years old and have been credited with at least six months of service with North Penn Bank will be eligible to participate in the employee stock ownership plan as of the first entry date following their completion of the plan’s eligibility requirements.

It is anticipated that North Penn Bank will engage an independent third party trustee to purchase 8.0% of the sum of the shares sold in the offering plus shares issued to our charitable foundation on behalf of the employee stock ownership plan. This would range between 53,211 shares, assuming 636,863 shares are sold in the offering, and 71,991 shares, assuming 861,638 shares are sold in the offering. If 990,883 shares are sold in the offering, the employee stock ownership plan will purchase 82,790 shares. It is anticipated that the employee stock ownership plan will fund its purchase in the offering through a loan from North Penn Bancorp. The loan will equal 100% of the aggregate purchase price of the common stock. The loan to the employee stock ownership plan will be repaid principally from North Penn Bank’s contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 10-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be the prime rate as published in The Wall Street Journal on the closing date of the offering. See “Pro Forma Data.”

In any plan year North Penn Bank may make additional discretionary contributions (beyond those necessary to satisfy the loan obligation) to the employee stock ownership plan for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders or which constitute authorized but unissued shares or shares held in treasury by North Penn Bancorp. The timing, amount, and manner of discretionary contributions will be affected by several factors, including applicable regulatory policies, the requirements of applicable laws and regulations, and market conditions. North Penn Bank’s contributions to the employee stock ownership plan are not fixed, so benefits payable under the employee stock ownership plan cannot be estimated.

Shares purchased by the employee stock ownership plan with the proceeds of the employee stock ownership plan loan will be held in a suspense account and released on a pro rata basis as the loan is repaid. Discretionary contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of each participant’s proportional share of compensation.

After two years of service, participants will vest in the benefits allocated under the employee stock ownership plan at a rate of 20% per year for each year of continuous service with North Penn Bank. A participant will become fully vested automatically upon death or disability, a change in control or termination of the employee stock ownership plan. Benefits are generally distributable upon a participant’s separation from service. Any unvested shares that are forfeited upon a participant’s termination of employment will be reallocated among the remaining plan participants.

Plan participants will be entitled to direct the plan trustee on how to vote common stock credited to their accounts. The trustee will vote all allocated shares held in the employee stock ownership plan as instructed by the plan participants and unallocated shares and allocated shares for which no instructions are received will be voted in the same ratio on any matter as those shares for which instructions are given, subject to the fiduciary responsibilities of the trustee.

Under applicable accounting requirements, compensation expense for a leveraged employee stock ownership plan is recorded at the fair market value of the employee stock ownership plan shares when committed to be released to participants’ accounts. See “Pro Forma Data.”

The employee stock ownership plan must meet certain requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. North Penn Bank intends to request a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the employee stock ownership plan. North Penn Bank expects to receive a favorable determination letter, but cannot guarantee that it will.

Future Omnibus Stock Option Plan. Following the offering, North Penn Bancorp plans to adopt an omnibus stock option plan that will provide for grants of stock options and restricted stock. Shares of restricted stock, in an amount up to 4.0% of the sum of the shares sold in the offering plus shares issued to our charitable foundation, may be awarded at no cost to the recipient. Stock options, in an amount up to 10.0% of the sum of the shares sold in the offering plus shares issued to our charitable foundation, may be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date.

North Penn Bancorp may fund the omnibus stock option plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of North Penn Bancorp common stock. The acquisition of additional authorized, but unissued, shares by the omnibus stock option plan after the offering would dilute the interests of existing shareholders. See “Pro Forma Data.”

North Penn Bancorp may grant stock options at an exercise price equal to 100% of the fair market value of the stock on the date of grant. North Penn Bancorp may grant restricted stock awards at no cost to recipients. Restricted stock awards and stock options generally vest ratably over a five-year period, but North Penn Bancorp may also make vesting contingent upon the satisfaction of certain conditions, such as performance goals, established by the Board of Directors or the committee charged with administering the plan provided, however, that no such award will vest more rapidly than 20% in any given year. All outstanding awards may accelerate and become fully vested upon a change in control of North Penn Bancorp.

No earlier than six months after the reorganization, North Penn Bancorp will submit the omnibus stock option plan to shareholders for their approval, at which time North Penn Bancorp will provide shareholders with detailed information about the plan.

Transactions with Affiliates

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and trustees, but it contains a specific exemption from such prohibition for loans made by North Penn Bank to our executive officers and trustees in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and trustees of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. North Penn Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and trustees at different rates or terms than those offered to the general public, except for loans made under a benefit program generally available to all other employees and that does not give preference to any executive officer or trustee over any other employee.

In addition, loans made to a trustee or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of North Penn Bank’s capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the Board of Trustees. See “Regulation and Supervision–Regulation of Stock Bank–Affiliate Transaction Restrictions.” The aggregate amount of loans to our executive officers and trustees was $2.2 million at September 30, 2004, or approximately 14.91% of pro forma stockholders’ equity assuming that 861,638 shares are sold in the offering. These loans were performing according to their original terms at September 30, 2004.

Since 2001, executive officers, as well as, all employees of North Penn Bank are eligible to receive an interest rate discount of 2.00% on any primary residential mortgage loan held by North Penn Bank while under the employ of the Bank. Upon the death of the executive officer, or other employee, the discount of 2.00% continues for the life of the mortgage loan. However, if the executive officer, or other employee, terminates his or her employment for any other reason, including retirement, that person is no longer eligible for such discount and such person is responsible to pay the total amount of all future mortgage payments due after the person’s termination, except in the event of death, without the benefit of a discounted interest rate. Trustees of North Penn Bank are not eligible for the 2.00% discount on any primary residential mortgage loan.

Indemnification of Directors and Officers

Our directors, officers, agents and employees and those of North Penn Bancorp are indemnified with respect to certain actions pursuant to our articles of incorporation and those of North Penn Bancorp, which complies with Pennsylvania corporate law regarding indemnification. Pennsylvania corporate law allows us and North Penn Bancorp to indemnify the aforementioned persons for expenses, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was an agent of us or North Penn Bancorp. No such indemnification may be given if such person is liable to the corporation for an unlawful distribution, if such person personally received a benefit to which he or she was not entitled, if such person acted with willful misconduct or a conscious disregard for the corporation’s best interests in a action by the corporation or in a stockholder derivative action, or if the person’s acts or omissions constituted a violation of the criminal law, unless such person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful.

Subscriptions by Executive Officers and Trustees

The following table presents certain information as to the approximate purchases of common stock by our trustees and executive officers, including their associates, if any, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Trustees and executive officers and their associates may not purchase more than 34% in the aggregate of the shares sold in the offering and issued to our charitable foundation. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories.

	Proposed Purchases of Stock in the Offering		Percent of Shares at Minimum of Offering Range	Percent of Shares at Maximum of Offering Range
Name	Number of Shares	Dollar Amount
Thomas A. Byrne	1,200	$12,000	0.19%	0.14%
Thomas J. Dziak	7,500	75,000	1.18%	0.87%
Gordon S. Florey	2,000	20,000	0.31%	0.23%
Frederick L. Hickman	10,000	100,000	1.57%	1.16%
Herbert C. Kneller	1,200	12,000	0.19%	0.14%
Frank H. Mechler	5,000	50,000	0.79%	0.58%
James W. Reid	1,500	15,000	0.24%	0.17%
Otto P. Robinson	1,000	10,000	0.16%	0.12%
David Samuel	5,000	50,000	0.79%	0.58%
John Schumacher	2,000	20,000	0.31%	0.23%
Kevin Lamont	20,000	200,000	3.14%	2.32%

All directors and executive officers as a group (10 persons)	56,400	564,000	8.86%	6.55%

The Reorganization and Stock Offering

The Board of Trustees of North Penn Bank has approved the plan of reorganization. The plan of reorganization also must be approved by the depositors of North Penn Bank. A special meeting of depositors has been called for this purpose. The Pennsylvania Department of Banking and Federal Deposit Insurance Corporation has conditionally approved the plan of reorganization; however, such approvals do not constitute a recommendation or endorsement of the plan of reorganization by the agencies.

General

On December 6, 2004, the Board of Trustees of North Penn Bank adopted an amended and restated plan of reorganization and minority stock issuance, pursuant to which North Penn Bank proposes to reorganize from a Pennsylvania state-chartered mutual savings bank to a Pennsylvania state-chartered mutual holding company. A principal part of the reorganization is the incorporation of a Pennsylvania state-chartered stock holding company, North Penn Bancorp, a majority of the voting stock of which will be owned by the newly formed mutual holding company, North Penn Mutual Holding Company, at all times so long as the North Penn Mutual Holding Company remains in the mutual form of organization, and the conversion of North Penn Bank to a Pennsylvania state-chartered stock savings bank, which will be a wholly owned subsidiary of North Penn Bancorp as long as North Penn Mutual Holding Company is in existence in mutual form.

The reorganization also includes the offering by North Penn Bancorp of up to 44.1% of its common stock to qualifying depositors of North Penn Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate community offering. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the independent appraisal, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized from the sale of the common stock. If the reorganization is terminated, North Penn Bank would be required to charge all reorganization expenses against current income. The Pennsylvania Department of Banking and Federal Deposit Insurance Corporation approved the plan of reorganization, subject to, among other things, approval of the plan of reorganization by North Penn Bank’s depositors. The plan of reorganization also provides for the establishment of the North Penn Charitable Foundation and our funding of the foundation with 2% of the shares of our common stock issued in the reorganization. The establishment of the North Penn Charitable Foundation is subject to a separate vote of North Penn Bank’s depositors. The special meeting of North Penn Bank’s depositors has been called for these purposes on [                    , 2005].

After the reorganization, our ownership structure will be as follows:

The following is a brief summary of the pertinent aspects of the reorganization. A copy of the plan of reorganization is available from North Penn Bank upon request and is available for inspection at the offices of North Penn Bank and at the Federal Deposit Insurance Corporation. The plan of reorganization is also filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Reorganization

After considering the advantages and disadvantages of the reorganization, the Board of Trustees of North Penn Bank unanimously approved the reorganization as being in the best interest of North Penn Bank, its depositors, its borrowers and the community it serves. The Board of Trustees concluded that the reorganization offers a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the reorganization.

The reorganization will structure North Penn Bank in stock form, which is used by commercial banks, most major business corporations and an increasing number of savings banks and savings associations. Formation of North Penn Bank, as a capital stock savings bank, and North Penn Bancorp as subsidiaries of North Penn Mutual Holding Company will permit North Penn Bancorp to issue common stock, which is a source of capital not available to mutual savings banks.

At the same time, North Penn Bank’s mutual form of ownership will be preserved in North Penn Mutual Holding Company, and North Penn Mutual Holding Company, as a mutual corporation, will at all times control at least a majority of the voting stock of North Penn Bancorp and North Penn Bank so long as North Penn Mutual Holding Company remains in existence. The reorganization will enable North Penn Bank to achieve the benefits of a stock company without a loss of control that often follows standard full conversions from mutual to stock form where 100% of the common stock is offered for sale. We are committed to being an independent community-oriented institution, and we believe that the mutual holding company structure is best suited for this purpose. The mutual holding company structure also will give North Penn Bancorp flexibility to issue its common stock at various times and in varying amounts as market conditions permit, rather than in a single stock offering as in a standard full conversion. The offering will enable North Penn Bank to: (1) support future lending and operational growth, including branching activities and acquisitions of other financial institutions or financial services companies; (2) increase its ability to render services to the communities it serves; and (3) increase its equity capital base and access the capital markets when needed. The reorganization will not foreclose the opportunity of North Penn Mutual Holding Company to convert from the mutual-to-stock form of organization in the future.

Formation of a mutual holding company is also expected to facilitate acquisitions and the diversification of North Penn Bank’s activities. These activities may include acquisitions of other insured institutions or specialty finance companies or permissible investments in evolving nontraditional financial service delivery systems. The formation of North Penn Bancorp will also allow North Penn Bancorp to borrow funds, on a secured and unsecured basis, and to issue debt and other securities, including trust preferred securities, to the public or in a private placement. The proceeds of any such borrowings or debt issuance may be contributed to North Penn Bank as core capital for regulatory capital purposes. No determination has been made to borrow funds or issue debt at the present time, and there can be no assurance when, if ever, any such borrowing or debt issuance would occur, or whether it would be consummated on terms satisfactory to North Penn Bancorp or North Penn Mutual Holding Company.

The reorganization will afford our trustees, officers and employees the opportunity to become stockholders, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The reorganization also will provide our customers and local community members with an opportunity to acquire our stock.

The disadvantages of the reorganization considered by North Penn Bank’s Board of Trustees are the additional expense and effort of operating as a public company, the inability of stockholders other than North Penn

Mutual Holding Company to obtain majority ownership of North Penn Bancorp and North Penn Bank, which may result in the perpetuation of our management and Board of Trustees, and the corporate ownership and regulatory policies relating to the mutual holding company structure that may be adopted periodically which may have an adverse impact on stockholders other than North Penn Mutual Holding Company. A majority of our voting stock will be owned by North Penn Mutual Holding Company, which will be controlled by its Board of Directors. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and trustees. North Penn Mutual Holding Company will be able to elect all the members of our Board of Directors, and will be able to control the outcome of most matters presented to our stockholders for resolution by vote. The matters as to which stockholders other than North Penn Mutual Holding Company will be able to exercise voting control are limited and include any proposal to implement an omnibus stock option plan. No assurance can be given that North Penn Mutual Holding Company will not take action adverse to the interests of other stockholders. For example, North Penn Mutual Holding Company could prevent the sale of control of North Penn Bancorp, or defeat a candidate for our Board of Directors or other proposals put forth by stockholders. This reorganization does not preclude the conversion of North Penn Mutual Holding Company from the mutual to stock form of organization in the future, which would require the approval of depositors and stockholders. No assurance can be given when, if ever, North Penn Mutual Holding Company will convert to stock form or what conditions the Pennsylvania Department of Banking and Federal Deposit Insurance Corporation or other regulatory agencies may impose on such a transaction. See “Risk Factors” and “Summary–Possible Conversion of North Penn Mutual Holding Company to Stock Form.”

Description of the Plan of Reorganization

Following receipt of all required regulatory approvals and approval of the plan of reorganization by North Penn Bank’s depositors, the reorganization will be effected as follows or in any other manner approved by the Pennsylvania Department of Banking and Federal Deposit Insurance Corporation that is consistent with the purposes of the plan of reorganization and applicable laws and regulations:

•	North Penn Bank will organize NPB Interim MHC Stock Bank, an interim stock savings bank, as a wholly owned subsidiary;

•	NPB Interim MHC Stock Bank will organize NPB Interim Stock Bank, an interim stock savings bank, as a wholly owned subsidiary;

•	NPB Interim MHC Stock Bank will organize North Penn Bancorp, as a wholly owned subsidiary of NPB Interim MHC Stock Bank;

•	North Penn Bank will convert its mutual articles of incorporation to stock articles of incorporation;

•	NPB Interim MHC Stock Bank will cancel its outstanding stock and exchange its stock savings bank articles of incorporation for Pennsylvania mutual holding company articles of incorporation, North Penn Mutual Holding Company;

•	NPB Interim Stock Bank will merge with and into North Penn Bank, with North Penn Bank surviving as a subsidiary of North Penn Mutual Holding Company;

•	North Penn Mutual Holding Company will transfer all of the outstanding shares of North Penn Bank to North Penn Bancorp; and

•	North Penn Bancorp will issue a majority of its outstanding shares to North Penn Mutual Holding Company.

Contemporaneously with the reorganization, we will offer for sale up to 44.1% of our common stock representing up to 44.1% of the pro forma market value of North Penn Bank on a fully converted basis. North Penn

Mutual Holding Company will not retain any assets of North Penn Bank, which are required to be held by North Penn Bank (in stock form) in order to satisfy its capital and reserve requirements. North Penn Bank will retain up to $100,000 at the mutual holding company and mid-tier stock holding company levels in connection with the reorganization. North Penn Bank may distribute additional capital to North Penn Mutual Holding Company following the reorganization, subject to Pennsylvania Department of Banking and Federal Deposit Insurance Corporation approval.

As a result of the reorganization, North Penn Bank will be organized in stock form and will be wholly owned by North Penn Bancorp. The legal existence of North Penn Bank will not terminate as a result of the reorganization. Instead, North Penn Bank in stock form will be a continuation of North Penn Bank in mutual form. All property of North Penn Bank, including its right, title and interest in all property of any kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to North Penn Bank, or which would inure to North Penn Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in North Penn Bank. North Penn Bank will have, hold and enjoy the same in its right and fully and to the same extent as the same was possessed, held and enjoyed by North Penn Bank in the mutual form. North Penn Bank will continue to have, succeed to and be responsible for all the rights, liabilities and obligations of North Penn Bank in the mutual form and will maintain its headquarters and operations at North Penn Bank’s present locations.

The plan of reorganization also provides that we will establish and fund the North Penn Charitable Foundation. See “The North Penn Charitable Foundation.”

Effects of Reorganization on Depositors and Borrowers

Continuity. While the reorganization is being accomplished, the normal business of North Penn Bank will continue without interruption, including being regulated by the Pennsylvania Department of Banking, its primary regulator, and the Federal Deposit Insurance Corporation. After reorganization, North Penn Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

The trustees of North Penn Bank at the time of reorganization will serve as directors of North Penn Bank after the reorganization. The Board of Directors of North Penn Bancorp and North Penn Mutual Holding Company will be composed solely of the individuals who serve on the Board of Trustees of North Penn Bank. All officers of North Penn Bank at the time of reorganization will retain their positions after the reorganization.

Deposit Accounts and Loans. The reorganization will not affect any deposit accounts or borrower relationships with North Penn Bank. All deposit accounts in North Penn Bank after the reorganization will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the reorganization. The reorganization will not change the interest rate or the maturity of deposits at North Penn Bank.

After the reorganization, all loans of North Penn Bank will retain the same status that they had before the reorganization. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the reorganization.

Effect on Liquidation Rights. In the event of a voluntary liquidation of North Penn Bank prior to the reorganization, holders of deposit accounts in North Penn Bank would be entitled to distribution of any assets of North Penn Bank remaining after the claims of such depositors (to the extent of their deposit balances) and all other creditors are satisfied. Following the reorganization, the holder of North Penn Bank’s common stock, i.e., North Penn Bancorp, will be entitled to any assets remaining upon a liquidation, dissolution or winding-up of North Penn Bank and, except through their liquidation interests in North Penn Mutual Holding Company, discussed below, holders of deposit accounts in North Penn Bank would have no interest in such assets.

In the event of a voluntary or involuntary liquidation, dissolution or winding up of North Penn Mutual Holding Company following consummation of the reorganization, holders of deposit accounts in North Penn Bank will be entitled, pro rata to the value of their accounts, to distribution of any assets of North Penn Mutual Holding Company remaining after the claims of all its creditors are satisfied. Shareholders of North Penn Bancorp will have no liquidation or other rights with respect to North Penn Mutual Holding Company.

In the event of a liquidation, dissolution or winding up of North Penn Bancorp, each holder of shares of our common stock will be entitled to receive, after payment of all debts and liabilities of North Penn Bancorp, a pro rata portion of all of our assets available for distribution to holders of our common stock.

There are no plans to liquidate North Penn Bank prior to its conversion to stock form, North Penn Bank upon conversion to stock form, North Penn Bancorp or North Penn Mutual Holding Company in the future.

Subscription Offering and Subscription Rights

Under the plan of reorganization, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

•	Persons with deposits in North Penn Bank with balances aggregating $50 or more (“qualifying deposits”) as of September 30, 2003 (“eligible account holders”). For this purpose, deposit accounts include all savings, certificate and demand accounts.

•	Our tax-qualified benefit plans, specifically our employee stock ownership plan.

•	Persons with qualifying deposits in North Penn Bank as of December 31, 2004 (“supplemental eligible account holders”).

•	Persons with deposits in North Penn Bank as of [Record Date] (“other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of reorganization. See “–Limitations on Purchases of Shares.” All persons sharing a qualifying joint deposit account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by an individual, and persons sharing the same address or exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to the overall purchase limitation.

Category 1: Eligible Account Holders. Subject to the $200,000 overall purchase limitation as described under “–Limitations on Purchases of Shares,” each eligible account holder or account holders exercising subscription rights through a single qualifying account held jointly, has the right to subscribe for up to the greater of:

•	$100,000 of common stock (which equals 10,000 shares);

•	one-tenth of 1% of the total offering of common stock to persons other than North Penn Mutual Holding Company; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated to each remaining subscribing eligible account holder whose subscription remains unfilled in the proportion that the amounts of his or her respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or trustees of North Penn Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in North Penn Bank in the one-year period preceding September 30, 2003.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at September 30, 2003. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 2: Tax-Qualified Employee Benefit Plans. Our tax-qualified employee benefit plans have the right to purchase up to 10.0% of the sum of the shares of common stock sold in the offering, plus shares issued to our charitable foundation. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 8.0% of the sum of the shares of common stock sold in the offering, plus shares issued to our charitable foundation. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and trustees, for the purpose of applying the purchase limitations in the plan of reorganization. The employee stock ownership plan may purchase shares in the open market or may purchase shares directly from us with the approval of the Pennsylvania Department of Banking and Federal Deposit Insurance Corporation.

Category 3: Supplemental Eligible Account Holders. Subject to the $200,000 overall purchase limitation as described under “–Limitations on Purchases of Shares,” each supplemental eligible account holder or account holders exercising subscription rights through a single qualifying account held jointly, has the right to subscribe for up to the greater of:

•	$100,000 of common stock (which equals 10,000 shares);

•	One-tenth of 1% of the total offering of common stock to persons other than North Penn Mutual Holding Company;

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

If eligible account holders and the employee stock ownership plan subscribe for all of the shares, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among each remaining subscribing supplemental eligible account holder whose subscription remains unfilled in the proportion that the amounts of his or her respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at December 31, 2004. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 4: Other Members. Subject to the $200,000 overall purchase limitation, each other member or members exercising subscription rights through qualifying accounts held jointly, has the right to purchase up to the greater of $100,000 of common stock (which equals 10,000 shares) or one-tenth of 1% of the total offering of common stock to persons other than North Penn Mutual Holding Company. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at [Record Date]. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of reorganization, is expected to terminate at 10:00 a.m., Eastern Time, on [Order Deadline]. We need not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date, as extended, whether or not we have been able to locate each person entitled to subscription rights. We may extend the expiration date without notice to you until [                    , 2005]. The Federal Deposit Insurance Corporation requires that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds submitted by check or money order will be returned promptly with interest at our passbook rate and all deposit account withdrawal authorizations will be canceled unless we receive approval of the Pennsylvania Department of Banking and Federal Deposit Insurance Corporation to extend the time for completing the offering. If regulatory approval of an extension of the time period beyond [                    , 2005] has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to confirm, modify or rescind their purchase orders. If we do not receive a response from a subscriber during the resolicitation, the subscriber’s order will be cancelled and all funds received will be returned promptly with interest at our passbook rate, or withdrawal authorizations will be canceled. No single extension can exceed 90 days, and all extensions in the aggregate may not last beyond [                    , 2007].

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which persons entitled to subscribe for stock under the plan of reorganization reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. When registering your stock purchase on the order form, you should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the reorganization.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you will forfeit those rights and face possible further sanctions and penalties imposed by the Pennsylvania Department of Banking and Federal Deposit Insurance Corporation or another agency of the U.S. Government. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares in a community offering and/or a syndicated community offering. If we offer shares in a community offering, the following persons would have the opportunity to purchase shares in the community offering in the following order of priority:

•	Natural persons and trusts of natural persons who are residents of Lackawanna and Monroe Counties, Pennsylvania; and

•	Members of the general public to whom we deliver a prospectus.

We will consider persons residing in one of the specified counties if they occupy a dwelling in the county and establish an ongoing physical presence in the county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident. In all cases, the determination of residence status will be made by us in our sole discretion.

The maximum amount of common stock that any person may purchase in the community offering is $100,000 of common stock (which equals 10,000 shares). If not enough shares are available to fill orders of natural persons and trusts of natural persons, the available shares will be allocated first to each such subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such subscriber, if possible. After that, unallocated shares will be allocated among subscribers whose orders remain unsatisfied in the same proportion that the unfilled order of each such subscriber bears to the total unfilled orders of all such subscribers. If oversubscription occurs among members of the general public, the allocation procedures described above will apply.

The community offering, if held, may commence concurrently with or subsequent to the subscription offering and is expected to terminate with the subscription offering. It must terminate no later than 45 days after the expiration of the subscription offering unless it is extended by us, with approval of the Pennsylvania Department of Banking and Federal Deposit Insurance Corporation. If for any reason the offering is extended beyond [                    , 2005], all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, increase, decrease or rescind their orders. In any event, subscribers not increasing, decreasing or rescinding their orders will be required to reaffirm their pre-existing purchase orders to avoid cancellation. If a subscriber fails to reaffirm or change the pre-existing purchase order then all funds received from the subscriber will be promptly returned with interest or deposit withdrawal authorization cancelled.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering

The plan of reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering may be sold in a community offering and/or a syndicated community offering. We may offer shares of common stock for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed and managed by Ryan Beck & Co., Inc. acting as our agent. Neither Ryan Beck & Co., Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Ryan Beck & Co., Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering. The syndicated community offering must terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Pennsylvania Department of Banking and Federal Deposit Insurance Corporation. See “–Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

The maximum amount of common stock that any person may purchase in the syndicated community offering is $100,000 of common stock (which equals 10,000 shares).

The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Generally under those rules, Ryan Beck & Co., Inc., a broker-dealer, will deposit funds it receives prior to closing from interested investors into a separate noninterest-bearing bank account. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering will be promptly delivered to us. If the offering is consummated, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly, without interest. If the offering is not consummated, funds in the account will be promptly returned, without interest, to the potential investor. Normal customer ticketing will be used for order placement. In the syndicated community offering, order forms will not be used.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Pennsylvania Department of Banking and Federal Deposit Insurance Corporation and may provide for purchases for investment purposes by trustees, officers, their associates and other persons in excess of the limitations provided in the plan of reorganization and in excess of the proposed trustee purchases discussed earlier, although no such purchases are currently intended. If other purchase arrangements cannot be made, the plan of reorganization will terminate.

Marketing Arrangements

We have retained Ryan Beck & Co., Inc. as our financial and marketing advisor to consult with and to advise North Penn Bancorp, and to assist North Penn Bancorp, on a best efforts basis, in the distribution of the shares of common stock in the offering. The services that Ryan Beck & Co., Inc. will provide include, but are not limited to:

•	acting as our financial advisor for the reorganization;

•	providing administrative services and managing the Stock Information Center;

•	targeting our sales efforts and soliciting orders for common stock; and

•	assisting in soliciting proxy votes of depositors.

For its services, Ryan Beck & Co., Inc. will receive an advisory and marketing fee of $115,000. If Ryan Beck & Co., Inc. manages the sale of common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Ryan Beck & Co., Inc.) for their sales shall not exceed 5% of aggregate syndicated community offering sales. Ryan Beck & Co., Inc. will also be reimbursed for its allocable expenses not to exceed $15,000 without our consent and its legal fees in an amount not to exceed $25,000. North Penn Bancorp and North Penn Bank have agreed to indemnify Ryan Beck & Co., Inc. against certain claims or liabilities, including liabilities under the Securities Act of 1933, as amended.

We will establish a Stock Information Center. We will rely on Rule 3a4-1 of the Securities Exchange Act of 1934, as amended and sales of common stock will be conducted within the requirements of this rule, so as to permit officers, trustees and employees to participate in the sale of common stock in those states where the law permits. Our officers, trustees and employees will not be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of common stock. Ryan Beck & Co., Inc. has not prepared a report or opinion constituting recommendations or advice to us in connection with the stock offering. In addition, Ryan Beck & Co., Inc. has expressed no opinion as to the prices at which the common stock to be offered in the stock offering may trade.

Description of Sales Activities; Stock Information Center

We will offer the common stock in the subscription offering and community offering principally by the distribution of this prospectus and through activities conducted at our Stock Information Center located at our main office at 216 Adams Avenue, Scranton, Pennsylvania. At all times, registered representatives of Ryan Beck & Co., Inc. will manage the Stock Information Center. The Stock Information Center is open Monday through Friday, except for bank holidays, from 9:30 a.m. to 4:00 p.m., Eastern Time. The phone number is (570) 983-0240.

Our officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. Our officers and trustees may answer questions regarding our business when permitted by state securities laws. Other questions of our depositors and other prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to employees of Ryan Beck & Co., Inc. Our officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

None of our personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. Our personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act of 1934, as amended. Rule 3a4-1 generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities not be compensated in connection with the offering at the time of participation, that the person not be associated with a broker or dealer and that the person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, “associated person of an issuer” is defined to include any person who is a trustee, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Deadline and Use of Order Forms. To purchase shares in the offering, you must submit a properly completed and executed order form by personal check, bank check or money order made payable directly to North Penn Bancorp, Inc. (do not endorse third party checks). It must be received (not postmarked) by the Stock Information Center by 10:00 a.m., Eastern Time, on [Order Deadline]. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the spaces provided on the order form for withdrawal of full payment from your North Penn Bank deposit account(s). Please do not designate withdrawal accounts with check writing privileges. Submit a check instead. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order forms will be final.

In order to ensure that your stock purchase eligibility and priority are properly identified, you must list on the order form all accounts in which you have an ownership interest, giving all names on each account and the account number. We will strive to identify your ownership, but cannot guarantee we will identity all accounts in which you have an ownership interest.

We need not accept order forms that are received after the expiration of the subscription offering and community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. In addition, we are not obligated to accept orders submitted on photocopied or facsimiled stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Under the plan of reorganization, our interpretation of the terms and conditions of the plan of reorganization and of the order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the reorganization has not been completed within 45 days after the end of the subscription offering or the offering range has been amended to below the minimum or above the maximum, as adjusted, of the offering range.

If a stock order form (a) is not delivered or is returned to us by United States Postal Service, (b) is not received or is received after the offering expiration date, (c) is not completed correctly, or executed, (d) is not accompanied by the full required payment for the shares subscribed for, including instances where a deposit account balance from which withdrawal is authorized or insufficient to fund the required payment, then the subscription rights for that person will lapse as though the person failed to return the completed order form within the time period specified.

The order form contains a regulatorily mandated certification. By executing and returning the order form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you have read the Risk Factors section of this Prospectus.

To ensure that each purchaser receives a prospectus at least 48 hours before the end of the offering, as required by Rule 15c2-8 under the Securities Exchange Act of 1934, as amended no prospectus will be mailed any later than five days before that date or hand delivered any later than two days before that date. Execution of the order form will confirm receipt or delivery under Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.

Payment for Shares and Delivery of Order Forms. Payment for shares may be made by personal check, bank check or money order, or by authorization of withdrawal from your North Penn Bank deposit account(s) without check writing privileges. Appropriate means by which withdrawals may be authorized are provided on the order form. No wire transfers, North Penn Bank lines of credit checks will be accepted. Do not endorse third party checks. Funds related to check payment must be available in the account and will be immediately cashed and placed in our escrow account. Interest will be paid on payments at our passbook rate from the date payment is received at the Stock Information Center until the completion or termination of the reorganization. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn must be available in the account when we receive your order form. The designated funds will remain in the accounts and will continue to accrue interest at the contractual rates until completion or termination of the reorganization, but a hold will be placed on the funds, making them unavailable to you. When the reorganization is completed, the funds received in the offering will be used to purchase the shares of common stock and account withdrawals will be made for the purchase of shares. The shares of common stock issued in the reorganization cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

We will waive any applicable penalties for early withdrawal from certificate of deposit accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are withdrawn, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook rate.

You may (a) submit your order form and payment by mail using the return envelope provided, (b) by bringing your order form to our Stock Information Center, or (c) by overnight delivery to the indicated address on the order form. Order forms may not be delivered to North Penn Bank branches. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject any order form received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

Using IRA Funds

You may not designate on the order form that you wish funds to be withdrawn from a North Penn Bank individual retirement account (IRA). By regulation, our IRAs do not permit investment in our common stock. A depositor interested in using his or her IRA funds to purchase common stock must do so through a self-directed IRA. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of North Penn Bank IRA funds to a trustee offering a self-directed IRA program such as a brokerage firm of your choice, or the Stock Information Center can assist you to locate a trustee. There will be no early withdrawal or Internal Revenue Service interest penalties for transfers. The new trustee will hold the common stock in a self-directed account in the same manner as we now hold the depositor’s IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds currently in an IRA, with us or elsewhere, to purchase common stock should contact the Stock Information Center promptly, preferably at least two weeks before the [                    , 2005] offering deadline. Whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds. If you can, the necessary forms may be forwarded for execution and returned before the offering ends. Federal laws and regulations require that officers, directors and 10% shareholders who use self-directed IRA funds to purchase shares of common stock in the offering make purchases for the exclusive benefit of IRAs.

The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the reorganization; provided that there is in force from the time of its subscription until the completion of the reorganization, a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the reorganization be based upon our estimated pro forma value on a fully converted basis (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an independent appraisal. We have retained FinPro, Inc., which is experienced in the evaluation and appraisal of financial institutions, to prepare the independent appraisal. FinPro, Inc. will receive fees totaling $35,000 for its appraisal services, plus reasonable out-of-pocket expenses incurred in connection with the appraisal. We have agreed to indemnify FinPro, Inc. under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the reorganization.

FinPro, Inc. prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, FinPro, Inc. undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, FinPro, Inc. reviewed our reorganization and stock issuance applications as filed with the Pennsylvania Department of Banking and Federal Deposit Insurance Corporation and our registration statement as filed with the Securities and Exchange Commission. Furthermore, FinPro, Inc. visited our facilities and had discussions with our management. FinPro, Inc. did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on FinPro, Inc. in connection with its appraisal.

In connection with its appraisal, FinPro, Inc. reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded companies that FinPro, Inc. deemed comparable to us;

•	the specific terms of the offering of our common stock;

•	the pro forma impact of the additional capital raised in the offering;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock.

Consistent with Pennsylvania Department of Banking and Federal Deposit Insurance Corporation appraisal guidelines, FinPro, Inc.’s analysis utilized three selected valuation procedures, the price/book method, the price/core earnings method, and price/assets method, all of which are described in its report. FinPro, Inc.’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” FinPro, Inc. placed the greatest emphasis on the price/core earnings and price/book methods in estimating pro forma market value. FinPro, Inc. compared the pro forma price/book and price/core earnings ratios for North Penn Bancorp to the same ratios for a peer group of comparable companies. The peer group consisted of eleven publicly traded companies. The peer group included companies with:

•	median assets of $381.8 million;

•	median nonperforming assets of 0.31% of total assets;

•	median loans of 54.39% of total assets;

•	median equity of 12.11% of total assets; and

•	median income of 0.61% of average assets.

On the basis of the analysis in its report, FinPro, Inc. has advised us that, in its opinion, as of November 29, 2004, our estimated pro forma market value on a fully converted basis was within the valuation range of $14,435,550 and $22,460,020 with a midpoint of $16,983,000 and that, based on our intention to offer for sale 44.1% of our shares outstanding, the estimated pro forma market value of our shares of common stock was within the valuation range of $14,435,550 to $22,460,020 with a midpoint of $16,983,000. As a result, we established the offering range of 1,443,555 to 1,953,045, with a midpoint of 1,698,300. Our Board of Trustees reviewed FinPro, Inc.’s appraisal report, including the methodology and the assumptions used by FinPro, Inc., and determined that the offering range was reasonable and adequate. Based on the $10.00 per share offering price, the number of shares issued in the reorganization will be between 1,443,555 and 2,246,002, with a midpoint of 1,698,300 and the estimated number of shares sold in the offering will be between 636,863 and 861,638 with a midpoint of 749,250. We determined the purchase price of $10.00 per share taking into account, among other factors, the Federal Deposit Insurance Corporation’s requirement that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the reorganization.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issued at this time. The offering range may be amended, with the approval of the Pennsylvania Department of Banking and Federal Deposit Insurance Corporation, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the offering, at least the minimum number of shares are subscribed for, FinPro, Inc., after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the offering.

No shares will be sold unless FinPro, Inc. confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, and the new appraisal reflects the offering may be canceled or it may be extended with a new offering range or new subscription, community and syndicated community offerings may be held. If the offering is extended, subscribers would have the right to confirm, modify or cancel their subscriptions within a specified period of time or else their subscription would be cancelled. If a subscriber does not respond during the resolicitation period, his or her subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released.

In formulating its appraisal, FinPro, Inc. relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. FinPro, Inc. also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While FinPro, Inc. believes this information to be reliable, FinPro, Inc. does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the plan of reorganization or of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the reorganization at prices at or above the $10.00 offering price per share.

Copies of the appraisal report of FinPro, Inc., including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.” Requests for this information should be directed to: Administrative Assistant to the President, North Penn Bank, 216 Adams Avenue, Scranton, Pennsylvania 18503-1692.

Limitations on Purchases of Shares

As described above under “–Subscription Offering and Subscription Rights,” “–Community Offering” and “–Syndicated Community Offering,” the plan of reorganization provides for the following purchase limitations:

•	The maximum amount of common stock which may be purchased in the offering by any person (or persons exercising subscription rights through a single qualifying deposit account held jointly) in the first priority (eligible account holder), third priority (supplemental account holder), fourth priority (other members) community offering and syndicated community offering shall not exceed $100,000.

•	The maximum amount of common stock which may be subscribed for or purchased in all categories in the offering by any person together with any associate or group of persons acting in concert shall not exceed $200,000, except for North Penn Bank’s benefit plans, which in the aggregate may subscribe for up to 10% of the common stock issued in the offering.

•	The maximum number of shares of common stock which may be purchased in all categories in the offering by our officers, directors and trustees and their associates in the aggregate shall not exceed 34% of the total number of shares of common stock issued in the offering.

•	A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the offering to the extent those shares are available.

•	If the number of shares of common stock otherwise allocable, to any person or that person’s associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of common stock allocated to each such person shall be reduced to the lowest limitation applicable to that person, and then the number of shares allocated to each group consisting of a person and that person’s associates shall be reduced so that the aggregate allocation to that person and his associates complies with the above maximums, and such maximum number of shares shall be reallocated among that person and his associates as they may agree, or in the absence of an agreement, in proportion to the shares subscribed by each (after first applying the maximums applicable to each person, separately).

•	Depending upon market or financial conditions, we may without further approval of our depositors, decrease or increase the purchase limitations in the plan of reorganization, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the offering. If we increase the maximum purchase limitations, we are only required to resolicit persons who subscribed for the maximum purchase amount and may, in our sole discretion, resolicit certain other large subscribers with respect to increasing their orders. Our directors and trustees shall not be deemed to be associates or a group affiliated with each other or otherwise acting in concert solely as a result of their being directors or trustees.

•	In the event of an increase in the total number of shares offered in the offering due to an increase in the maximum of the estimated price range of up to 15% the additional shares will be used in the following order of priority: (i) in the event that there is an oversubscription at the eligible account holder level, to fill unfilled subscriptions of eligible account holders calculated in accordance with the plan or reorganization; (ii) to fill North Penn Bank’s benefit plans’ subscription; (iii) in the event that there is an oversubscription at the supplemental eligible account holder level, to fill unfilled subscriptions of supplemental eligible account holders calculated in accordance with the plan of reorganization; (iv) in the event that there is an oversubscription at the other members level, to fill unfilled subscriptions of other members calculated in accordance with the plan or reorganization; and (v) to fill unfilled subscriptions in the Community Offering, with preference given to natural persons and trusts residing in Lackawanna and Monroe counties, Pennsylvania.

•	Each person purchasing common stock in the offering shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in the plan of reorganization.

The plan of reorganization defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of reorganization, our trustees are not deemed to be acting in concert solely by reason of their Board membership.

The plan of reorganization defines “associate,” with respect to a particular person, to mean:

•	any corporation or organization other than North Penn Bank, North Penn Bank (in stock form), North Penn Bancorp, North Penn Mutual Holding Company or a majority-owned subsidiary of North Penn Bank, North Penn Bank (in stock form), North Penn Bancorp or North Penn Mutual Holding Company of which a person is a director, trustee, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

•	any trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity;

•	any relative or spouse of a person, or any relative of a spouse, who either has the same home as a person or who is a director, trustee or officer of North Penn Mutual Holding Company, North Penn Bancorp or North Penn Bank or any of their subsidiaries; and

•	any person or persons acting in concert with any person or entity listed above.

For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of reorganization. Trustees, directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” All persons sharing the same address or exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to the overall purchase limitation.

Delivery of Certificates

Certificates representing the common stock sold in the offering and checks representing refunds and/or interest paid on subscriptions made by check or money order will be mailed to investors at the certificate registration address noted on the stock order form as soon as practicable following completion of the reorganization. Our transfer agent will hold any certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock will have commenced.

Restrictions on Repurchase of Stock

The Securities Act of 1933 rules govern the method, time, price and number of shares of common stock that may be purchased by us and affiliated purchasers. The Federal Deposit Insurance Corporation generally does not permit companies to repurchase their stock within one year of an offering.

Restrictions on Transfer of Shares After the Reorganization Applicable to Officers and Trustees

Common stock purchased in the offering will be freely transferable, except for shares purchased by our trustees and executive officers.

Shares of common stock purchased by our trustees and executive officers in the offering may not be sold for a period of one year following the reorganization, except upon the death of the shareholder or a merger unless approved by the Pennsylvania Department of Banking and Federal Deposit Insurance Corporation. Shares of common stock issued to trustees and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to trustees and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted. Shares purchased by these persons in the open market after the reorganization will be free of this restriction.

Persons affiliated with us, including our trustees and executive officers, received subscription rights based only on their deposits with North Penn Bank as account holders. While this aspect of the reorganization makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering, any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution, the three-year period following the reorganization may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Deposit Insurance Corporation. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be sold in the offering and issued to our charitable foundation. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of us who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act of 1933 under certain circumstances.

Material Income Tax Consequences

Although the reorganization may be effected in any manner approved by the Pennsylvania Department of Banking and Federal Deposit Insurance Corporation that is consistent with the purposes of the plan of reorganization and applicable law, regulations and policies, it is intended that the reorganization will be effected through a merger. Completion of the reorganization is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Pennsylvania tax laws, that no gain or loss will be recognized by North Penn Bank North Penn Bancorp or North Penn Mutual Holding Company as a result of the reorganization or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to North Penn Bank North Penn Bancorp and North Penn Mutual Holding Company and persons receiving subscription rights.

Patton Boggs LLP has issued an opinion to North Penn Bank that, for federal income tax purposes:

•	North Penn Bank’s change in form from mutual to stock ownership will constitute a reorganization under Internal Revenue Code, section 368(a)(1)(E) or section 368(a)(1)(F), and North Penn Bank will not recognize a gain or loss as a result of the reorganization;

•	the basis of each asset of North Penn Bank immediately after the reorganization will be the same as North Penn Bank’s basis for such asset immediately before the reorganization;

•	the holding period of each asset of North Penn Bank will include the period during which such asset was held by North Penn Bank before the reorganization;

•	for purposes of Internal Revenue Code section 381(b), North Penn Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of North Penn Bank will not end on the effective date of the reorganization and the tax attributes of North Penn Bank (subject to application of Internal Revenue Code sections 381, 382, and 384) will be taken into account by North Penn Bank (in stock form) as if the reorganization had not occurred;

•	no gain or loss will be recognized by depositors upon the surrender of liquidation rights in North Penn Bank and the receipt by them of liquidation rights in North Penn Mutual Holding Company;

•	with respect to North Penn Mutual Holding Company’s transfer of 100% of the common stock of North Penn Bank to North Penn Bancorp, neither North Penn Bancorp nor North Penn Mutual Holding Company will recognize gain or loss;

•	no income, gain, or loss will be realized by our depositors, who are issued subscription rights to purchase our common stock, upon the issuance or exercise of the subscription rights, provided subscription rights do not have any value and that the amount paid for the common stock is equal to the fair value of such stock;

•	assuming that subscription rights do not have any value, the tax basis to our depositors who are issued subscription rights to purchase our common stock in the offering will be the amount paid for our common stock, and the holding period for such shares of common stock will begin on the date of completion of the offering; and

•	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

The opinions set forth in the second and third to last bullet points above are based on the position that the subscription rights do not have any market value when they are distributed or exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. Counsel has advised us that they are unaware of any Internal Revenue Service published guidance in the area of mutual to stock conversion transactions in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

North Penn Bank has also received an opinion from McGrail Merkel Quinn & Associates, Scranton, Pennsylvania, that, assuming the reorganization does not result in any federal income tax liability to North Penn Bank, its account holders, North Penn Bank or North Penn Bancorp, implementation of the plan of reorganization will not result in any Pennsylvania income tax liability to those entities or persons.

The opinions of Patton Boggs LLP and McGrail Merkel Quinn & Associates, are filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of reorganization will be final; however, such interpretations have no binding effect on the Pennsylvania Department of Banking and Federal Deposit Insurance Corporation. The plan of reorganization provides that, if deemed necessary or desirable, we may substantively amend the plan of reorganization as a result of comments from regulatory authorities or otherwise, without the further approval of our members.

Completion of the reorganization requires the sale of all shares of the common stock within 24 months following approval of the plan of reorganization by our depositors. If this condition is not satisfied, the plan of reorganization will be terminated and we will continue our business in the mutual form of organization. We may terminate the plan of reorganization at any time.

The North Penn Charitable Foundation

General

In furtherance of our commitment to our local community, the plan of reorganization provides that we will establish the North Penn Charitable Foundation as a Pennsylvania nonprofit corporation in connection with the reorganization. The foundation will be funded with cash and our common stock, as described below. By further enhancing our visibility and reputation in our local community, we believe that the foundation will enhance the long-term value of our community banking franchise. The reorganization presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits, without any significant cash outlay by us.

Purpose of the Charitable Foundation

Although we intend to continue to emphasize community lending and community activities following the stock offering, such activities are not our sole corporate purpose. The North Penn Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that the North Penn Charitable Foundation will enable us to assist the communities within our market area in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act.

We further believe that the funding of the North Penn Charitable Foundation with our common stock will allow our community to share in our potential growth and success long after the stock offering. The North Penn Charitable Foundation will accomplish that goal by providing for continued ties between it and us, thereby forming a partnership within the communities in which we operate.

We do not expect the contribution to the North Penn Charitable Foundation to take the place of our traditional community lending and charitable activities. For the nine months ended September 30, 2004 and the year ended December 31, 2003, we contributed $13,000 and $21,000, respectively, to community organizations. We expect to continue making charitable contributions within our community. In connection with the closing of the reorganization, we intend to contribute to the North Penn Charitable Foundation $100,000 and 33,267 shares of our common stock, at the midpoint of the offering, valued at $332,670 based on the offering price of $10.00 per share.

Structure of the Charitable Foundation

The North Penn Charitable Foundation will be incorporated under Pennsylvania law as a nonprofit corporation. The North Penn Charitable Foundation’s Articles of Incorporation will provide that the North Penn Charitable Foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Articles of Incorporation will further provide that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

We have selected three of our current trustees, Messrs. Hickman, Lamont and Schumacher, to serve on the initial Board of Directors of the foundation. As required by the Federal Deposit Insurance Corporation, the Board of Directors of the foundation will include one additional person who will not be one of our officers, directors or employees and who will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial Board of Directors during the year following the completion of the reorganization, following the first anniversary of the reorganization, the foundation may alter the size and composition of its Board of Directors. For five years after the reorganization, one seat on the foundation’s Board of Directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our or any of our affiliate’s officers, directors or employees, and one seat on the foundation’s Board of Directors will be reserved for one of our directors.

The Board of Directors of the North Penn Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of the North Penn Charitable Foundation will always be bound by their fiduciary duty to advance the foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation is established. The directors of the North Penn Charitable Foundation also will be responsible for directing the activities of the foundation, including the management and voting of our common stock held by the foundation. However, as required by the Federal Deposit Insurance Corporation, all shares of common stock held by the North Penn Charitable Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by our shareholders and such legend shall be set forth on the stock certificate given to the charitable foundation by North Penn Bancorp, Inc.

The North Penn Charitable Foundation’s place of business will be located at our administrative offices. The Board of Directors of the North Penn Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and applicable Federal Deposit Insurance Corporation guidance governing transactions between us and the foundation.

The North Penn Charitable Foundation will receive working capital from: (1) any dividends that may be paid on our common stock in the future; (2) within the limits of applicable federal and state laws, loans collateralized by the common stock; or (3) the proceeds of the sale of any of the common stock in the open market from time to time. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the North Penn Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. The Foundation may need to sell shares of our common stock to obtain the funds needed to comply with this requirement.

Tax Considerations

Our independent tax advisor has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. The North Penn Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as the North Penn Charitable Foundation files its application for tax-exempt status within 27 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether the North Penn Charitable Foundation’s tax-exempt status will be affected by the regulatory requirement that all shares of our common stock held by the North Penn Charitable Foundation must be voted in the same ratio as all other outstanding shares of common stock on all proposals considered by our shareholders.

We are authorized under federal law to make charitable contributions. We believe that the stock offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact of the contribution of common stock to the North Penn Charitable Foundation on the amount of common stock to be sold in the offering. See “Capitalization,” “Regulatory Capital Compliance,” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.” The amount of the contribution will not adversely impact our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position and does not raise safety and soundness concerns.

We have received an opinion from Patton Boggs LLP that we should be entitled to a deduction in the amount of the fair market value of the stock that we contribute to the North Penn Charitable Foundation. We are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the North Penn Charitable Foundation. We estimate that substantially all of the contribution should be deductible over the six-year period, but we cannot be certain that we will have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to the North Penn Charitable

Foundation within the first five years following the initial contribution, unless we can deduct the contributions in the year in which they are made. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our shareholders and depositors, and the financial condition and operations of the foundation.

Based on representations that expenditures of the North Penn Charitable Foundation will not be used to satisfy any legal obligations of North Penn Bank or us, and the prohibition in the North Penn Charitable Foundation’s articles of incorporation on expenditures that would subject it to a private foundation excise tax, our independent tax counsel has opined that North Penn Charitable Foundation’s expenditures will not constitute acts of self dealing under Treasury Regulations Section 53.4941(d) - 2(f)(1).

Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize the North Penn Charitable Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, we may have to expense without tax benefit or capitalize it as an expense of the reorganization.

Earnings and gains, if any of, a private foundation from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. Within four and one-half months after the close of each of its fiscal years, the North Penn Charitable Foundation will be required to file Form 990 PF with the Internal Revenue Service and make the forms available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Conditions Imposed on the Charitable Foundation

The Federal Deposit Insurance Corporation will impose the following conditions on the establishment of the North Penn Charitable Foundation:

•	the Federal Deposit Insurance Corporation can examine the foundation;

•	the foundation must comply with all supervisory directives imposed by the Federal Deposit Insurance Corporation;

•	the foundation must provide annually to the Federal Deposit Insurance Corporation a copy of the annual report that the foundation submits to the IRS;

•	the foundation must operate according to written policies adopted by its Board of Directors, including a conflict of interest policy; and

•	the foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by our shareholders.

North Penn Charitable Foundation shall provide the Federal Deposit Insurance Corporation with a final proposed operating plan prior to conversion, and shall file annual reports with the Federal deposit Insurance Corporation describing the grants made, and the grant recipients.

Additionally, the establishment and funding of the North Penn Charitable Foundation must be separately approved by at least a majority of the total number of votes eligible to be cast by depositors of North Penn Bank at the special meeting of depositors.

Consummation of the reorganization and related offering of common stock is not conditioned upon depositors’ approval of the charitable foundation. Failure to approve the charitable foundation may, however, materially increase our pro forma market value. See “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Regulation and Supervision

Set forth below is a brief description of certain laws relating to the regulation of North Penn Bank and North Penn Bancorp after consummation of the proposed reorganization. This description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

Regulation of Pennsylvania Savings Banks

General. As a Pennsylvania state-chartered chartered savings bank with deposits insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation, North Penn Bank is subject to extensive regulation and examination by the Pennsylvania Department of Banking and by the Federal Deposit Insurance Corporation, which insures its deposits to the maximum extent permitted by law. The federal and state laws and regulations applicable to banks regulate, among other things, the scope of their business, their investments, the reserves required to be kept against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. The laws and regulations governing North Penn Bank generally have been promulgated to protect depositors and not for the purpose of protecting stockholders. This regulatory structure also gives the federal and state banking agencies extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulation, whether by the Pennsylvania Department of Banking, the Federal Deposit Insurance Corporation or the United States Congress, could have a material impact on us and our operations.

Federal law provides the federal banking regulators, including the Federal Deposit Insurance Corporation and the Federal Reserve, with substantial enforcement powers. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders, and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

Pennsylvania Savings Bank Law. The Pennsylvania Banking Code contains detailed provisions governing the organization, location of offices, rights and responsibilities of trustees, officers, and employees, as well as corporate powers, savings and investment operations and other aspects of North Penn Bank and its affairs. The code delegates extensive rule-making power and administrative discretion to the Pennsylvania Department of Banking so that the supervision and regulation of state chartered savings banks may be flexible and readily responsive to changes in economic conditions and in savings and lending practices.

The code also provides state-chartered savings banks with all of the powers enjoyed by federal savings and loan associations, subject to regulation by the Pennsylvania Department of Banking. The Federal Deposit Insurance Corporation Act, however, prohibits a state-chartered bank from making new investments or loans or becoming involved in activities as principal and equity investments which are not permitted for national banks unless (1) the Federal Deposit Insurance Corporation determines the activity or investment does not pose a significant risk of loss to the Savings Association Insurance Fund and (2) the bank meets all applicable capital requirements. Accordingly, the additional operating authority provided to us by the code is significantly restricted by the Federal Deposit Insurance Act.

Federal Deposit Insurance. The Federal Deposit Insurance Corporation is an independent federal agency that insures the deposits, up to prescribed statutory limits, of federally insured banks and savings institutions and safeguards the safety and soundness of the banking and savings industries. The Federal Deposit Insurance Corporation administers two separate insurance funds, the Bank Insurance Fund, which generally insures commercial bank and state savings bank deposits, and the Savings Association Insurance Fund, which generally insures savings association deposits. North Penn Bank, which was previously a state savings association, remains a member of the Savings Association Insurance Fund and its deposit accounts are insured by the Federal Deposit Insurance Corporation, up to prescribed limits.

The Federal Deposit Insurance Corporation is authorized to establish separate annual deposit insurance assessment rates for members of the Bank Insurance Fund and the Savings Association Insurance Fund, and to increase assessment rates if it determines such increases are appropriate to maintain the reserves of either insurance fund. In addition, the Federal Deposit Insurance Corporation is authorized to levy emergency special assessments on Bank Insurance Fund and Savings Association Insurance Fund members. The Federal Deposit Insurance Corporation’s deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation, with the assessment for most institutions set at 0%.

In addition, all institutions with deposits insured by the Federal Deposit Insurance Corporation are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, an agency of the Federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2017.

Regulatory Capital Requirements. The Federal Deposit Insurance Corporation has promulgated capital adequacy requirements for state-chartered banks that, like us, are not members of the Federal Reserve System. At September 30, 2004, we exceeded all regulatory capital requirements and were classified as “well capitalized.”

The Federal Deposit Insurance Corporation’s capital regulations establish a minimum 3% Tier 1 leverage capital requirement for the most highly rated state-chartered, non-member banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, non-member banks, which effectively increases the minimum Tier 1 leverage ratio for such other banks to 4% to 5% or more. Under the Federal Deposit Insurance Corporation’s regulation, the highest-rated banks are those that the Federal Deposit Insurance Corporation determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, which are considered a strong banking organization, rated composite 1 under the Uniform Financial Institutions Rating System. Tier 1 or core capital is defined as the sum of common stockholders’ equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain purchased mortgage servicing rights and purchased credit card relationships.

The Federal Deposit Insurance Corporation’s regulations also require that state-chartered, non-member banks meet a risk-based capital standard. The risk-based capital standard requires the maintenance of total capital (which is defined as Tier 1 capital and supplementary (Tier 2) capital) to risk weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the Federal Deposit Insurance Corporation believes are inherent in the type of asset or item. The components of Tier 1 capital for the risk-based standards are the same as those for the leverage capital requirement. The components of supplementary (Tier 2) capital include cumulative perpetual preferred stock, mandatory subordinated debt, perpetual subordinated debt, intermediate-term preferred stock, up to 45% of unrealized gains on equity securities and a bank’s allowance for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of supplementary capital that may be included in total capital is limited to 100% of Tier 1 capital.

A bank that has less than the minimum leverage capital requirement is subject to various capital plan and activities restriction requirements. The Federal Deposit Insurance Corporation’s regulations also provide that any insured depository institution with a ratio of Tier 1 capital to total assets that is less than 2% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the Federal Deposit Insurance Act and could be subject to potential termination of deposit insurance.

We are also subject to minimum capital requirements imposed by the Pennsylvania Department of Banking on Pennsylvania-chartered depository institutions. Under the Pennsylvania Department of Banking’s capital regulations, a Pennsylvania bank or savings bank must maintain a minimum leverage ratio of Tier 1 capital (as defined under the Federal Deposit Insurance Corporation’s capital regulations) to total assets of 4%. In addition, the Pennsylvania Department of Banking has the supervisory discretion to require a higher leverage ratio for any institutions based on the institution’s substandard performance in any of a number of areas. We were in compliance with both the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking capital requirements as of September 30, 2004.

Affiliate Transaction Restrictions. Federal laws strictly limit the ability of banks to make loans to, and to engage in certain other transactions with (collectively, “covered transactions”), their affiliates, including their bank holding companies and the holding companies’ nonbank affiliates. The aggregate amount of covered transactions with any individual affiliate is limited to 10% of a bank’s capital and surplus, and the aggregate amount of covered transactions with all affiliates is limited to 20% of capital and surplus. Further, loans and extensions of credit generally are required to be secured by eligible collateral in specified amounts. Federal law also requires that all transactions between a bank and its affiliates be on terms as favorable to the bank as transactions with non-affiliates.

The Sarbanes-Oxley Act of 2002 generally prohibits a company from making loans to its executive officers and directors. However, that act contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, North Penn Bank’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The law restricts both the individual and aggregate amount of loans North Penn Bank may make to insiders based, in part, on North Penn Bank’s capital position and requires certain Board approval procedures to be followed. Such loans must be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. There are additional restrictions applicable to loans to executive officers. See “Our Management–Transactions with North Penn Bank.”

Federal Home Loan Bank System. We are a member of the Federal Home Loan Bank of Pittsburgh, which is one of 12 regional Federal Home Loan Banks. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by member institutions and proceeds from the sale of consolidated obligations of the Federal Home Loan Bank system. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the Federal Home Loan Bank.

As a member, we are required to purchase and maintain stock in the Federal Home Loan Bank of Pittsburgh in an amount equal to the greater of 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of our outstanding advances from the Federal Home Loan Bank. At September 30, 2004, we were in compliance with this requirement.

Loans to One Borrower. Under Pennsylvania and federal law, savings banks have, subject to certain exemptions, lending limits to one borrower in an amount equal to 15% of the institution’s capital accounts. An institution’s capital account includes the aggregate of all capital, surplus, undivided profits, capital securities and general reserves for loan losses. As of September 30, 2004, our loans-to-one borrower limitation was $1.27 million and we were in compliance with such limitation.

Anti-Money Laundering. On October 26, 2001, in response to the events of September 11, 2001, the President of the United States signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”). The USA PATRIOT Act significantly expands the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Title III of the USA PATRIOT Act provides for a significant overhaul of the U.S. anti-money laundering regime. Among other provisions, it requires financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations. We have established policies and procedures to ensure compliance with the USA PATRIOT Act’s provisions, and the impact of the USA PATRIOT Act on our operations has not been material.

Regulation of Holding Companies

General. Upon completion of the reorganization, North Penn Mutual Holding Company and North Penn Bancorp will register as bank holding companies under the Bank Holding Company Act of 1956, as amended, and will be subject to regulation and supervision by the Board of Governors of the Federal Reserve System and by the Pennsylvania Department of Banking. North Penn Mutual Holding Company and North Penn Bancorp will also be required to file annually a report of operations with, and will be subject to examination by, the Federal Reserve and the Pennsylvania Department of Banking. This regulation and oversight is generally intended to ensure that North Penn Mutual Holding Company and North Penn Bancorp limit activities to those allowed by law and operate in a safe and sound manner without endangering the financial health of North Penn Bank.

Under the Bank Holding Company Act, North Penn Mutual Holding Company and North Penn Bancorp must obtain the prior approval of the Federal Reserve before acquiring control of another bank or bank holding company, merge or consolidate with another bank holding company, acquire all or substantially all of the assets of another bank or bank holding company, or acquire direct or indirect ownership or control of any voting shares of any bank or bank holding company if, after such acquisition, the bank holding companies would directly or indirectly own or control more than 5% of such shares. In addition, North Penn Mutual Holding Company and North Penn Bancorp must obtain the prior approval of the Pennsylvania Department of Banking in order to acquire control of another bank in Pennsylvania.

Federal statutes impose restrictions on the ability of a bank holding company and its nonbank subsidiaries to obtain extensions of credit from its subsidiary bank, on the subsidiary bank’s investments in the stock or securities of the holding company, and on the subsidiary bank’s taking of the holding company’s stock or securities as collateral for loans to any borrower. A bank holding company and its subsidiaries are also prevented from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or furnishing of services by the subsidiary bank.

A bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the policy of the Federal Reserve that a bank holding company should stand ready to use available resources to provide adequate capital to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company’s failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve to be an unsafe and unsound banking practice or a violation of the Federal Reserve regulations, or both.

Restrictions Applicable to Pennsylvania-Chartered Mutual Holding Companies. Under authority of Section 115.1 of the Pennsylvania Banking Code of 1965, and a policy statement issued by the Pennsylvania Department of Banking, the Pennsylvania Department of Banking is authorized to approve the reorganization of a state-chartered savings bank to a mutual holding company, provided the savings bank has a CAMELS composite rating of one or two under the Uniform Financial Institutions Rating System. While regulations governing the formation of Pennsylvania state-chartered mutual holding companies have not yet been adopted, the policy statement and form of application issued by the Pennsylvania Department of Banking provide the means by which such applications will be processed and approved.

Pursuant to Pennsylvania law, a mutual holding company may engage only in the following activities: (i) investing in the stock of one or more financial institution subsidiaries; (ii) acquiring one or more additional financial institution subsidiaries into a subsidiary of the holding company; (iii) merging with or acquiring another holding company, one of whose subsidiaries is a financial institution subsidiary; (iv) investing in a corporation the capital stock of which is available for purchase by a savings bank under federal law or under the Banking Code; (v) engaging in such activities as are permitted, by statute or regulation, to a holding company of a federally chartered insured mutual institution under federal law; and (vi) engaging in such other activities as may be permitted by the Department. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (i) through (vi) above, and has a period of two years to cease any non-conforming activities and divest any non-conforming investment.

Conversion of North Penn Mutual Holding Company to Stock Form. Applicable regulations permit North Penn Mutual Holding Company to convert from the mutual form of organization to the capital stock form of organization. There can be no assurance when, if ever, a conversion transaction will occur, and the Board of Trustees has no current intention or plan to undertake a conversion transaction. In a conversion transaction a new holding company would be formed as our successor, North Penn Mutual Holding Company’s corporate existence would end, and certain depositors of North Penn Bank would receive the right to subscribe for additional shares of the new holding company. In a conversion transaction, each share of common stock held by stockholders other than North Penn Mutual Holding Company would be automatically converted into a number of shares of common stock of the new holding company based on an exchange ratio determined at the time of conversion that ensures that stockholders other than North Penn Mutual Holding Company own the same percentage of common stock in the new holding company as they owned in us immediately before conversion. Under applicable regulations, stockholders other than North Penn Mutual Holding Company would not be diluted because North Penn Mutual Holding Company is not permitted to waive dividends under the current Federal Reserve Board policy, in the event North Penn Mutual Holding Company converts to stock form. The total number of shares held by stockholders other than North Penn Mutual Holding Company after a conversion transaction also would be increased by any purchases by stockholders other than North Penn Mutual Holding Company in the stock offering conducted as part of the conversion transaction.

Non-Banking Activities. The business activities of North Penn Bancorp, as a bank holding company, are restricted by the Bank Holding Company Act. Under the Bank Holding Company Act and the Federal Reserve’s bank holding company regulations, we may only engage in, or acquire or control voting securities or assets of a company engaged in, (1) banking or managing or controlling banks and other subsidiaries authorized under the Bank Holding Company Act and (2) any non-banking activity that the Federal Reserve has determined to be so closely related to banking or managing or controlling banks to be a proper incident thereto. These include any incidental activities that the Federal Reserve has determined to be so closely related to the business of banking as to be a proper incident thereto.

Financial Modernization. The Gramm-Leach-Bliley Act, which became effective in March 2000, permits greater affiliation among banks, securities firms, insurance companies, and other companies under a new type of financial services company known as a “financial holding company.” A financial holding company essentially is a bank holding company with significantly expanded powers. Financial holding companies are authorized by statute to engage in a number of financial activities previously impermissible for bank holding companies, including securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; and merchant banking activities. The act also permits the Federal Reserve and the Treasury Department to authorize additional activities for financial holding companies if they are “financial in nature” or “incidental” to financial activities. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized, well managed, and has at least a “satisfactory” CRA rating. A financial holding company must provide notice to the Federal Reserve within 30 days after commencing activities previously determined by statute or by the Federal Reserve and Department of the Treasury to be permissible. We have not submitted notice to the Federal Reserve of our intent to be deemed a financial holding company.

Regulatory Capital Requirements. The Federal Reserve has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications to it under the Bank Holding Company Act. The Federal Reserve’s capital adequacy guidelines are similar to those imposed on North Penn Bank by the Federal Deposit Insurance Corporation. See “Regulation of the Bank - Regulatory Capital Requirements.”

Restrictions on Dividends. The Pennsylvania Banking Code states, in part, that dividends may be declared and paid only out of accumulated net earnings and may not be declared and paid only out of accumulated net earnings and may not be declared or paid unless surplus (retained earnings) is at least equal to contributed capital.

North Penn Bank has not declared or paid any dividends that have caused its retained earnings to be reduced below the amount required. Finally, dividends may not be declared or paid if North Penn Bank is in default in payment of any assessment due the Federal Deposit Insurance Corporation.

Restrictions on Waiver of Dividends. The Federal Deposit Insurance Corporation imposes a condition on mutual holding companies that should any shares of the stock of the institution or the stock holding company be issued to persons other than the mutual holding company, any dividends waived by the mutual holding company must be retained by the stock holding company or the institution and segregated, earmarked, or otherwise identified on the books and records of stock holding company or the institution. Such amounts must be taken into account in any valuation of the institution, and factored into the calculation used in establishing a fair and reasonable basis for exchanging shares in any subsequent conversion of the mutual holding company to stock form. Such amounts will not be available for payment to, or the value thereof transferred to, minority shareholders, by any means, including through dividend payments or at liquidation.

In addition, the Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve’s view that a bank holding company should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the federal prompt corrective action regulations, the Federal Reserve may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized.”

Federal Securities Laws. We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued pursuant to the offering. Upon completion of the offering, our common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration, under the Securities Act of 1933, of the shares of common stock to be sold in the offering and issued to our charitable foundation does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144, each affiliate of us that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002. On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002, which implemented legislative reforms intended to address corporate and accounting fraud. The Sarbanes-Oxley Act restricts the scope of services that may be provided by accounting firms to their public company audit clients and any non-audit services being provided to a public company audit client will require preapproval by the company’s audit committee. In addition, the Sarbanes-Oxley Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement.

Under the Sarbanes-Oxley Act, bonuses issued to top executives before restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. The legislation accelerates the time frame for disclosures by public companies and changes in ownership in a company’s securities by directors and executive officers.

The Sarbanes-Oxley Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s “registered public accounting firm.” Among other requirements, companies must disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not.

Although we anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

Federal and State Taxation

Federal Income Taxation

General. We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. For its 2004 year, North Penn Bank’s maximum federal income tax rate was 34%.

Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $1.2 million of our accumulated bad debt reserves would not be recaptured into taxable income unless North Penn Bank makes a “non-dividend distribution” to North Penn Bancorp, Inc. as described below.

Distributions. If North Penn Bank makes “non-dividend distributions” to us, the distributions will be considered to have been made from North Penn Bank’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from North Penn Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in North Penn Bank’s taxable income. Non-dividend distributions include distributions in excess of North Penn Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of North Penn Bank’s current or accumulated earnings and profits will not be so included in North Penn Bank’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if North Penn Bank makes a non-dividend distribution to us, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. North Penn Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

North Penn Bank is subject to the Mutual Thrift Institutions Tax of the Commonwealth of Pennsylvania based on its financial net income determined in accordance with generally accepted accounting principles with certain adjustments. North Penn Bank’s tax rate under the Mutual Thrift Institutions Tax is 11.5%. Interest on state and federal obligations is excluded from net income. An allocable portion of net interest expense incurred to carry the obligations is disallowed as a deduction. Three year carryforwards of losses are allowed.

Upon consummation of the conversion, North Penn Bancorp will be subject to the Corporate Net Income Tax and the Capital Stock Tax of the Commonwealth of Pennsylvania. North Penn Bank will continue to be subject to the Mutual Thrift Institutions Tax.

North Penn Banks’ state tax returns have not been audited for the past five years.

Restrictions on Acquisition of North Penn Bancorp

General

North Penn Bank’s plan of reorganization provides that North Penn Bank will be reorganized from a Pennsylvania state-chartered mutual savings bank into a Pennsylvania state-chartered mutual holding company structure and includes the adoption of articles of incorporation and bylaws for North Penn Bancorp. Certain provisions in our articles of incorporation and bylaws may have antitakeover effects. In addition, provisions in North Penn Bank (in stock form)’s articles of incorporation and bylaws may also have anti-takeover effects. Finally, regulatory restrictions may make it more difficult for persons or companies to acquire control of us.

Mutual Holding Company Structure

Following the reorganization, we will own all of the issued and outstanding common stock of North Penn Bank. North Penn Mutual Holding Company will own a majority of the issued and outstanding common stock of North Penn Bancorp. As a result, management of North Penn Mutual Holding Company is able to exert voting control over North Penn Bancorp and North Penn Bank and will restrict the ability of our minority stockholders to effect a change of control of management. North Penn Mutual Holding Company, as long as it remains in the mutual form of organization, will control a majority of our voting stock.

Articles of Incorporation and Bylaws of North Penn Bancorp

Although our Board of Trustees is not aware of any effort that might be made to obtain control of us after the offering, the Board of Trustees believed it appropriate to adopt certain provisions permitted by federal regulations that may have the effect of deterring a future takeover attempt that is not approved by our Board of Directors. The following description of these provisions is only a summary and does not provide all of the information contained in our articles of incorporation and bylaws. See “Additional Information” as to where to obtain a copy of these documents.

Limitation on Voting Rights. Our articles of incorporation provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. Our articles of incorporation provide that, for a period of five years from the date of the reorganization, no person, except North Penn Mutual Holding Company, may directly or indirectly acquire the beneficial ownership of more than 10% of any class of an equity security of ours. If shares are acquired in excess of 10%, those shares will be considered “excess shares” and will not be counted as shares entitled to vote.

Classified Board. Our Board of Directors is divided into three classes, each of which contains approximately one-third of the number of directors. The stockholders elect one class of directors each year for a term of three years. The classified Board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors.

Filling of Vacancies; Removal. The articles of incorporation provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the Board of Directors will serve until the term of the class to which such director was appointed shall expire. Our articles of incorporation provide that a director may be removed from the Board of Directors before the expiration of his or her term only for cause and only upon the vote of a majority of the outstanding shares of voting stock. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

Qualification. The bylaws provide that no person will be eligible to serve on the Board of Directors who has in the past 10 years been subject to a supervisory action by a financial regulatory agency that involved dishonesty or breach of trust or other bad actions, has been convicted of a crime involving dishonesty or breach of trust that is punishable by a year or more in prison, or is currently charged with such a crime, or has been found by a regulatory agent or a court to have breached a fiduciary duty involving personal profit or committed a willful violation of any law governing banking securities or insurance.

In addition, our bylaws require each director to reside in a county, city or town within Pennsylvania which is no more than 50 miles in distance from the main office of North Penn Bank. Our bylaws also require each director to own at least 1,000 shares of our outstanding common stock. Furthermore, management officials of depository institution, other than North Penn Bank are not eligible to serve as a director of North Penn Bancorp, unless such person served on the Board of Trustees of North Penn Bank as of September 30, 2004. Our bylaws also prohibit individuals who reach the age of 75 from being elected, reelected, appointed or reappointed to our Board of Directors, unless such person served on the Board of Trustees of North Penn Bank as of September 30, 2004. These provisions contained in our articles of incorporation and bylaws may prevent stockholders from nominating themselves or persons of their choosing for election to the Board of Directors.

Stockholder Action by Written Consent; Special Meetings of Stockholders. Our stockholders must act only through an annual or special meeting. Special meetings of stockholders may only be called by the Board of Directors. Our articles of incorporation provide that no action may be taken by stockholders without a meeting. Our articles of incorporation also specifically deny stockholders the ability to consent in writing without a meeting to take any action. Additionally, our articles of incorporation also provide that amendments to our articles of incorporation relating to a change in control of us must be approved by the Board of Directors prior to stockholder action. The provisions of our articles of incorporation and bylaws limiting stockholder action by written consent and calling of special meetings of stockholders may have the effect of delaying consideration of a stockholder proposal until the next annual meeting, unless a special meeting is called at the request of a majority of the Board of Directors. These provisions also would prevent the holders of a majority of common stock from unilaterally using the written consent procedure to take stockholder action.

Advance Notice Provisions for Stockholder Nominations and Proposals. Our articles of incorporation establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our Board of Directors or by a stockholder who has given appropriate notice to us before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given us appropriate notice of the stockholder’s intention to bring that business before the meeting. Our Secretary must receive notice of the nomination or proposal not less than 60 days before the annual meeting. A stockholder who desires to raise new business must provide us with certain information concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing stockholder.

Advance notice of nominations or proposed business by stockholders gives our Board of Directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our Board of Directors, to inform stockholders and make recommendations about those matters.

Authorized but Unissued Shares of Capital Stock. Following the reorganization, we will have authorized but unissued shares of common and preferred stock. Our articles of incorporation authorizes the Board of Directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although such shares of common and preferred stock could be issued by the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, it is anticipated that such uses will be unlikely given that North Penn Mutual Holding Company must always own a majority of our common stock.

Restrictions on Certain Business Combinations. Pennsylvania law contains four anti-takeover sections that apply to Pennsylvania corporations relating to:

•	control share acquisitions;

•	the disgorgement of profits by certain controlling persons;

•	business combination transactions with interested stockholders; and

•	the ability of stockholders to put their stock following a control transaction.

Under Pennsylvania law, unless a corporation has opted out of certain statutory provisions, shares of a corporation whose shares are registered under the Securities Exchange Act of 1934 acquired in a “control share acquisition” do not have voting rights unless restored by a resolution approved by a vote of the disinterested shareholders. Under Pennsylvania law, a “control share acquisition” means an acquisition by any person of voting power of voting power of a corporation that would, when added to all other voting power of such person, entitle such person to case for the first time, the amount of voting power in any of the following ranges:

•	at least 20% but less than 33 1/3%;

•	at least 33 ½% but less than 50%; or

•	more than 50%.

Our articles of incorporation also provide that any business combination put forth by an interested stockholder must be approved by not less than 80% of the outstanding shares of voting shares unless the combination has been approved by a two-thirds vote of the Board of Directors, an affirmative vote of all stockholders entitled to cast votes in an election of directors or an affirmative vote of all of the holders of all of the outstanding common shares. In addition, any business combination that would result in the sale or other disposition of all or substantially all of the assets of us requires an affirmative vote of the holders of at least 80% of the outstanding shares eligible to vote unless the business combination has been approved by a two-thirds vote of the Board of Directors. Our articles of incorporation also require the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote in order to amend or repeal the 80% super-majority vote requirement for interest stockholder business combinations. The super-majority voting provisions in our articles of incorporation have been included to render it more difficult or to discourage an attempt to obtain control of us without approval by the Board of Directors.

Federal Regulatory Restrictions

Federal law provides that no company may acquire control of a bank or bank holding company without the prior approval of the Federal Reserve, and that no individual, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank holding company unless the Federal Reserve has been given at least 60 days prior written notice. Any company that acquires control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve. Pursuant to federal regulations, control is considered to have been acquired when an entity, among other things, has acquired more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have occurred, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a bank or bank holding company, where certain enumerated control factors are also present in the acquisition. The Federal Reserve may prohibit an acquisition of control if:

•	it would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by that person.

The foregoing restrictions do not apply to the acquisition of stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of our equity securities.

Description of North Penn Bancorp Capital Stock

Our common stock will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

General

We are authorized to issue 80,000,000 shares of our common stock having a par value of $0.10 per share and 20,000,000 shares of preferred stock having no par value. Each share of our common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of reorganization, all stock will be duly authorized, fully paid and nonassessable. We will not issue any shares of preferred stock in the reorganization.

Common Stock

Dividends. We can pay dividends if, as and when declared by our Board of Directors. The payment of dividends is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of our common stock will be entitled to receive and share equally in dividends as may be declared by the Board of Directors out of funds legally available for dividends. If we issue preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. After the reorganization, the holders of our common stock will possess exclusive voting rights in us. Except as discussed in “Restrictions on Acquisition of North Penn Bancorp,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If we issue preferred stock, holders of our preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of North Penn Bank, as the holder of North Penn Bank’s capital stock, we would be entitled to receive all of North Penn Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of North Penn Bank, including all deposit accounts and accrued interest. Upon our liquidation, dissolution or winding up, the holders of our common stock would be entitled to receive all of our assets available for distribution after payment or provision for payment of all its debts and liabilities. If we issue preferred stock, the preferred stockholders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of our common stock will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

We will not issue any preferred stock in the reorganization and we have no current plans to issue any preferred stock after the reorganization. Preferred stock may be issued with designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Registration Requirements

We have registered our common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of the issuance of the common stock being offered and certain matters relating to the stock offering and federal taxation will be passed upon for us by Patton Boggs LLP, Washington, D.C. Matters relating to state taxation will be passed upon for us by McGrail Merkel Quinn & Associates. Certain legal matters will be passed upon for Ryan Beck & Co., Inc. by Malizia Spidi & Fisch, P.C., Washington, D.C.

Experts

Our consolidated financial statements at December 31, 2003 and 2002 and for the two years ended December 31, 2003 are included in this prospectus and in the registration statement in reliance upon the report of McGrail Merkel Quinn & Associates, Scranton, Pennsylvania, independent certified public accountants, included elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

FinPro, Inc. has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value, as converted, and to the use of its name and statements with respect to it appearing in this prospectus.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, that registers the common stock offered in the stock offering, including the shares to be contributed to the North Penn Charitable Foundation. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at http://www.sec.gov.

A copy of the plan of reorganization and minority stock issuance and our articles of incorporation and bylaws are available from us at our main office and each of our branch offices without charge. Requests for this information should be directed to: Administrative Assistant to the President, North Penn Bank, 216 Adams Avenue, Scranton, Pennsylvania 18503-1692.

Index to Consolidated Financial Statements

of North Penn Bank

Page
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Statements of Financial Condition as of September 30, 2004 (unaudited) and December 31, 2003 and 2002	F-2
Consolidated Statements of Income for the Nine Months Ended September 30, 2004 and 2003 (unaudited) and for the Years Ended December 31, 2003 and 2002	F-3
Consolidated Statements of Changes in Capital Accounts for the Nine Months Ended September 30, 2004 and 2003 (unaudited) and for the Years Ended December 31, 2003 and 2002	F-4
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2004 and 2003 (unaudited) and for the Years Ended December 31, 2003 and 2002	F-5
Notes to Consolidated Financial Statements	F-7

* * *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements for North Penn Bancorp have not been included in this prospectus because North Penn Bancorp, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

Francis J. Merkel, CPA Joseph J. Quinn, CPA, CVA John H. Marx, Jr., CPA Daniel J. Gerrity, CPA Mary Ann E. Novak, CPA

McGrail Merkel Quinn & Associates
CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

To the Board of Trustees

North Penn Bank and Subsidiary

Scranton, Pennsylvania

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheet of North Penn Bank and Subsidiary as of December 31, 2003, and the related consolidated statements of operations, changes in equity and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of North Penn Bank and Subsidiary as of December 31, 2003, and the consolidated results of their operations and their cash flows for the years ended December 31, 2003 and 2002 in conformity with U.S. generally accepted accounting principles.

/s/ McGrail, Merkel, Quinn & Associates

Scranton, Pennsylvania

November 11, 2004

RSM McGladreyNetwork

An Independently Owned Member

Clay Avenue Professional Plaza, 1173 Clay Avenue, Scranton, PA 18510 570961-0345 Fax: 570 961-8650

www.mmq.com

NORTH PENN BANK AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2004 AND DECEMBER 31, 2003

(DOLLARS IN THOUSANDS)

	SEPTEMBER 30, 2004 (UNAUDITED)	DECEMBER 31, 2003 (AUDITED)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$26	$1,003
Interest-bearing deposits in other banks	633	2,065

Total cash and equivalents	659	3,068

Investment securities:
Held-to-maturity (fair value of $1,108 (unaudited) and $2,534, respectively)	1,097	2,437
Available-for-sale, at fair value	26,506	31,530
Loans, net (allowance for loan losses of $920 (unaudited) and $985, respectively)	58,991	49,021
Accrued interest receivable	607	557
Other assets	34	259
Premises and equipment, net	2,795	2,804
Foreclosed real estate	37	87
Federal Home Loan Bank stock, at cost	646	552
Atlantic Central Bankers Bank stock, at cost	37	37
Cash surrender value of life insurance	1,676	1,626
Deferred income taxes	359	221

Total assets	$93,444	$92,199

LIABILITIES AND EQUITY
LIABILITIES:
Deposits	$77,910	$79,180
Other borrowings	7,240	5,000
Accrued interest payable	140	198
Other liabilities	455	138

Total liabilities	85,745	84,516

EQUITY:
Unappropriated retained earnings	4,697	4,412
Appropriated retained earnings	2,952	2,952
Accumulated other comprehensive income	50	319

Total equity	7,699	7,683

Total liabilities and equity	$93,444	$92,199

See Notes to Consolidated Financial Statements

NORTH PENN BANK AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

AND FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

(DOLLARS IN THOUSANDS)

	NINE MONTHS ENDED SEPTEMBER 30,		YEAR ENDED DECEMBER 31,
	2004	2003	2003	2002
	(UNAUDITED)		(AUDITED)
Interest income:
Loans receivable:
First mortgage loans	$1,568	$2,118	$2,396	$3,319
Consumer and other loans	913	635	1,117	1,102
Securities held-to-maturity	105	132	180	315
Securities available-for-sale	990	944	1,280	1,046
Interest on balances with banks	8	47	54	31
Dividend on FHLB stock	6	4	15	21

Total interest	3,590	3,880	5,042	5,834

Interest expense:
Deposits	1,249	1,514	1,959	2,320
Borrowed funds	239	286	377	687

Total interest expense	1,488	1,800	2,336	3,007

Net interest income	2,102	2,080	2,706	2,827
Provision for loan losses	—	15	15	40

Net interest income after provision for loan losses	2,102	2,065	2,691	2,787

Noninterest income	328	321	469	286

Noninterest expenses:
Compensation and benefits	1,067	948	1,302	1,222
Occupancy and equipment	377	356	556	569
Deposit insurance premium	8	20	23	34
Other expenses	590	507	673	596

Total noninterest expense	2,042	1,831	2,554	2,421

Income before income taxes	388	555	606	652

Income tax expense	103	182	206	259

Net income	$285	$373	$400	$393

See Notes to Consolidated Financial Statements

NORTH PENN BANK AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

AND FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

(DOLLARS IN THOUSANDS)

	UNAPPROPRIATED	APPROPRIATED	ACCUMULATED OTHER COMPREHENSIVE INCOME	TOTAL EQUITY
	$3,619	$2,952	$283	$6,854

Balance, December 31, 2001

Comprehensive income:
Net income	393	—	—	393
Unrealized gains on securities, net of income taxes	—	—	360	360

Comprehensive income				753

Balance, December 31, 2002	4,012	2,952	643	7,607

Comprehensive income:
Net income	400	—	—	400
Unrealized losses on securities, net of income taxes	—	—	(324)	(324)

Comprehensive income				76

Balance, December 31, 2003	4,412	2,952	319	7,683

Comprehensive income:
Net income	285	—	—	285
Unrealized losses on securities, net of income taxes	—	—	(269)	(269)

Comprehensive income				16

Balance, September 30, 2004 (unaudited)	$4,697	$2,952	$50	$7,699

See Notes to Consolidated Financial Statements

NORTH PENN BANK AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 AND

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

(DOLLARS IN THOUSANDS)

	NINE MONTHS ENDED SEPTEMBER 30,		YEAR ENDED DECEMBER 31,
	2004	2003	2003	2002
	(UNAUDITED)		(AUDITED)
OPERATING ACTIVITIES:
Net income	$285	$373	$400	393
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net amortization of securities	338	71	82	61
Deferred income tax expense	—	182	206	259
Provision for loan losses	—	15	15	40
Depreciation of premises and equipment	211	227	305	304
Gain on foreclosed real estate and other assets	(27)	(102)	(123)	(56)
Gain on sale of loans	—	(55)	(81)	(41)
Net realized (gain) loss on securities available-for-sale	(4)	24	24	—
Increase in cash surrender value of life insurance	(50)	(8)	(26)	—
(Increase) decrease in accrued interest receivable	(50)	(107)	55	67
Decrease (increase) in other assets	4	(1,135)	(170)	10
(Decrease) increase in accrued interest payable	(58)	165	(23)	3
Increase (decrease) in accrued expenses and other liabilities	317	217	(42)	(4)

Net cash provided by (used in) operating activities	966	(133)	622	1,036

INVESTING ACTIVITIES:
Loan originations and principal collections, net	(9,970)	6,091	4,542	(3,978)
Proceeds from the sale of loans	—	2,455	4,650	2,182
Purchase of securities available-for-sale	(1,658)	(16,846)	(22,607)	(1,005)
Proceeds from the maturities of securities held-to-maturity	1,350	1,591	2,000	—
Proceeds from sales and maturities of securities available-for-sale	3,152	3,438	4,778	3,210
Proceeds from repayments of securities available-for-sale	3,000	2,000	2,008	224
Purchase of life insurance policies	—	(1,600)	(1,600)	—
Net (purchase) sale of FHLB stock	(94)	55	77	72
Certificate of deposit called	—	100	100	—
Investment in premises and equipment	(202)	(48)	(81)	(230)
Proceeds from foreclosed real estate, net	77	321	344	205

Net cash (used in) provided by investing activities	(4,345)	(2,443)	(5,789)	680

NORTH PENN BANK AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

AND FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

(DOLLARS IN THOUSANDS)

	NINE MONTHS ENDED SEPTEMBER 30,		YEAR ENDED DECEMBER 31,
	2004	2003	2003	2002
	(UNAUDITED)		(UNAUDITED)
FINANCING ACTIVITIES:
Net (decrease) increase in deposits	$(1,270)	$(405)	$2,923	$6,223
Short-term borrowings, net	2,240	—	—	(500)
Proceeds from other borrowings	—	—	—	2,000
Repayment of other borrowings	—	—	(2,000)	(5,450)

Net cash provided by (used in) financing activities	970	(405)	923	2,273

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(2,409)	(2,981)	(4,244)	3,989
CASH AND CASH EQUIVALENTS, BEGINNING	3,068	7,312	7,312	3,323

CASH AND CASH EQUIVALENTS, ENDING	$659	$4,331	$3,068	$7,312

See Notes to Consolidated Financial Statements

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

North Penn Bank (formerly North Penn Savings and Loan Association) operates from four offices under a state savings charter and provides financial services to individuals and corporate customers primarily in Northeastern Pennsylvania. The Bank’s primary deposit products are savings and demand deposit accounts and certificates of deposit. Its primary lending products are real estate and consumer loans.

On June 19, 2003, the Pennsylvania Department of Banking approved the Bank’s conversion to a state-chartered mutual savings bank from a mutual savings association and subsequent name change.

The accounting policies of North Penn Bank and Subsidiary (the “Bank”) conform with accounting principles generally accepted in the United States of America and with general practice within the banking industry. A description of the significant accounting policies is presented below.

PRINCIPLES OF CONSOLIDATION

The financial statements of the North Penn Bank have been consolidated with those of its wholly-owned subsidiary, Norpenco, Inc., eliminating intercompany accounts. Norpenco, Inc. is an inactive service Corporation and had no operations during the periods presented.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management periodically obtains independent appraisals for significant properties.

INVESTMENT SECURITIES

The Bank’s investments in securities are classified in two categories and accounted for as follows:

Securities Held-to-Maturity. Bonds, notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts.

Securities Available-for-Sale. Securities available-for-sale consist of bonds, notes, debentures and equity securities not classified as securities to be held-to-maturity and are carried at fair value with unrealized holding gains and losses, net of tax, reported as a separate component of other comprehensive income until realized.

Purchase premiums and discounts are recognized in interest income on the straight-line basis over the terms of the securities, which approximates the interest method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method and are reported as other income in the statement of operations.

The Bank has no derivative financial instruments required to be disclosed under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activites.

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LOANS

Loans are stated at the principal amount outstanding, net of any unearned income, deferred loan fees and the allowance for loan losses. Interest on mortgage and commercial loans is calculated at the time of payment based on the current outstanding balance of the loan. Interest on consumer loans is recognized on the simple interest method.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current economic conditions.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Uncollectible interest on loans that are contractually past due 90 days or more is credited to an allowance established through management’s periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

LOAN SERVICING

The Bank generally retains the right to service mortgage loans sold to others. The cost allocated to the mortgage servicing rights retained has been recognized as a separate asset and is being amortized in proportion to and over the period of estimated net servicing income.

Mortgage servicing rights are periodically evaluated for impairment based on the fair value of those rights. Fair values are estimated using discounted cash flows based on current market rates of interest and current expected future prepayment rates. For purposes of measuring impairment, the rights must be stratified by one or more predominant risk characteristics of the underlying loans. The Bank stratifies its capitalized mortgage servicing rights based on the term of the underlying loans. The amount of impairment recognized is the amount, if any, by which the amortized cost of the rights for each stratum exceed their fair value.

PREMISES AND EQUIPMENT

The Bank operates from one leased and three owned facilities. Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Provision for depreciation, computed on the straight-line and accelerated methods, is charged to operating expenses over the estimated useful lives of the assets. Maintenance and repairs are charged to operating expense as incurred.

The estimated useful lives used to compute depreciation are as follows:

YEARS
Buildings	19-39
Furniture/equipment	5-10

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FORECLOSED REAL ESTATE

Foreclosed real estate is carried at the lower of cost or fair value at the time of foreclosure. Valuations are periodically performed by management and a loss is recognized by a charge to operations if the carrying value of a property exceeds its net realizable value. Additional costs associated with holding the properties are expensed as incurred. The balances at September 30, 2004 and December 31, 2003 amounted to $36,502 (unaudited) and $86,567, respectively.

LONG-LIVED ASSETS

The Bank reviews the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that carrying amounts of the assets might not be recoverable, as prescribed in Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

APPROPRIATED RETAINED EARNINGS

Appropriated retained earnings represents amounts appropriated by the Board of Directors, in prior years, for the safety and soundness of the Bank and to provide for reserves required by law.

POSTRETIREMENT EMPLOYEE BENEFITS

The Bank provides postretirement benefits in the form of term life insurance and health insurance coverage for a limited period of time. The costs are funded as incurred and are not significant to the accompanying financial statements.

ADVERTISING EXPENSES

Advertising costs are expensed as incurred. Advertising expenses for the nine months ended September 30, 2004 and 2003, were $30,530 (unaudited) and $32,044 (unaudited), respectively, and for the years ended December 31, 2003 and 2002 amounted to $57,256 and $35,925, respectively.

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME TAXES

Provisions for income taxes are based on the taxes payable or refundable for the current year (after exclusion of nontaxable income such as interest), as well as the deferred income taxes on temporary differences arising from differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

CASH FLOWS

For purposes of the statement of cash flows, cash and due from banks include cash on hand and demand deposits at other financial institutions (including cash items in process of clearing). Cash flows from loans and deposits are reported net.

The Bank paid interest of $1,546,000 (unaudited) and $1,824,000 (unaudited) during the nine months ended September 30, 2004 and 2003, respectively, and $2,358,719 and $3,004,707 during the years ended December 31, 2003, and 2002, respectively. Income taxes of $125,000 were paid in 2003. No income taxes were paid during the year ended December 31, 2002. Income taxes refunded, net during the nine months ended September 30, 2004, totaled $121,773 (unaudited).

There were no acquisitions during the nine months ended September 30, 2004 (unaudited). Noncash transactions consisted of the net acquisition of real estate in settlement of loans in the amounts of $147,152 and $42,119 during the years ended December 31, 2003 and 2002, respectively, and $61,000 (unaudited) during the nine months ended September 30, 2003.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and cash equivalents: The carrying amount of cash and cash equivalents approximate their fair value.

Available-for-sale and held-to-maturity securities: Fair values for securities are based on bid prices received from securities dealers. Restricted equity securities are carried at cost, which approximates fair value.

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loans: The fair value of all loans is estimated by the net present value of the future expected cash flows.

Deposit liabilities: The fair value of demand deposits, NOW accounts, savings accounts, and money market deposits is estimated by the net present value of the future expected cash flows. For certificates of deposit, the discount rates used reflect the Bank’s current market pricing. The discount rates used for nonmaturity deposits are the current book rate of the deposits.

Other borrowings: The fair value of other borrowings is estimated using the rates currently offered for similar borrowings.

Accrued interest: The carrying amounts of accrued interest approximate their fair values.

Off-balance-sheet instruments: Commitments to extend credit are generally short term and are priced to market. Therefore, the estimated fair value of these financial instruments is the same as the notional amount.

2.	INVESTMENT SECURITIES

The amortized cost and fair values of investment securities at September 30, 2004, and December 31, 2003 are as follows (in thousands):

	HELD-TO-MATURITY SEPTEMBER 30, 2004 (UNAUDITED)
	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of U.S. agencies and corporations:
Mortgage-backed securities	$1	$—	$—	$1
Obligations of states and political subdivisions	1,096	11	—	1,107

Total held-to-maturity	$1,097	$11	$—	$1,108

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	HELD-TO-MATURITY DECEMBER 31, 2003
	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of U.S. agencies and corporations:
Mortgage-backed securities	$3	$—	$—	$3
Obligations of states and political subdivisions	1,935	79	—	2,014
Corporate securities	499	18	—	517

Total held-to-maturity	$2,437	$97	$—	$2,534

	AVAILABLE-FOR-SALE SEPTEMBER 30, 2004 (UNAUDITED)
	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of U.S. agencies and corporations:
Mortgage-backed securities	$12,343	$—	$149	$12,194
Other	3,079	17	39	3,057
Obligations of states and political subdivisions	1,685	7	—	1,692
Corporate securities	9,322	241	—	9,563

Total held-to-maturity	$26,429	$265	$188	$26,506

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	AVAILABLE-FOR-SALE DECEMBER 31, 2003
	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of U.S. agencies and corporations:
Mortgage-backed securities	$13,722	$25	$123	$13,624
Other	4,000	12	44	3,968
Obligations of states and political subdivisions	2,928	83	—	3,011
Corporate securities	10,397	530	—	10,927

Total held-to-maturity	$31,047	$650	$167	$31,530

Securities available-for-sale with an amortized cost and fair value of $5,362,589 (unaudited) and $5,271,403 (unaudited), respectively, at September 30, 2004 and with an amortized cost and fair value of $1,420,777 and $1,387,434, respectively, at December 31, 2003, and were pledged as collateral on public deposits and/or overnight borrowings with the Federal Home Loan Bank of Pittsburgh.

During the nine months ended September 30, 2004, proceeds from the sales of available-for-sale securities were $1,267,162 (unaudited). Gross gains of $11,254 (unaudited) and gross losses of $7,000 (unaudited) were realized on these sales. In 2003, proceeds from sales of securities available-for-sale were $1,537,714. Gross losses of $23,585 were realized on these sales.

The amortized cost and fair value of debt securities at September 30, 2004 and December 31, 2003, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	SEPTEMBER 30, 2004 (UNAUDITED)
	HELD-TO-MATURITY		AVAILABLE-FOR-SALE
	AMORTIZED COST	FAIR VALUE	AMORTIZED COST	FAIR VALUE
Due in one year or less	$1,096	$1,107	$6,334	$6,442
Due after one year through five years	—	—	7,281	7,404
After ten years	—	—	471	466

Subtotal	1,096	1,107	14,086	14,312
Mortgage-backed securities	1	1	12,343	12,194

Total debt securities	$1,097	$1,108	$26,429	$26,506

	DECEMBER 31, 2003
	HELD-TO-MATURITY		AVAILABLE-FOR-SALE
	AMORTIZED COST	FAIR VALUE	AMORTIZED COST	FAIR VALUE
Due in one year or less	$1,943	$2,014	$3,304	$3,394
Due after one year through five years	491	517	14,021	14,512

Subtotal	2,434	2,531	17,325	17,906
Mortgage-backed securities	3	3	13,722	13,624

Total debt securities	$2,437	$2,534	$31,047	$31,530

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The gross fair value and unrealized losses of the Bank’s investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at September 30, 2004 and December 31, 2003, are as follows (in thousands):

	SEPTEMBER 30, 2004 (UNAUDITED)
	LESS THAN TWELVE MONTHS		TWELVE MONTHS OR MORE		TOTAL
	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
Obligations of U.S. agencies and corporations:
Mortgage-backed securities	$8,382	$71	$3,812	$78	$12,194	$149
Other	1,370	15	975	24	2,345	39

Total temporarily impaired securities	$9,752	$86	$4,787	$102	$14,539	$188

	DECEMBER 31, 2003 LESS THAN TWELVE MONTHS
	FAIR VALUE	UNREALIZED LOSSES
Obligations of U.S. agencies and corporations:
Mortgage-backed securities	$11,333	$123
Other	1,957	44

Total temporarily impaired securities	$13,290	$167

Other U.S. Obligations. The unrealized losses on the Bank’s investments in direct obligations of U.S. government agencies were caused by interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the Bank has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Bank does not consider these investments to be other-than-temporarily impaired at September 30, 2004 and December 31, 2003.

Federal Agency Mortgage-Backed Securities. The unrealized losses on the Bank’s investment in federal agency mortgage-backed securities were caused by interest rate increases. The contractual cash flows of these investments are guaranteed by an agency of the U.S. government. Accordingly, it is expected that these securities would not be settled at a price less than the amortized cost of the Bank’s investment. Because the decline in market value is attributable to changes in interest rates and not credit quality and because the Bank has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Bank does not consider these investments to be other-than-temporarily impaired at September 30, 2004 and December 31, 2003.

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	LOANS

Loans receivable at September 30, 2004 and December 31, 2003, are summarized as follows (in thousands):

	SEPTEMBER 30, 2004 (UNAUDITED)	DECEMBER 31, 2003
First mortgage loans (principally conventional):
Secured by one-to-four family residence	$29,004	$28,922
Secured by other properties	335	535
Construction loans	2,931	2,041

	32,270	31,498
Less:
Undisbursed portion of construction loans	(1,253)	(1,476)
Deferred loan-origination fees, net	(75)	(103)

Total first mortgage loans	30,942	29,919

Commercial loans	16,906	10,253

Consumer and other loans:
Automobile	8,168	5,808
Home equity and second mortgage	3,384	3,292
Other	511	734

Total consumer and other loans	12,063	9,834

Less allowance for loan losses	(920)	(985)

Net loans	$58,991	$49,021

Mortgages with a fair value of $4,819,244 (unaudited) at September 30, 2004 and $7,819,886 at December 31, 2003, were pledged as collateral for the Federal Home Loan Bank of Pittsburgh borrowings.

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Activity in the allowance for loan losses for the nine months ended September 30, 2004 and 2003 and for the years ended December 31, 2003 and 2002, was as follows (in thousands):

	NINE MONTHS ENDED SEPTEMBER 30, (UNAUDITED)		YEAR ENDED DECEMBER 31,
	2004	2003	2003	2002
Balance, beginning of year	$985	$1,020	$1,020	$988
Provision charged to income	—	15	15	40
Loans charged off	(68)	(34)	(54)	(13)
Recoveries	3	4	4	5

Balance, end of year	$920	$1,005	$985	$1,020

Nonaccrual loans (impaired loans) represent loans which are ninety days or more in arrears or in the process of foreclosure. These loans totaled approximately $1,024,000 (unaudited) and $991,000 at September 30, 2004 and December 31, 2003, respectively. The allowance for loan losses allocated to impaired loans was $172,049 (unaudited) and $329,063 at September 30, 2004 and December 31, 2003, respectively. Additional interest income that would have been earned under the original terms of such loans would have amounted to $21,831 (unaudited) for the nine months ended September 30, 2004 and $41,483 and $33,502 for the years ended December 31, 2003 and 2002, respectively.

4.	LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of mortgage loans serviced for others were $4,129,746 (unaudited) and $4,699,170 at September 30, 2004 and December 31, 2003, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in deposits, were approximately $32,000 (unaudited) and $25,000 at September 30, 2004 and December 31, 2003, respectively

Unamortized loan servicing assets amounted to $30,000 (unaudited) at September 30, 2004 and $37,000 at December 31, 2003.

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at September 30, 2004 and December 31, 2003 is summarized as follows (in thousands):

	SEPTEMBER 30, 2004 (UNAUDITED)	DECEMBER 31, 2003
Loans receivable	$284	$220
Investment securities	323	337

Total accrued interest receivable	$607	$557

6.	PREMISES AND EQUIPMENT

Premises and equipment at September 30, 2004 and December 31, 2003, are summarized as follows (in thousands):

	SEPTEMBER 30, 2004 (UNAUDITED)	DECEMBER 31, 2003
Land and improvements	$647	$637
Building - main office, Scranton	2,906	2,905
Building - branch office, West Scranton	642	558
Building - branch office, Stroudsburg	469	465
Leasehold improvements - branch office, Clarks Summit	158	158
Furniture and equipment	1,228	1,646

	6,050	6,369
Less accumulated depreciation	3,255	3,565

Premises and equipment, net	$2,795	$2,804

Depreciation amounted to $211,471 (unaudited) and $226,700 (unaudited) for the nine months ended September 30, 2004 and 2003, respectively, and $305,468 and $304,169 for the years ended December 31, 2003 and 2002, respectively.

Land and improvements at September 30, 2004 includes a $10,000 deposit to purchase land in Monroe County for a new branch location. The purchase was finalized in October 2004, with a total contract price of $563,000.

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	CASH SURRENDER VALUE OF LIFE INSURANCE

The Bank has purchased bank owned life insurance (BOLI) policies on certain directors and officers. These policies are intended to fund benefits payable under future management incentive plans.

8.	FEDERAL HOME LOAN BANK MEMBERSHIP

The Federal Home Loan Bank of Pittsburgh (FHLB) stock is a required investment for membership in FHLB with the level of investment determined annually. Its marketability is limited to resale to the FHLB or another member. The Bank does not foresee any circumstances that would require the liquidation of this security. The balance of the investment was $646,400 (unaudited) and $551,800 at September 30, 2004 and December 31, 2003, respectively.

SHORT-TERM BORROWINGS

The Bank has a line-of-credit agreement with the FHLB for short-term borrowings varying from one day to three years. Advances on this line must be secured by “qualifying collateral” as defined in the agreement and bear interest at fixed or variable rates as determined at the date advances are made. The line expires in June 2005.

At September 30, 2004, the Bank borrowed $2,240,000 (unaudited) with interest at 1.99%, maturing October 1, 2004. During the nine months ended September 30, 2004, the Bank’s maximum borrowing outstanding at any month-end was $2,240,000 (unaudited). The average amount outstanding for the nine months ended September 30, 2004 amounted to $257,792 (unaudited) and the average interest rate was 2.6% (unaudited).

There were no borrowings during 2003. During 2002, the Bank’s maximum borrowing outstanding at any month-end was $2,050,000. The average amount outstanding for the year ended December 31, 2002 amounted to $712,500 and the average interest rate was 1.97%.

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OTHER BORROWINGS

The Bank also has a fixed-interest loan with the FHLB as follows at September 30, 2004 and December 31, 2003 (in thousands):

	SEPTEMBER 30, 2004 (UNAUDITED)	DECEMBER 31, 2003
$5,000,000 advance at 6.19%; issued July 2000; maturing July 2010	$5,000	$5,000

The advance requires interest-only payments with principal due at maturity. Interest expense incurred on other borrowings was $376,505 and $513,273 for the years ended December 31, 2003 and 2002, respectively, and $232,125 (unaudited) and $286,000 (unaudited) for the nine months ended September 30, 2004 and 2003, respectively.

All of the above FHLB borrowings are secured by the Bank’s mortgages and/or investment securities.

Three advances of $1,362,500 each with various maturities and interest rates issued in 2001 were prepaid in December, 2002. There was a prepayment penalty in the amount of $160,658 paid by the Bank, which is included in interest expense.

9.	DEPOSIT ACCOUNTS

Deposits at September 30, 2004 and December 31, 2003, consisted of the following (in thousands):

	SEPTEMBER 30, 2004 (UNAUDITED)		DECEMBER 31, 2003
	AMOUNT	%	AMOUNT	%
Demand deposits, noninterest-bearing	$4,397	5.6	$1,966	2.5
NOW and money market accounts	21,156	27.0	16,741	21.1
Savings deposits	8,675	11.1	8,792	11.2
Escrow deposits	191.3		342.4
Certificates of deposit	43,491	56.0	51,339	64.8

Total	$77,910	100.0	$79,180	100.0

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $7,384,000 (unaudited) and $9,415,000 at September 30, 2004 and December 31, 2003, respectively. Interest expense related to these certificates of deposit was $158,000 (unaudited) and $222,000 (unaudited) in the nine months ended September 30, 2004 and 2003, respectively, and $255,000 and $178,000 in 2003 and 2002, respectively.

At September 30, 2004 and December 31, 2003, scheduled maturities of time deposits were as follows (in thousands):

MATURING IN	SEPTEMBER 30, 2004 (UNAUDITED)	DECEMBER 31, 2003
One year	$19,529	$27,209
Two years	8,519	9,044
Three years	10,914	8,939
Four years	3,532	3,982
Five years	997	2,165
Thereafter	—	—

Total	$43,491	$51,339

Interest expense on deposits for the nine months ended September 30, 2004 and 2003 and the years ended December 31, 2003 and 2002, is summarized as follows (in thousands):

	NINE MONTHS ENDED SEPTEMBER 30, (UNAUDITED)		YEAR ENDED DECEMBER 31,
	2004	2003	2003	2002
Certificates of deposit	$1,015	$1,349	$1,733	$2,078
Savings deposits	40	64	82	79
NOW and money market accounts	194	101	144	163

	$1,249	$1,514	$1,959	$2,320

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	OTHER INCOME AND EXPENSE

Other income and expense amounts for the nine months ended September 30, 2004 and 2003 and for the years ended December 31, 2003 and 2002 were as follows (in thousands):

	NINE MONTHS ENDED SEPTEMBER 30, (UNAUDITED)		YEAR ENDED DECEMBER 31,
	2004	2003	2003	2002
Other income:
Banking service charges and fees	$105	$88	$129	$120
Loan late charges	18	15	21	14
Cash surrender value of life insurance	60	9	28	—
Loan origination and commitment fees	57	47	103	74
Gain on sale of loans	—	55	81	41
Gain from real estate operations	27	66	66	6
Gain (loss) on sale of investments	4	(24)	(24)	—
Other operating income	57	65	65	31

Total other income	$328	$321	$469	$286

Other expense:
Director and Committee fees	$74	$53	$72	$40
Travel/meals expense	11	11	17	7
Insurance	53	36	44	38
Advertising	31	32	57	36
Postage, stationery and supplies	52	44	63	65
Telephone	11	10	13	14
Professional services	70	39	46	48
Consulting fees	25	31	38	31
Supervisory examinations	10	38	50	65
Organization dues and subscriptions	8	8	10	8
Property taxes	48	44	61	64
Contributions	5	14	21	10
Automated teller expense	112	118	134	124
Other operating expense	80	29	47	46

Total other expense	$590	$507	$673	$596

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	INCOME TAXES

The Bank and its subsidiary file a consolidated Federal income tax return. The Bank files a Mutual Thrift Earnings Report with the State of Pennsylvania. Norpenco, Inc. is an inactive Corporation filing a corporate tax report with the State of Pennsylvania.

Retained earnings at December 31, 2003, included approximately $1,243,000 representing accumulated bad debt reserves in excess of actual experience, for which no provision for Federal income taxes has been made, in accordance with Accounting Principles Board Statement No. 23. These amounts represent an allocation of income to bad debt deductions for tax purposes only. If anything other than tax bad debt losses are charged to this accumulated bad debt reserve, taxable income would be created at the then-current corporate tax rates. The unrecorded deferred income tax liability related to this at 34% was $422,779 at December 31, 2003. The Bank’s liquidity and capital position causes management to believe that these tax restrictions will not be violated.

Income tax expense is summarized as follows (in thousands):

	NINE MONTHS ENDED SEPTEMBER 30, (UNAUDITED)		YEAR ENDED DECEMBER 31,
	2004	2003	2003	2002
Federal:
Currently payable	$69	$—	$—	$—
Deferred tax expense, net	—	148	178	209

Total federal taxes	69	148	178	209

State:
Currently payable	34	—	—	—
Deferred tax expense, net	—	34	28	50

Total state taxes	34	34	28	50

Total income tax expense	$103	$182	$206	$259

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of income taxes at statutory rates to applicable income taxes reported in the consolidated statement of operations is as follows (in thousands):

	NINE MONTHS ENDED SEPTEMBER 30, (UNAUDITED)		YEAR ENDED DECEMBER 31,
	2004	2003	2003	2002
Tax expense at statutory rate on pretax income	$132	$189	$206	$222
Tax effect of other items, net	(31)	(26)	(8)	4
Mutual thrift tax, net of federal benefit	22	22	18	33
Cash surrender value increase	(20)	(3)	(10)	—

Income tax expense	$103	$182	$206	$259

The significant components of deferred income taxes are as follows at September 30, 2004 and December 31, 2003 and are as follows (in thousands):

	SEPTEMBER 30, 2004 (UNAUDITED)	DECEMBER 31, 2003
Deferred tax assets
Allowance for loan losses	$332	$332
Net operating loss carryforward	50	50
State tax credits	3	3
Deferred tax liability,
Unrealized securities gains	(26)	(164)

Total	$359	$221

Management is not aware of any evidence that would preclude the Bank from realizing the benefit in the future and, accordingly, has not established a valuation allowance against the deferred tax assets.

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net operating losses are available to offset future federal corporate tax liabilities at December 31, 2003, as follows:

FROM TAX YEAR ENDED	NET OPERATING LOSS CARRYFORWARD	SCHEDULED EXPIRATION DATE
December 31, 2001	$110,923	December 31, 2021

Net operating losses are available to offset future State Mutual Thrift tax liabilities at December 31, 2003, as follows:

FROM TAX YEAR ENDED	NET OPERATING LOSS CARRYFORWARD	SCHEDULED EXPIRATION DATE
December 31, 2001	$352,533	December 31, 2004

12.	RETIREMENT PLANS

DEFINED BENEFIT PLAN

Effective July 1, 1999, the Bank transferred the plan assets of its defined benefit retirement plan to the Financial Institution Retirement Fund (the Fund), administered by the Pentegra Group. The Fund operates as a multi-employer plan for accounting purposes under Statement of Financial Accounting Standards No. 87 Employers’ Accounting for Pensions. As such, the annual pension expense to be recorded is defined as the amount of the required annual contribution.

For the Plan year ending June 30, 2004, the required contribution due was $85,531.

For the plan year ending June 30, 2003, the required contribution amounted to $56,106 per the Pentegra Group report.

The Fund covers all employees who have met the stated age and service requirements. A benefit formula provides for retirement benefits that are calculated as a percentage of salary during their working career, as defined. More details can be found in the plan document.

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THRIFT PLAN

Effective September 1, 2001, the Bank established the Financial Institutions Thrift Plan (the Plan) with the Pentegra Group. The Plan covers all employees who meet the age and service requirements. Participants in the Plan are permitted to make contributions up to 20% of their compensation. The Bank will match 50% (15% in 2002) of the participants’ contributions, not to exceed 6% of monthly compensation. For the nine months ended September 30, 2004 and 2003 employer contributions amounted to $13,977 (unaudited) and $9,796 (unaudited), respectively, and for the years ended December 31, 2003 and 2002, amounted to $13,243 and $7,194, respectively.

13.	COMMITMENTS, CONTINGENCIES AND OFF-BALANCE SHEET RISK

COMMITMENTS TO EXTEND CREDIT

In the normal course of business, there are outstanding commitments and contingent liabilities created under prevailing terms and collateral requirements, such as commitments to extend credit and letters of credit which are not reflected in the accompanying financial statements. The Bank does not anticipate any losses as a result of these transactions. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in the particular classes of financial instruments.

Financial instruments whose contract amounts represent credit risk at September 30, 2004 and December 31, 2003, are as follows (in thousands):

	SEPTEMBER 30, 2004 (UNAUDITED)	DECEMBER 31, 2003
Commitments to extend credit:
Variable rate	$1,842	$1,536
Fixed rate	$3,039	$1,843

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. These commitments include loans-in-process, available borrowings under commercial line of credit agreements and available borrowings under home equity agreements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

CONTINGENCIES

In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Bank’s financial statements.

OPERATING LEASE

The Bank has an operating lease for commercial space in South Abington Township for a branch office. The lease commenced upon occupancy in April 1999 for a ten year period with three options to renew for five years each. The annual lease cost is composed of minimum rent per square foot, plus a proportionate share of certain operating costs and a flat fee for the drive-up/ATM area. The Bank has been granted a limited right of first refusal for purchase.

The future minimum rental commitments under this lease at December 31, 2003 are as follows (in thousands):

2004	$43
2005	43
2006	44
2007	43
2008	44
Thereafter	15

Total	$232

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.	ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income of $50,000 at September 30, 2004 (unaudited) and $319,000 at December 31, 2003, respectively, consisted entirely of unrealized gains and losses on available-for-sale securities, net of tax.

A reconciliation of other comprehensive income for the nine months ended September 30, 2004 (unaudited), is as follows (in thousands):

	BEFORE-TAX AMOUNT	TAX BENEFIT	NET-OF-TAX AMOUNT
Unrealized holding losses on available-for-sale securities	$404	$138	$266
Plus reclassification adjustment for gains realized in income	4	1	3

Net unrealized losses	$408	$139	$269

A reconciliation of other comprehensive income for the year ended December 31, 2003, is as follows (in thousands):

	BEFORE-TAX AMOUNT	TAX BENEFIT	NET-OF-TAX AMOUNT
Unrealized holding losses on available-for-sale securities	$514	$175	$339
Less reclassification adjustment for losses realized in income	24	9	15

Net unrealized losses	$490	$166	$324

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.	LOANS TO DIRECTORS AND PRINCIPAL OFFICERS

The Bank has had and may expect to have in the future, transactions in the ordinary course of business with directors and principal officers, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. A summary of loans to directors, principal officers and related parties is as follows for the nine months ended September 30, 2004 and for the year ended December 31, 2003 (in thousands):

	NINE MONTHS ENDED SEPTEMBER 30, 2004 (UNAUDITED)	YEAR ENDED DECEMBER 31, 2003
Beginning balance	$340	$707
Additions	57	2
Reductions	(69)	(369)
Reclassifications	1,906	—

Ending balance	$2,234	$340

Reclassifications are balances of existing loans of new principal officers and directors added to the category.

16.	REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Capital adequacy guidelines involve quantitative measures of each Institution’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Each Institution’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require each Institution to maintain minimum amounts and ratios (set forth in the table below) of Total Capital and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital and Tangible Capital (as defined) to adjusted assets (as defined). Management believes, as of December 31, 2003 and September 30, 2004 (unaudited), that North Penn Bank meets and exceeds all capital adequacy requirements to which it is subject.

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2003 and September 30, 2004 (unaudited), the most recent notification from the banking regulators categorized North Penn Bank as “well capitalized” under the regulatory framework for capital requirements. To be categorized as “well capitalized” an Institution must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table (below). There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts (dollars in thousands) and ratios are also presented in the table.

As of September 30, 2004 (Unaudited)

			Regulatory Requirements
	Actual		For Capital Adequacy Purposes			To Be “Well Capitalized”
	Amount	Ratio	Amount		Ratio	Amount		Ratio

Total Capital (to Risk - Weighted Assets)	$8,429	13.46%	>$	5,008	>8.00%	>$	6,760	>10.00%

Tier I Capital (to Risk-Weighted Assets)	$7,645	12.21%	>$	2,504	>4.00%	>$	3,756	>6.00%

Tier I Capital (Core) (to Adjusted Assets)	$7,645	8.18%	>$	3,739	>4.00%	>$	4,672	>5.00%

Tangible Capital (to Adjusted Assets)	$7,645	8.18%	>$	1,402	>1.50%		N/A	N/A

As of December 31, 2003

			Regulatory Requirements
	Actual		For Capital Adequacy Purposes			To Be “Well Capitalized”
	Amount	Ratio	Amount		Ratio	Amount		Ratio

Total Capital (to Risk -Weighted Assets)	$8,057	15.26%	>$	4,225	>8.00%	>$	5,281	>10.00%

Tier I Capital (to Risk-Weighted Assets)	$7,359	13.93%	>$	2,113	>4.00%	>$	3,169	>6.00%

Tier I Capital (Core) (to Adjusted Assets)	$7,359	7.96%	>$	3,700	>4.00%	>$	4,611	>5.00%

Tangible Capital (to Adjusted Assets)	$7,359	7.96%	>$	1,388	>1.50%		N/A	N/A

17.	CONCENTRATION OF CREDIT RISK

Most of the Bank’s lending activity is with customers located in the Bank’s geographic market area and repayment is affected by economic conditions in this market area.

The Bank may, from time to time, maintain correspondent bank balances in excess of $100,000 each. Management is not aware of any evidence that would indicate that such deposits are at risk.

18.	FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying or notional amount and estimated fair value of the Bank’s financial instruments were as follows as of December 31, 2003 (in thousands):

	CARRYING OR NOTIONAL AMOUNT	ESTIMATED FAIR VALUE
Financial assets:
Cash and cash equivalents	$3,068	$3,068
Held-to-maturity securities	2,437	2,534
Available-for-sale securities	31,530	31,530
Restricted equity securities	589	589
Loans	49,021	52,920
Accrued interest receivable	557	557

Financial liabilities:
Deposits	79,180	79,616
Other borrowings	5,000	5,590
Accrued interest payable	198	198

Off-balance sheet liabilities, commitments to extend credit	3,379	3,379

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.	CURRENT ACCOUNTING PRONOUNCEMENTS

In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Interpretation No. 45 requires a guarantor entity at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. In addition, Interpretation No. 45 elaborates on previously existing disclosure requirements for most guarantees, including loan guarantees such a standby letters of credit would need. We did not have financial letters of credit at December 31, 2003 and September 30, 2004.

In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, “Consolidation of Variable Interest Entities.” Interpretation No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns, or both. Interpretation No. 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. On December 17, 2003, the Financial Accounting Standards Board revised Interpretation No. 46 and deferred the effective date of Interpretation No. 46 to no later than the end of the first reporting period that ends after March 15, 2004. For special-purpose entities, however, Interpretation No. 46 would be required to be applied as of December 31, 2003. We have not established any variable interest entities. The adoption of Interpretation No. 46 and Interpretation No. 46R did not have an effect on our financial statements.

In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” which clarifies certain implementation issues raised by constituents and amends Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to include the conclusions reached by the Financial Accounting Standards Board on certain Financial Accounting Standards Board Staff Implementation Issues that, while inconsistent with Statement 133’s discussion of financial guarantee contracts and the application of the shortcut method to an interest rate swap agreement that includes an embedded option and amends other pronouncements. The guidance in Statement 149 is effective for new contracts entered into or modified after June 30, 2003 and for hedging relationships designated after that date, except for the following: guidance incorporated from FASB Staff Implementation Issues that was effective for periods beginning before June 15, 2003 should continue to be applied according to the effective dates in those issues; and guidance relating to forward purchase and sale agreements involving “when-issued” securities should be applied to both existing contracts and new contracts entered into after June 30, 2003. The adoption of Statement of Financial Accounting Standards No. 149 did not have a material effect on our financial statements.

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. Statement of Financial Accounting Standards No. 150 requires an issuer to classify certain financial instruments as liabilities, including mandatory redeemable preferred and common stocks. Statement of Financial Accounting Standards No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 as to the Bank). The adoption of Statement of Financial Accounting Standards No. 150 did not have a material effect on our financial statements.

At its March 2004 meetings, the Emerging Issues Task Force (“EITF”) revisited EITF Issue No. 03-1, “The Meaning of Other-than-Temporary Impairment and its Application to Certain Investments” (EITF No. 03-1). Effective with reporting periods beginning after June 15, 2004, companies carrying certain types of debt and equity securities whose amortized cost is higher than the securities’ fair values will have to use more detailed criteria to evaluate whether to record a loss and will have to disclose additional information about unrealized losses. The additional disclosure has been included in the accompanying financial statements but the application of the new measurement provisions was delayed by the EITF on September 30, 2004 to give the FASB and EITF more time to study this issue.

20.	SUBSEQUENT EVENT

On October 15, 2004, the Board of Trustees of North Penn Bank adopted both a Plan of Reorganization and Minority Stock Issuance (the “Plan of Reorganization”) and a Plan of Charter Conversion. Pursuant to the Plan of Charter Conversion, the Bank will convert from a Pennsylvania state-chartered mutual savings bank to a Pennsylvania state-chartered stock savings bank. As soon as practicable after the completion of the charter conversion and pursuant to the Plan of Reorganization, the Bank will: (i) convert to a stock savings bank as successor to the Bank in its current mutual form; (ii) organize a Stock Holding Company as a federally chartered corporation that will own 100% of the common stock of the Stock Bank; and (iii) organize a Mutual Holding Company as a federally chartered mutual holding company that will own at least 51% of the common stock of the Stock Holding Company so long as the Mutual Holding Company remains in existence. The Stock Bank will succeed to the business and operations of the Bank in its mutual form and the Stock Holding Company will sell its common stock in a public stock offering.

NORTH PENN BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Following the completion of the reorganization, all depositors who had membership or liquidation rights with respect to the Bank as of the effective date of the reorganization will continue to have such rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors of the Bank subsequent to the reorganization will have such membership and liquidation rights with respect to the Mutual Holding Company.

The Stock Holding Company plans to offer to the public shares of common stock representing a minority ownership of the estimated pro forma market value of the Bank as determined by an independent appraisal. The Mutual Holding Company will maintain the majority ownership of the Stock Holding Company. Costs incurred in connection with the offering will be recorded as a reduction of the proceeds from the offering. If the transaction is not consummated, all costs incurred in connection with the transaction will be expensed. At September 30, 2004, no reorganization costs had been included in other assets.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

Table of Contents

Summary	1	[Logo] (Proposed Holding Company for North Penn Bank) Up to 861,638 Shares (Anticipated Maximum) COMMON STOCK Par Value $0.10 per share PROSPECTUS Ryan Beck & Co., Inc. , 2005
Risk Factors	16
A Warning About Forward-Looking Statements	22
Selected Financial and Other Data	23
Recent Developments	26
Use of Proceeds	37
Our Dividend Policy	38
Capitalization	40
Regulatory Capital Compliance	41
Pro Forma Data	42
Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation	51
Our Business	52
Management’s Discussion and Analysis of Results of Operations and Financial Condition	59
Our Management	87
Subscriptions by Executive Officers and Trustees	95
The Reorganization and Stock Offering	96
The North Penn Charitable Foundation	114
Regulation and Supervision	117
Federal and State Taxation	123
Restrictions on Acquisition of North Penn Bancorp	124
Description of North Penn Bancorp Capital Stock	127
Registration Requirements	128
Legal and Tax Opinions	128
Experts	128
Where You Can Find More Information	128
Index to Consolidated Financial Statements of North Penn Bank	130

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until                     , 2005 or 90 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant has authority under the Pennsylvania Business Corporation Law Act to indemnify its directors and officers to the extent provided in such statute. The Registrant’s Articles of Incorporation provide that the Registrant shall indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter. In general, Pennsylvania law permits a Pennsylvania corporation to indemnify its directors, officers, employees and agents, and persons serving at the corporation’s request in such capacities for another enterprise against liabilities arising from conduct that such persons reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

The provisions of the Pennsylvania Business Corporation Law Act that authorize indemnification do not eliminate the duty of care of a director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Pennsylvania law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Articles of Incorporation of the Registrant (the “Articles”), attached as Exhibit 3.1 hereto, require indemnification of directors, officers and employees to the fullest extent permitted by Pennsylvania law.

Further, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Articles.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Underwriting Fees, including Expenses and Legal	$155,000
Issuer’s Legal Fees	75,000
EDGAR, printing, postage and mailing	65,000
Accounting Fees and Expenses	50,000
Appraisal and Business Plan Fees and Expenses	45,000
PA Filing Fee	15,000
SEC Filing Fees and Blue Sky Filing Fees	40,000
Transfer Agent and Registrar Fees and Expenses	10,000
Data Processing Agent Fees and Expenses	15,000
Miscellaneous	40,000
Total Fees and Expenses	$510,000

*	Estimated

ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES

Not Applicable

ITEM 27.	EXHIBITS

Exhibit No.	Description of Exhibit

1	Form of Sales Agency Agreement

2	Plan of Reorganization and Minority Stock Issuance of North Penn Bank*

3.1	Articles of Incorporation of North Penn Bancorp, Inc.*

3.2	Bylaws of North Penn Bancorp, Inc.*

4	Specimen Stock Certificate of North Penn Bancorp, Inc.*

5	Opinion of Patton Boggs LLP regarding legality of securities registered*

8.1	Federal Tax Opinion of Patton Boggs LLP

8.2	State Tax Opinion of McGrail Merkel Quinn & Associates*

10.1	Employment Agreement of Frederick L. Hickman

10.2	Employment Agreement of Thomas J. Dziak

10.3	Employment Agreement of Thomas A. Byrne

10.4	Employment Agreement of Theresa Yocum

23.1	Consent of Patton Boggs LLP (contained in its opinions 5 and 8.1)*

23.2	Consent of McGrail Merkel Quinn & Associates (and in their opinion filed as Exhibit 8.2)

23.3	Consent of FinPro, Inc.*

24	Power of Attorney (included with signature page)

99.1	Stock Order Form

99.2	Marketing Materials

99.3	Opinion of FinPro, inc. as to the value of subscription rights*

99.4	Conversion Valuation Appraisal Report prepared by FinPro, Inc.

99.5	Special Meeting of Depositors Proxy Statement and Revocable Proxy

*	Previously filed.

ITEM 28.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this Registration Statement:

(i)	To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any additional or changed material information with respect to the plan of distribution.

(2)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	The undersigned registrant hereby undertakes to provide underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Scranton, Commonwealth of Pennsylvania on February 14, 2005.

NORTH PENN BANCORP, INC.

By:	/s/ Frederick L. Hickman
Frederick L. Hickman
President and Chief Executive Officer

We the undersigned directors and officers of North Penn Bancorp, Inc. (the “Registrant”) do hereby severally constitute and appoint Frederick L. Hickman our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said Frederick L. Hickman may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of the Registrant’s common stock, including specifically but not limited to, power and authority to sign for us or any of us, in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereof; and we hereby ratify and confirm all that Frederick L. Hickman shall do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of February 14, 2005.

/s/ John Schumacher	/s/ Frederick L. Hickman
John Schumacher	Frederick L. Hickman
Chairman of the Board	President, Chief Executive Officer and Director

/s/ Gordon S. Florey	/s/ Herbert C. Kneller
Gordon S. Florey	Herbert C. Kneller
Director	Director

/s/ Kevin Lamont	/s/ Frank H. Mechler
Kevin Lamont	Frank H. Mechler
Director	Secretary and Director

/s/ Otto P. Robinson	/s/ David Samuel
Otto P. Robinson	David Samuel
Director	Director

/s/ James W. Reid	/s/ John Errico
James W. Reid	John Errico
Director	Treasurer
(Chief Accounting Officer)